Exhibit 1.1

Supplier Safety Program

SAFETY PROGRAM

FOR

VESTAS-AMERICAN WIND TECHNOLOGY

29 CFR 1910

REGULATORY STATUTE

Henrik Norremark

CHIEF EXECUTIVE OFFICER

Occupational Health and Safety Program Corporate Policy Statement

The Occupational Safety and Health Act of 1970 clearly state our common goal of safe and healthful working conditions. The safety and health of our employees continues to be the first consideration in the operation of this business.

Safety and health in our business must be a part of every operation. Without question it is every employee's responsibility at all levels.

It is the intent of this company to comply with all laws. To do this we must constantly be aware of conditions in all work areas that can produce injuries. No employee is required to work at a job he or she knows is not safe. Your cooperation in detecting hazards and in turn controlling them is a condition of your employment. Inform your supervisor immediately of any situation beyond your ability or authority to correct.

The personal safety and health of each employee of this company is of primary importance. The prevention of occupationally induced injuries and illnesses is of such consequence that it will be given precedence over operating productivity whenever necessary. To the greatest degree possible management will provide all mechanical and physical facilities required for personal safety and health in keeping with the highest standards.

We will maintain safety and health programs conforming to the best management practices of organizations of this type. To be successful such a program must embody the proper attitudes toward injury and illness prevention not only on the part of supervisors and employees but also between each employee and his or her co-workers. Only through such a cooperative effort can a safety program in the best interest of all be established and preserved.

Our objective is a safety and health program that will reduce the number of injuries and illnesses to an absolute minimum. Our goal is nothing less than zero accidents and injuries.

Henrik Norremark

President and CEO

Vestas-American Wind Technology

VESTAS-AMERICAN WIND TECHNOLOGY Occupational Health and Safety Program

Health and Safety Guidelines

Program Responsibility: The Company Safety Manager is Rob Spencer. Safety is also the responsibility of every employee of this company. The Safety Department will develop written detailed instructions covering each of the basic elements in this program and is the person authorized to amend these instructions. This company has expressly authorized the Safety Manager and/or Safety Representative to halt any operation of the company where there is danger of serious personal injury. This policy includes respiratory hazards.

1. Company Health and Safety Program Guidelines. Vestas-American Wind Technology will review and evaluate this document:

On an annual basis.

When changes occur to 29 CFR that prompt a revision.

When changes occur to any related regulatory document that prompts a revision of this document.

When facility operational changes occur that require a revision of this document.

Written Individual Programs. This company will maintain written individual procedures for the types of hazards/issues that our employees will or could potentially be exposed to. Each program will be reviewed/revised on an annual basis or as required by the respective governing OSHA Standard. Each written program will be communicated to all personnel that are affected by it. Each will encompass the total workplace regardless of number of workers employed or the number of work shifts. They will be designed to establish clear goals and objectives.

Routine Safety and Health Inspections. An inspection of all company facilities will be conducted to discover through specific methodical auditing checking or inspection procedures; conditions and work practices that lead to job accidents and industrial illnesses.

Element

Criteria

Aisles

Stairs

Ladders

Scaffolds

Lighting

Exits

Noise control 85dbor less. Hand tools

Machine tools

Chemicals

Hoists/lifts

Compressed gas Forklifts

Lockout tag out Eye protection Fire protection First Aid

Waste disposal Building interior Confined Spaces Offices

Power systems

Marking obstructions

Condition railings obstructions Condition Metal in electrical areas ConditionNonskidlevel2 feet wide Suitable Illumination for work Obstructions locked? Lighted?

Hearing protection?

Grounded guarded pressure switches Guarded stop button straining? MSDS's labels storage separated Load limits unrestricted view limits Storage heat sources labels training Licenses checklists capacity keys Procedures training devices tags UsedtrainingZ-87 rated protectors Extinguishers training locations Kits OSHA 200 logs training Containers labeled separated Defective overhangs lighting Marked training ventilation equipment Floors aisles exits ventilation Mechanical (list) hydraulic electrical

Inspection report. The Safety Manager and/or Safety Representative will develop a safety report based on the inspection items noted during the inspection. The following items will be accomplished:

The Safety Manager and/or Safety Representative will develop a statistical analysis of deficiencies noted to determine jobs/areas that have a high incidence of injury potential. These areas will be emphasized during inspections.

4. Safety Meetings (See Exhibit "A"). A well-ordered flow of information is essential to a good safety program. The company through a program of safety meetings at all levels intends to accomplish the goals of safety awareness education and participation.

Safety meeting outlines. The safety department will maintain outlines serving various topics of importance to the safety of company employees. The outlines will be flexible. They will be intended to be adapted to the widest range of situations and groups. Supervisors can add the level of detail required to make the material completely relevant to his or her employees.

Safety meeting schedules. Employees will be given safety briefings by their respective supervisors on a weekly basis. Safety briefings will be given immediately:

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At initial job assignment or reassignment.

When operational changes to equipment or the job occurs.

When a co-worker in their department is injured.

When manufacturers provide safety related information pertaining to defects use etc. for equipment used by this company.

Departmental staff meetings. Safety will be included in the agenda of all staff meetings. The Safety Manager and/or Safety Representative will keep department heads informed of safety performance developments in the area of accident prevention and safety. Department heads may ask the Safety Manager and/or Safety Representative to provide safety briefings as required.

5. Reporting On-the-Job Injury/Disease/Chemical Exposure/Near Miss & Property Damage

Vestas-AVVT is committed to maintaining a safe work environment for Vestas' employees as well as caring for employees who are injured on the job. Whenever there is an on-the-job injury, blood or disease exposure, chemical exposure, near miss or property damage, the supervisor and the employee(s) involved are responsible for:

Assuring that necessary first aid and medical treatment is provided

Immediately reporting incident to immediate supervisor and corporate Loss Control/Safety Manager

Obtaining and recording information about when and how the incident occurred

Completing and submitting all incidences reports and/or claim forms required to report the accident. All correspondence regarding incidents must be processed through the Human Resource/Safety Departments. All Vestas-AWT designated employees shall use the Vestas-AWT Supervisors Incident Report (SIR), the specific state First Report of Injury form and Property Damage and Non-Injury Accident Report

Assuring a worker's and employer's report of occupational injury or disease states First Report of Injury forms are completed immediately following an injury sustained by an employee while in the course of his/her employment. Vestas-AWT will not decline to accept a report of injury from an employee

Procedure:

Employee Responsibility: Safe Working Conditions:

Any unsafe condition on the job shall be immediately reported to the employee's supervisor, safety representative or a safety committee member

Reporting an Incident:

If the employee has a work related injury/illness, but is NOT in need of outside medical treatment she/he shall:

Notify the supervisor as soon as possible no matter how slight the injury

Assist completing Supervisor's Incident Report (SIR) to be reviewed, signed, and filed by the supervisor. This report, noted ("Report Only"), is for the employee's protection. In the event the employee seeks medical treatment as a result of the incident the Supervisor's Incident Report (SIR) will document that the injury/illness was work related

Injury Accident:

If the employee is injured on the job and requires outside medical attention, he/she will:

Notify the supervisor "immediately", no matter how slight the injury

Compete employee portion and sign, if required a specific state "First Report of Injury" Form

Make the attending physician aware that the accident/illness/exposure is work related. Attending physician must authorize all time lost from work beyond the day of the injury and/or the illness

The physician must complete a "Release for Work" form each time the employee is seen for an on-the-job injury/illness requiring time loss

The employee may not return to work until released by a physician

Property Loss/Damage:

The Property Damage and Non-Injury Accident Report must be completed whenever there is damage to Vestas-AVITT property as the result of theft, fire, accident, etc. involving Vestas-AWT employees. Once completed, the form must be submitted by the end of the workday of occurrence to the corporate Human Resource Loss Control/Safety Manager. The original signed Property Damage and Non-Injury Accident Report must be forwarded to the corporate Human Resource Loss Control/ Safety Manager within 3 working days of the day of the incident

Supervisor's Responsibility:

As soon as a supervisor is aware of an injured or ill employee, he/she will assure that the employee immediately receives the required first aid and/or medical treatment necessary

The supervisor shall request the employee to complete the employee/worker portion of the specific state First Report of Injury Form(s) and the supervisor shall complete the employer portion of the First Report of Injury Form as well as a Supervisor Incident Report (SIR) with the employee/worker's assistance

If the employee has a work related injury/illness, but is NOT in need of outside medical treatment, the supervisor shall:

Assure that required first aid treatment is immediately administered

Have the worker/employee assist in completing the Supervisor's Incident Report (SIR) to be reviewed and signed by the supervisor

Keep a copy of the (SIR) and FAX a copy to the Corporate Human Resource Loss Control/ Safety Manager by the end of the workday on the day of the incident. The original "signed" report(s) must be forward within 3 working days to the Human Resource Loss Control/Safety Manager

Coordinate and facilitate an incident review, if required, within 3 working days of the incident and take the necessary corrective action to avoid a reoccurrence of this incident. Results of incident review shall be distributed as required to department management, incident review members and other interested parties as necessary

Injury Accident:

In the case of an injury accident, which requires medical treatment and/or time off work beyond  the day of the accident, the supervisor will:

Assure that any needed medical attention is immediately obtained for the employee

Immediately notify his/her supervisor and Human Resource Loss Control/Safety Manager with the name of the employee/worker(s) involved, nature of the injury, and name/location of medical facility

Provide a state First Report of Injury form(s) and any assistance required to complete the form. If the employee is not able to complete the employee's/worker portion of the form due to the injury, notify the Human Resource/Loss Control/Safety Department immediately

Complete the Supervisor's Incident Report (SIR) with employee's assistance to be reviewed and signed by the supervisor

Keep a copy of the (SIR) and state First Report of Injury and FAX copies of form(s) to the Corporate Human Resource Loss Control/ Safety Manager by the end of the  workday on the day of the incident. The original signed if (SIR) and state First Report of Injury must be forwarded to the corporate Human Resource Loss Control/ Safety Manager within 3 working days of the days of incident

Coordinate and facilitate an incident review within 3 working days of the incident and take the necessary corrective action to avoid a reoccurrence of this incident. Results of incident review shall be distributed as required to department management, incident review members and other interested parties as necessary

Assure that:

All incidences reports and/or claim forms required to report the incident are completed properly and all required information is provided

Assure that all incidences reports and/or claim forms required to report the incident when completed are legible, typed or printed in ink

All incidences reports and/or claim forms required to report the incident are submitted within the required said time periods to the Vestas-AVVT Human Resource Loss Control/Safety Manager

Incident review is conducted within the said required time period and Incident Review Report-Out is submitted for distribution to Human Resource Loss Control/Safety Manager, department management, and other interested parties as necessary

Non-Medical Treatment Incident/Accident:

If the employee's injury is so minor that he/she does not require treatment from a physician, _ the employee is not required to complete a state specific First Report of Injury Form(s). The supervisor must, however, complete the Supervisor's Incident Report (SIR) and note if necessary "Report Only" and/or First Aid on this form for possible future use

Near Miss: Shall be treated, as an incident and/or injury accident and all incidences reports required to report an accident must be completed within said time period to include required incident review and subsequent report-out. (Specific state First Report of Incident form is excluded)

Property Loss/Damage:

A Property Damage and Non-Injury Accident Report must be completed whenever there is loss/damage to Vestas-AWT property as the result of theft, fire, accident, etc., involving Vestas-AVVT employees. Once completed, the form must be submitted to the corporate Human Resource Loss Control/Safety Manager.

Request from the Human Resource Loss Control/Safety Manager made be made for additional information such as repair and/or replacement cost estimates.

Occupational Injury or Disease Record keeping

In accordance with OSHA and specific State regulations, Vestas-AVVT will ensure the appropriate records are kept as follows:

Once a Supervisor's Incident Report (SIR) and the state First Report of Injury is received by the Loss Control/ Safety Manager, it will be entered onto the OSHA Form 300 log and summary of occupational injuries and Illness

Recordable cases include:

Death

Loss of consciousness

Days away from work

Medical treatment beyond first aid

You must record the following conditions when they are work related:

Any needle stick injury or cut from a sharp object that is contaminated with another person's blood or other potentially infectious material

Any case requiring an employee to be medically removed under the requirements of an OSHA health standard

Any standard threshold shift (STS) in hearing (i.e., cases involving an average hearing loss of 25db until 1/03 then 10db or more in either ear

Tuberculosis infection as evidenced by a positive skin test or diagnosis by a physician or other licensed health-care professional after exposure to a known case of active tuberculosis

An injury or illness is work related when:

An injury or illness is work related if an event or exposure in the work environment caused or contributed to the condition or significantly aggravated a preexisting condition. Work-relatedness is presumed for injuries and illnesses resulting from events of exposures occurring in the workplace, unless an exception specifically applies. The work environment includes the establishment and other locations where one or more employees are working or are present as a condition of their employment.

Classifying Injuries:

An injury is any wound or damage to the body resulting from an event in the work environment Examples:

Cut

Puncture

Laceration

Abrasion

Fracture

Bruise

Contusion

Chipped tooth

Amputation

Insect bite

Electrocution

Thermal, chemical, electrical, or radiation burn

Sprain and strain injuries to muscles, joints, and connective tissues

Injuries when they result from a slip, trip, fall, or other similar accidents

Medical Treatment:

Medical treatment includes managing and caring for a patient for the purpose of combating disease or disorder

The following are not considered medical treatments and are not recordable:

Visits to a doctor or health-care professional solely for observation or counseling

Diagnostic procedures, including administering prescription medications that are used solely for diagnostic purposes

Any procedure that can be labeled first aid

First Aid:

If the incident required only the following types of treatment, consider it first aid. Do not record the following:

Using non-prescription medications at non-prescription strength

Administering tetanus immunizations

Cleaning, flushing or soaking wounds on the skin surface

Using wound coverings such as bandages, adhesive strips, gauze pads, butterfly bandages, etc.

Using hot or cold therapy

Using any non-rigid means of support, such as elastic bandages, wraps, non-rigid back belts, etc.

Using temporary immobilization devices while transporting an accident victim (splints, slings, neck collars, or back boards

Drilling a fingernail or toenail to relieve pressure or draining fluids from blisters

Using eye patches

Using simple irrigation or a cotton swab to remove foreign bodies not embedded in or adhered to the eye

Using irrigation, tweezers, cotton swabs, or other simple means to remove splinters or foreign material from areas other than the eye

Using finger guards

Using massages

Drinking fluids to relieve heat stress

6. Accident Investigation. Accident investigation is primarily a fact-finding procedure; the facts revealed are used to prevent recurrences of similar accidents. The focus of accident investigation will be to prevent future accidents and injuries to increase the safety and health of all our employees.

Immediate concerns.

Ensure any injured person receives proper care.

Ensure co-workers and personnel working with similar equipment or in similar jobs are aware of the situation. This is to ensure that procedural problems or defects in certain models of equipment do not exist.

Start the investigation promptly.

Accident Investigation Form. A standardized investigation form which details specific company requirements for investigation will be developed and used to gather data to determine causes and corrective actions. As a minimum the form will contain the following areas of concern.

Accident investigation data form.

Investigation form and pertinent data

Photographs/drawings/exhibits of scene

Narrative of accident by investigating member

Sequence of events

Contributing information

Findings and recommendations of review team

Action items and completion dates

Responsible persons

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Follow-up procedures to ensure completion

Distribution lis

7. General Safety Rules for all Departments. This company establishes the following safety rules as general safety rules for all departments/sections.

Never operate any machine or equipment unless you are authorized and trained to do so.

Do not operate defective equipment. Do not use broken hand tools. Report them to your supervisor immediately.

Obtain full instructions from your supervisor before operating a machine.

Never start on any hazardous job without being completely familiar with the safety techniques, which apply to it. Check with your supervisor if in doubt.

Make sure all safety attachments are in place and properly adjusted before operating any machine.

Do not operate any machine or equipment at unsafe speeds. Shut off equipment, which is not in use.

Wear all protective garments and equipment necessary to be safe on the job. Wear proper shoes; sandals or other open-toed or thin-soled shoes should not be worn.

Do not wear loose flowing clothing or long hair while operating moving machinery.

Never repair or adjust any machine or equipment unless you are specifically authorized to do so by your supervisor.

Never oil clean repair or adjust any machine while it is in motion.

Never repair or adjust any electrically driven machine without opening and properly tagging the main switch.

Put tools and equipment away when they are not in use.

Do not lift items, which are too bulky or too heavy to be handled by one person. Ask for assistance.

Keep all aisles stairways and exits clear of skids, boxes, air hoses, equipment and spillage.

Do not place equipment and materials so as to block emergency exit routes fireboxes sprinkler shutoffs machine or electrical control panels or fire extinguishers.

Stack all materials neatly and make sure piles are stable.

Keep your work area machinery and all company facilities, which you use clean, and neat.

Do not participate in horseplay or tease or otherwise distract fellow workers. Do not run on company premises - always walk.

Power-truck operators must safeguard other workers at all times; workers must show courtesy to power-truck operators.

Filing cabinets desks storage cabinets and other storage devices should have drawers closed when not in use to prevent tripping hazards.

Floor mounted extension cords should be placed so that they are flush to the ground at all times.

Coffee bar electrical outlets should be properly used. Never overload electrical outlets.

Burned out light bulbs should be replaced immediately.

Frayed or damaged electrical cords should be replaced.

Never take chances. If you're unsure you're unsafe!

Ask for help. Let good common sense be your guide.

Record keeping requirements. This employer fully understands that companies with eleven (11) or more employees at any time during the calendar year immediately preceding the current calendar year must comply with the provisions of 29 CFR 1904. This section provides for record keeping and reporting accidents and illnesses and for maintaining a program of collection compilation and analysis of occupational safety and health statistics both for this company and as part of the national system for analysis of occupational safety and health. Records shall be established on a calendar year basis.

This employer will report under 29 CFR 1904.8 concerning fatalities or multiple hospitalization accidents.

This employer will maintain a log of occupational injuries and illnesses under 29 CFR 1904.2 and to make reports under 29 CFR 1904.21 upon being notified in writing by the Bureau of Labor Statistics that the employer has been selected to participate in a statistical survey of occupational injuries and illnesses.

Log and summary of occupational injuries and illnesses. This employer shall:

Maintain a log and summary of all recordable occupational injuries and illnesses by calendar year.

Enter each record able injury and illness on the log and summary as early as practicable but no later than 6 working days after receiving information that a recordable injury or illness has occurred. For this purpose form OSHA No. 300 or an equivalent, which is as readable and comprehensible to a person not familiar with it, will be used. The log and summary shall be completed in the detail provided in the form and instructions on form OSHA No.300.

If this employer elects to maintain the log of occupational injuries and illnesses at a place other than this establishment or by means of data-processing equipment or both it will meet the following criteria:

n There will be available at the place where the log is maintained sufficient information to complete the log to a date within 6 working days after receiving information that a recordable case has occurred.

Supplementary record. The record shall be completed in the detail prescribed in the instructions accompanying Occupational Safety and Health Administration Form OSHA No. 101. Workmen's compensation insurance or other reports are acceptable alternative records if they contain the information required by Form OSHA No. 101 (according to OSHA). If no acceptable alternative record is maintained for other purposes Form OSHA No. 101 shall be used or the necessary information will be otherwise maintained.

Annual summary. This employer shall post an annual summary of occupational injuries and illnesses for each facility under our control. This summary shall consist of a copy of the year's totals from the form OSHA No. 300 and the following information from that form:

Calendar year covered.-

A form OSHA No. 300 shall be used in presenting the summary. If no injuries or illnesses occurred in the year zeros will be entered on the totals line and the form posted.

The summary shall be completed by February 1 of each calendar year. This company or the officer or employee of the employer who supervises the preparation of the log and summary of occupational injuries and illnesses shall certify that the annual summary of occupational injuries and illnesses is true and complete. The certification shall be accomplished by affixing the signature of the employer or the officer or employer who supervises the preparation of the annual summary of occupational injuries and illnesses at the bottom of the last page of the log and summary or by appending a separate statement to the log and summary certifying that the summary is true and complete.

o Each employer shall post a copy of the establishment's summary in each facility in the same manner required under 29 CFR 1903.2 The summary covering the previous calendar year shall be posted no later than February 1 and shall remain in place until March 1. For employees who do not primarily report or work at a fixed site belonging to this company or who do not report to any fixed site on a regular basis we shall satisfy this posting requirement by presenting or mailing a copy of the summary during the month of February of the following year to each such employee who receives pay during that month. (NOTE: For multi-establishment employers where operations have closed down in some establishments during the calendar year it will not be necessary to post summaries for those establishments).

Records retention. Records provided for in 29 CFR 1904.21904.4 and 1904.5 (including form OSHA No. 300 and its predecessor forms OSHA No. 200, OSHA No. 100 and OSHA No. 102) will be retained for 5 years following the end of the year to which they relate.

Access to records. This employer shall provide upon request records provided for in 29 CFR 1904.21904.4 and 1904.5for inspection and copying by any representative of the Secretary of Labor for the purpose of carrying out the provisions of the OSHA act and by representatives of the Secretary of Health Education and Welfare or by any representative of a State accorded jurisdiction for occupational safety and health inspections or for statistical compilation.

o The log and summary of all recordable occupational injuries and illnesses (OSHA No. 300) will upon request be made available to any employee former employee and to their representatives for examination and copying in a reasonable manner and at reasonable times. The employee former employee and their representatives shall have access to the log for any establishment in which the employee is or has been employed.

Reporting of fatality or multiple hospitalization accidents. Within 48 hours after the occurrence of an employment accident which is fatal to one or more employees or which results in hospitalization of five or more employees this employer shall report the accident either orally or in writing to the nearest office of the Area Director of the Occupational Safety and Health Administration. Department of Labor. The reporting may be by telephone or telegraph. The report shall relate the circumstances of the accident the number of fatalities and the extent of any injuries. It is understood that the Area Director may require such additional reports in writing or otherwise, as he deems necessary concerning the accident.

Change of ownership. Should this company change ownership; the company is required to preserve those records of the prior ownership.

Petitions for record keeping exceptions. Should this wish to maintain records in a manner different from that required the company would submit a petition containing the information specified by the Regional Commissioner of the Bureau of Labor Statistics in our region.

Employees not in fixed establishments. Record requirements for company employees engaged in physically dispersed operations such as occur in construction installation repair or service activities who do not report to any fixed company establishment on a regular basis but are subject to common supervision will be satisfied by:

Maintaining the required records for each operation or group of operations, which is subject to common supervision (field superintendent field supervisor etc.) in an established central place.

Having the address and telephone number of the central place available at each worksite.

Having personnel available at the central place during normal business hours to provide information from the records maintained there by telephone and by mail.

Statistical program. Upon receipt of an Occupational Injuries and Illnesses Survey Form this employer shall promptly complete the form in accordance with the instructions contained therein and return it in accordance with the instructions.

Priority 1 Unsafe Act. The most serious type of unsafe act or unsafe work practice that could cause loss of life, permanent disability, the loss of a body part (amputation or crippling injury) or extensive loss of structure equipment or material.

Priority 2 Unsafe Act. Unsafe act or work practice that could cause serious injury industrial illness or disruptive property damage.

Priority 3 Unsafe Act. Unsafe act or work practice that might cause a record able injury or industrial illness or no disruptive property damage.

Priority 4 Unsafe Act. Minor unsafe work practice infraction with little likelihood of injury or illness.

SUBJECT: Crane Safety Program

REGULATORY STANDARD: OSHA - 29 CFR 1910.179 - Overhead and Gantry Cranes OSHA - 29 CFR 1926.550 - Cranes and Derricks

OSHA - 29 CFR 1903.1 (The General Duty Clause) CMAA - Spec. No. 70 and 74 Crane Operator's Manual ANSI - ANSI/ASME

B-30 series Cranes, Derricks, Hoists,

B- 30.2 Overhead And Gantry Cranes (Top Running Hoist)

B- 30.10 Hooks

B- 30.11 Monorail and Underhung Cranes

B- 30.16 Overhead Hoists (Underhung)

B- 30.17 Overhead & Gantry Cranes (Underhung Hoists) B- 30.18 Stacker Cranes

B- 30.21 Manually Lever Operated Hoists

BASIS: Serious injury or death can be the result of improper use, or use of cranes having defective or poorly maintained components. The Occupational Safety and Health Administration (OSHA) estimates that most of these types of accidents can be prevented if proper safety precautions at job sites are initiated. This poses a serious problem for exposed workers and their employer. The OSHA Crane safety standards establish uniform requirements to ensure that the hazards associated with the use of cranes in U.S. workplaces are evaluated, safety procedures implemented, and that the proper hazard information is transmitted to all affected workers.

GENERAL: Vestas-American Wind Technology will ensure that all cranes used within our facility(s) are evaluated. This standard practice instruction is intended to address comprehensively the issues of; evaluating the associated potential hazards, communicating information concerning these hazards, and establishing appropriate procedures, and protective measures for employees.

-

RESPONSIBILITY: The Safety Manager and/or Safety Reprehensive is the person authorized to amend these instructions and is authorized to halt any operation of the company where there is danger of serious personal injury.

GAEHS\ Master Documents\Vestas-AWT Safety Manual\2-Crane Safety Program.doc

Contents

Written Program.

General Requirements.

Training.

Safe Operating Practices for Operators.

Safe Operating Practices for Signalers.

Leaving or Parking Hoists or Cranes.

Handling Sling Loads.

Estimating the Weight of Loads.

Personal Protective Equipment.

Crane Inspections.

Daily Checks.

Monthly Checks.

Periodic Checks

Periodic CMAA Inspection Recommendations.

New, Idle, Altered, Used Cranes.

Preventive Maintenance Requirements.

Lockout Tag out Considerations.

Written Program. Vestas-American Wind Technology will review and evaluate this standard practice instruction on an annual basis, or when changes occur to regulatory standards that prompt revision of this document, or when facility operational changes occur that require a revision of this document. Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

General Requirements Vestas-American Wind Technology will establish crane safety operational procedures through the use of this document. This standard practice instruction applies to cranes used in conjunction with other material handling equipment for the movement of material.

Initial Training. Training shall be conducted prior to job assignment. This employer shall provide training to ensure that the purpose, function, and proper use of cranes is

GAEHS\Master Documents\Vestas-AWT Safety Manual\2-Crane Safety Program.doc

understood by employees and that the knowledge and skills required for the safe application, and usage is acquired by employees. This standard practice instruction shall be provided to, and read by all employees receiving training. The training shall include, as a minimum the following:

Preoperational inspection requirements of the crane to be used.

Specific operational requirements of the crane to be used.

Principals of crane operations.

Recognition of applicable hazards associated with the work to be completed.

Load determination and balancing requirements.

Procedures for removal of a crane from service.

All other employees, whose work operations are or may be in an area where cranes may be utilized, shall be instructed to an awareness level concerning hazards associated with cranes.

Physical and mental requirements of operators. Crane operators will be screened for physical and mental impairments that could result in an improper use. Operators will meet as a minimum, the following requirements before being certified to operate cranes.

Be drug and alcohol free during any lifting event.

Be thoroughly trained in all facets of the required lift.

Have a mature and safe attitude at all times.

Have good depth perception (essential for load spotting).

Have good hearing and vision (corrected or uncorrected).

Have no history of unsafe acts in the workplace.

Have the ability to react quickly in an emergency.

Take no medication that will interfere with the operation.

Understand the requirements for all phases of the lift.

Crane trainers. The following employees or position titles will receive training and as required, serve as crane trainers.

Retraining shall be provided for all authorized and affected employees whenever (and prior to) there being a change in their job assignments, a change in the type of crane used, equipment being lifted, lifting procedures, or when a known hazard is added to the lifting environment.

Additional retraining shall also be conducted whenever a periodic inspection reveals, or whenever this employer has reason to believe, that there are deviations from or inadequacies in the employee's knowledge or use of crane procedures.

The retraining shall reestablish employee proficiency and introduce new or revised methods and procedures, as necessary.

4. Safe Operating Practices for Operators. Whenever any crane is used, the following safe practices (as a minimum) shall be observed:

Always check warning devices and signals before use.

Always document and maintain inspection records.

Always ensure cranes shall not be loaded in excess of their rated capacities.

Always ensure the new location support the weight?

Always keep employees clear of loads about to be lifted and suspended loads.

Always keep suspended loads clear of all obstructions.

Always lockout before maintenance or repairing cranes.

Always position the hook directly over the load before lifting.

Always test brakes by a short lift to ensure control.

Before being lifted, loads will be checked for proper balance.

Follow the manufacturer's recommendations.

Frequently inspect cranes exposed to adverse conditions.

Hands must not be placed between the suspension means and the load during lifting.

Know where you're going to set the load down!

Know your travel path in advance of the lift!

Loads will in all cases be properly balanced to prevent slippage.

Move loads only after being signaled by the designated, qualified signaler.

Never allow riders on loads or hooks.

Never allow unauthorized persons to operate cranes.

Never attempt to operate a crane or hoist that-is suspected to be unsafe.

Never carry loads over workers.

Never carry loads past workers (they must yield right of way).

Never use cranes that are damaged or defective in any way.

Operators must watch the signalers.

Shock loading is prohibited.

Signalers must keep line-of-sight with the operator.

Signalers must watch the load.

Test all hoist controls and brakes at the beginning of each shift.

5. Safe Operating Practices for Signalers. Whenever any crane is used, the following safe practices (as a minimum) shall be observed:

Ensure that only one person is the designated signaler.

Ensure the operator acknowledges every signal.

Follow the manufacturer's recommendations.

Know the new location will support the weight.

Maintain line-of-sight with the operator.

Operators must watch the signalers.

Plan in advance where the load is going!

Stop the operation any time comprehension is lost.

6. Leaving or Parking Hoists or Cranes. Whenever leaving or parking hoists or cranes, the following safe practices (as a minimum) shall be observed:

Follow the manufacturer's recommendations.

Make a visual check for any dangerous condition.

Place all controls in the "off' position.

Place main power switch in the "off' position.

Raise all hooks to - but not through - limit switches.

Report all cranes that are not in operation immediately.

Report any defects immediately.

Tag out defective equipment immediately.

7. Handling Sling Loads. The following general safe practices (as a minimum) shall be observed when handling slung loads:

Always keep hands and fingers clear of intentioned loads.

Always keep suspended loads clear of all obstructions.

Always keep suspended loads clear of employees.

Always pad or protect slings from sharp edges of the load.

Always think before you affect a load.

Determine the history of the care and usage of the sling.

Determine the number of sling legs (if used) and load requirements.

Ensure you know rated capacity of the sling.

Ensure you know the angle the sling makes with the horizontal line.

Ensure you know the size, weight, and center of gravity of the load.

Follow the manufacturer's recommendations.

Never load in excess of the rated capacity.

Never pull a sling from a suspended load under tension.

Never shorten with knots, bolts or other makeshift devices.

Never use a sling that is damaged in any way.

8. Estimating the Weight of Loads. Lifting will not be conducted until load weights have been determined. When estimating load weights operators will stay within 10% of the cranes rated capacity when estimating loads (or manufacturer recommendation). Never attempt a load lift based solely on a guess! The following methods may be used to estimate the weight of loads.

Check equipment nomenclature plates.

Check shipping papers.

Consult with the equipment manufacturer.

Estimate weight-using weights of similar loads.

Use a dynamometer.

Use industry standard tables or charts.

9. Personal Protective Equipment. Operators will use the required PPE in the conduct of lifting operations. Protective clothing and equipment considerations:

Ensure PPE is appropriate for the particular hazard(s).

Ensure PPE is kept clean, fully functional, and sanitary.

Maintained all PPE in good condition.

Properly store PPE when not in use.

10. Crane Inspections. Where not other wise delineated, crane inspections will be conducted in accordance with this section.

Crane inspectors. The following employees or position titles will receive training and as required, serve as crane inspectors. Company qualified inspectors will consist of the following:(see next page)

Inspection intervals.

Daily inspections. Cranes will be inspected each day before being used; the crane will inspected in accordance with OSHA, Consensus Standards, and Manufacturer recommendations.

Periodic inspections. Supervisors will determine and schedule additional inspections periodically during crane use, where service conditions warrant. A thorough periodic inspection shall be made on a regular basis, to be determined on the basis of, frequency of crane use; severity of service conditions; nature of lifts being made; experience gained on the service life of cranes used in similar circumstances, and OSHA, Consensus Standards, and Manufacturer recommendations.

Scheduled inspections. The Safety Manager and/or Safety Representative will coordinate inspection dates and times with all assigned crane inspectors. The inspections will be conducted on a Periodic basis. Such inspections shall in no event be at intervals greater than once every 12 months.

Inspection documentation. Cranes inspections will be documented as having been inspected. Scheduled inspections will be documented as having been conducted.

Identify items that were inspected.

Show the status of the inspected items.

Provide the signature of the inspector.

Show the date.

File it and maintain it!

GAEHS\Master DocumentsWestas-AWT Safety Manual\2-Crane Safety Program.doc

6. Review the manufacturers specific inspection requirements!

Damaged/unserviceable Cranes. Cranes found to be damaged or unserviceable will be immediately removed from service.

11. Daily Checks. The following items (as a minimum) shall be checked prior to use of any crane:

Check for air or hydraulic fluid leakage.

Check for load capacity stenciling on both sides of unit.

Check for twisted, broken or kinked cables or chains.

Check the operation of the crane, controls, and movement.

Inspect for deformed, cracked, or stretched hooks.

Inspect for serviceable safety latches.

Observe correct drum spooling as the hook is raised.

Operate empty hooks till it actuates the upper limit switch.

Operate hoist and trolley brakes, ensure no excessive coasting.

Visually inspect all units for integrity, leaks etc.

Review the manufacturers specific requirements!

12. Monthly Checks. The following items (as a minimum) shall be checked monthly:

Follow any additional recommendations of the manufacturer.

Inspect for twisted, broken or kinked cables or chains.

Inspect hooks for cracks, missing or broken parts.

Measure hooks for deformation or stretching.

Measure lifting chains for excessive stretch, twisting etc.

Review the manufacturers specific inspection requirements!

Visually inspect all critical items.

Review the manufacturers specific requirements!

13. Periodic Checks. Review the manufacturers specific inspection requirements! The following items (as a minimum) shall be checked at periodic inspections (1 to 12 month intervals):

Interval dependent on the type of activity performed.

Interval dependent on the severity of service.

Interval dependent on the environmental conditions.

As a minimum the inspection should cover:

Chain Or Cable

Reeving

Hook Condition

Electrification

Hoist Drives

Travel Drives

Brakes

Limit Switches Couplings

Rails

Balance

Controls

Warning Devices

End Stops

Signage

GAEHS‘Master DocumentsWestas-AWT Safety Manual\2-Crane Safety Program.doc

14. Periodic CMAA Inspection Recommendations:

Class

description

Typical schedule

A

Standby or infrequent service, Annually

B

Light service - 2-5 lifts hr., Annually

C

moderate service - 50% capacity, 5-10 lifts hr., Annually

D

Heavy service - 50% capacity, 10-20 lifts hr., Semiannually

E

Severe service - near capacity, 20+ lifts hr., Quarterly

F

Continuous severe service - near capacity and continuous service throughout day, Bi-monthly

Note: Different conditions may suggest different intervals.

New, Idle, and Altered, Used Cranes: The use status of cranes will drive specific requirements for periodic maintenance and servicing. The status of the crane will be determined based on manufacturer recommendations and consultation with specific regulatory standards. Prior to initial or reintroduction into service cranes will be tested and inspected completely using the criteria applicable to periodic inspections. A report will be generated and kept on file for future reference. The manufacturers specific requirements will be reviewed!

Preventive Maintenance: Preventative maintenance procedures will be developed and used for specific cranes. Maintenance procedures will be determined on the basis of, frequency of crane use; severity of service conditions; nature of lifts being made; experience gained on the service life of cranes used in similar circumstances, and OSHA, Consensus Standards, and Manufacturer recommendations. Typical requirements include:

Adjusting the brakes.

Adjusting the operation of limit switches.

Checking and filling the gear cases to the proper levels.

Cleaning and lubricating the wire rope (cable) and load chain.

Cleaning or replacing pitted or burned electrical contacts.

Cleaning or replacing the air and fluid filters.

Inspecting the operation of all controls and warning systems.

Lubricating the bearings, gears, pinions, linkages, shafts, etc.

Replacing any contaminated oils.

Preoperational Tests - General:

Check for obstructions in the travel path of the crane.

Check upper and lower limit switches.

Ensure all emergency disconnects are known before any test.

Ensure that the manufacturers recommendations are followed.

If you have a checklist - follow it!

If you're not familiar with the cranes' operation get help.

Inspect all electrical controls for proper operation.

Never unwind the spool completely!

Observe for smooth operation of the components.

Test all controls to determine proper operation.

Preoperational Tests - Hooks:

Replace if deformation or cracks are found.

Check for proper function of the safety latch.

Inspect for twists from the plane of the unbent hook.

Check for proper swivel.

Hook repair is generally not recommended.

Emergency hook repair must be performed only under competent supervision.

After any hook repairs, the hook must be load tested before being returned to normal service.

Preoperational Tests - Rope:

Broken or worn outside wires.

Corroded or broken wires at end of connections.

Corroded, cracked, bent, worn, or improperly applied end connections.

Reduction in rope diameter (replace if found).

Severe kinking, crushing, cutting or unstringing.

17. Lockout Tag out Considerations: Lockout Tag out will be conducted when maintenance or servicing is performed on any crane. Lockout requirements will be determined on the basis of, OSHA, Consensus Standards, and Manufacturer recommendations. Typical requirements include:

Review requirements for the individual crane.

Integrate lock out and maintenance requirements.

Ensure training in adequate for level of maintenance.

Ensure written programs are established and reviewed.

Carefully select lockout devices, ask the manufacturer for recommendations.

Do not necessarily assume devices are interchangeable between different types of cranes.

SUBJECT: Fall Protection Program

REGULATORY STANDARD: OSHA -29 CFR 1910.66

29 CFR 1910.128, 129, 130, 131, (Proposed)

29 CFR 1926.104 29 CFR 1926.500

BASIS: Approximately 300,000 disabling injuries occur in work-related falls each year. 85% of workers surviving falls lose time from their jobs. This poses a serious problem for exposed workers and their employer. The OSHA Safety Standards establish uniform requirements to make sure that the hazards elevated falls in U.S. workplaces are evaluated, and that this hazard information is transmitted to all affected workers.

GENERAL: This Company will ensure that the hazards of all elevated falls over 6 feet in length, within our facilities are evaluated, and that information concerning their hazards is transmitted to all employees. This standard practice instruction is intended to address comprehensively the issues of; evaluating potential fall hazards, communicating information concerning these hazards, and establishing appropriate protective measures for employees.

RESPONSIBILITY: The Safety Manager and/or Safety Representative is responsible for the administration of this program and has full authority to make necessary decisions to ensure success of the program. All company employees are responsible for safety at all times. This company has expressly authorized the Safety Manager and/or Safety Representative to halt any company operation where there is danger of serious personal injury.

Contents

Written Program.

Statement of Policy.

Facility/Department. Evaluation.

Training.

Fall Hazard Control Procedures.

Protective Materials and Hardware.

Fall Protection Systems.

Inspections and Maintenance.

Common and Dangerous Fall Hazards. 10.Contractor Responsibilities

11. Definitions.

SFS 1091671

1. Written Program. Vestas-AWT will review and evaluate this standard practice instruction:

On an annual basis

When changes occur to 29 CFR, that prompt revision of this document

When facility operational changes occur that require a revision of this document

When there is an accident or close call that relates to this area of safety

Review the program any time fall protection procedures fail

Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of the number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

Statement of Policy. The hazards of potential falls at heights of 6 feet and above will be addressed in this document. This instruction describes a systematic approach that must be used to protect and prevent people from falling. This instruction also lists some of the most common fall hazards, and provides recommendations and guidelines for selecting fall arrest systems.

Facility/Department Evaluation. The workplace will be assessed to determine any areas with a potential of fall hazards. Every effort will be made to eliminate employee exposure to fall hazards, however when employees must be exposed to fall hazards, proper fall arrest equipment will be utilized. This company will evaluate the facilities by department to determine fall hazards. This preliminary evaluation will detail the required steps for protecting employees from fall hazards

Training. A training program will be provided for all employees who will be exposed to fall hazards in the work area, and will be conducted by competent personnel. The program will include but will not be limited to:

o A description of fall hazards in the work area

o Procedures for using fall prevention and protection systems

Equipment limitations

o The elements encompassed in total fall distance

Prevention, control and fall arrest systems

o Inspection and storage procedures for the equipment

Generally, workers will be trained to recognize the hazards of falling from elevations and to avoid falls from grade level to lower levels through holes or openings in walking/working surfaces. Training programs will include prevention, control and fall arrest systems. It must be ensured that appropriate fall arrest systems are installed, and that employees know how to use them before beginning any work that requires fall protection.

Initial training. Training will be conducted prior to job assignment. This employer will provide training to ensure that the purpose, employees understand function, and proper use of fall protection and employees acquire that the knowledge and skills required for the safe application, and usage. This standard practice instruction will be provided to, and read by all employees receiving training. The training will include, as a minimum the following:

Types of fall protection equipment appropriate for use.

Recognition of applicable fall hazards associated with the work to be completed and the locations of such.

Load determination and balancing requirements.

Procedures for removal of protection devices from service for repair or replacement.

All other employee's whose work operations are or may be in an area where fall protection devices may be utilized, will be instructed to an awareness level concerning hazards associated with fall protection operations.

Fall protection equipment identification. Fall protection equipment having identification numbers will be checked for legibility. Fall protection equipment having illegible identification markings will be turned in to the supervisor for inspection.

Equipment maintenance and inspection requirements.

Equipment donning and doffing procedures.

Equipment strengths and limitations.

Certification. This employer will certify that employee training has been accomplished and is being kept up to date. The certification will contain each employee's name and dates of training. Competent personnel will accomplish training.

Refresher training. This standard practice instruction will be provided to, and read by all employees receiving refresher training. The training content will be identical to initial training. Refresher training will be conducted on a semi-annual basis or when the following conditions are met, whichever event occurs sooner.

Retraining will be provided for all authorized and affected employees whenever (and prior to) a change in their job assignments, a change in the type of fall protection equipment used, or when a known hazard is added to the work environment which affects the fall protection program.

Additional retraining will also be conducted whenever a periodic inspection reveals, or whenever this employer has reason to believe, that there are deviations from or inadequacies in the employee's knowledge or use of fall protection equipment or procedures.

Whenever a fall protection procedure fails.

The retraining will reestablish employee proficiency and introduce new or revised methods and procedures, as necessary.

Certification. This employer will certify that employee training has been accomplished and is being kept up to date. The certification will contain each employee's name and dates of training. Competent personnel will accomplish training.

5. Fall Hazard Control Procedures (Fall Prevention).

Control Procedures Development. Once a facility evaluation has been accomplished, procedures will be developed, documented and utilized for the control of potential fall hazards. Company competent individuals or other competent personnel will design fall prevention plans, to become familiar with fall arrest equipment and procedures. It is critical that they consider fall protection design for the safety of operations where employees must work at elevated heights. Safety during access and egress from elevated work sites will also be considered. The following guidelines will be used when planning work at elevated heights:

Involve the Safety Manager and/or Safety Representative early in the project planning/job planning so that they can recommend appropriate fall-protection measures and equipment.

Involve qualified Engineers when load rating of anchorage points must be determined or is in doubt. Required training will be provided as necessary.

Involve Engineering and Maintenance when anchorage points must be installed.

The Safety Department and Engineering Departments will use the expertise of fall protection equipment manufacturers such as Rose Manufacturing Company. Miller Equipment Company, Research and Trading Company and DBI/SALA.

This Company will be specific in dealing with fall hazards when developing contracts.

n Procedural Format. The following format will be followed when developing fall protection procedures. The Safety Manager and/or Safety Representative will be

GAEHafulaster Documents\Vestas-AWT Safety Manua113-Fall Protection.doc

responsible for the implementation of these procedures. The procedures will clearly and specifically outline the scope, purpose, authorization, rules, and techniques to be utilized to control fall hazards, and the means to enforce compliance including, but not limited to, the following:

A specific statement of the intended use of the procedure.

A review of accident records, including OSHA 200 logs and Workers' Compensation documentation.

Interviews with employees and groups of employees whose work environment include or may include fall hazards.

Physical observations of the work environment(s) that involve fall hazards or the potential of such.

Observations of individuals and their job tasks and work habits that expose them to existing or potential fall hazards.

The procedures contained in the company fall protection program.

Specific procedural steps for the use and operation of body harness systems, and other fall protection systems.

Specific procedural steps for the placement, erection, inspection, maintenance, disassembly and transfer of fall protection systems or devices and the person(s) responsible for them.

Specific requirements for testing fall protection systems or equipment to determine and verify the effectiveness of the fall protection control measures (not load testing).

The correct procedures to rescue employees who have fallen.

The role of each employee in fall protection plans and applicable policies.

Specific requirements for testing fall protection systems or equipment.

6. Protective Materials and Hardware. Appropriate fall protection devices will be provided for potential fall hazards. Selection of the equipment will be based on the fall protection evaluation.

n Selection Criteria.

Fall Protection devices will be singularly identified; will be the only devices(s) used for controlling falls; will not be used for other purposes; and will meet the following requirements:

Capable of withstanding the environment to which they are exposed for the maximum period of times that exposure is expected.

Anchor points will not deteriorate when located in corrosive environments such as areas where acid and alkali chemicals are handled and stored.

Capable of withstanding the ultimate load of 5,000 lbs. for the maximum period of time that exposure is expected.

Standardization within company facilities. Fall protection devices will be standardized whenever possible.

7. Fall Protection Systems. When fall hazards cannot be eliminated through any other means, fall arrest systems will be used to control falls. Proper training on the use of fall arrest equipment is essential and will be provided prior to use.

Full Body Harness Systems. A full body harness system consists of a full-body harness, lanyard, energy shock absorber, and self-locking snap hook. Before using a full-body harness system, the supervisor and/or the user must address such issues as:

Has the user been trained to recognize fall hazards and to use fall arrest systems properly?

Are all components of the system compatible according to the manufacturer's instructions?

Have appropriate anchorage points and attachment techniques been reviewed?

Has free-fall distance been considered so that a worker will not strike a lower surface or object before the fall is arrested?

Have swing fall hazards been eliminated?

Have safe methods to retrieve fallen workers been planned?

Has the full-body harness and all of its components been inspected both before each use and on a regular semi-annual basis?

Is any of the equipment, including lanyards, connectors, and lifelines, subject to such problems as welding damage, chemical corrosion, or sandblasting operations?

Retractable Lifelines

A retractable lifeline is a fall arrest device used in conjunction with other components of a fall arrest system. One person should use retractable lifelines at a time.

A properly inspected and maintained retractable lifeline, when correctly installed and used as part of the fall arrest system, automatically stops a person's descent in a short distance after the onset of an accidental fall.

Retractable lifelines may be considered when working in areas such as on roofs and scaffolds, or in tanks, towers, vessels, and manholes. Also, retractable lifelines should be considered when climbing such equipment as vertical fixed ladders. Before using a retractable lifeline, the supervisor and/or the user must address the following questions:

Has the user been trained to use a retractable lifeline correctly?

Is the retractable lifeline being used in conjunction with a complete fall arrest system?

 1s the equipment under a regular maintenance program?

Has the equipment been inspected within the last six months?

Standard Harnesses. Harnesses for general-purpose work should be Class III, constructed with a sliding back D-ring. Standard harnesses are suitable for continuous fall protection while climbing, riding, or working on elevated personnel platforms. They are suitable for positioning, fall arrest, and the rescue and evacuation of people who are working at elevated heights.

8. Inspections and Maintenance. To ensure that fall protection systems are ready and able to perform their required tasks, a program of inspection and maintenance will be implemented and maintained. The following as a minimum, will comprise the basic requirements of the inspection and maintenance program:

All fall protection equipment will be inspected prior to each use, and a documented inspection at intervals not to exceed 6 months, or in accordance with the manufacturers guidelines.

GAEHSWaster DocumentsWestas-AVVT Safety Manuah3-Fall Protection.doc

The user will inspect his/her equipment prior to each use and have the gear inspected weekly by someone other than the user, and keep a written record.

Any fall protection equipment subjected to a fall or impact load will be removed from service immediately and inspected by a qualified person (sent back to the manufacturer).

Check all equipment for mold, damage, wear, mildew, ordistortion.

Hardware should be free of cracks, sharp edges, or burns.

Ensure that no straps are cut, broken, torn or scraped.

Special situations such as radiation, electrical conductivity, and chemical effects will be considered.

Equipment that is damaged or in need of maintenance will be tagged as unusable, and will not be stored in the same area as serviceable equipment.

A detailed inspection policy will be used for equipment stored for periods exceeding one month.

Anchors and mountings will be inspected before each use by the user and supervisor for signs of damage.

9. Most Common and Most Dangerous Fall Hazards. The tasks and situations listed below present inherent fall hazards. Give special attention to providing fall prevention and/or fall control for them, remembering that this attention is necessary in the design, engineering, planning, and execution stages of work. Supervisors will give special consideration to fall protection for the following tasks:

Working from crane booms and tower cranes.

Working on top of machinery and equipment, such as overhead cranes, furnaces, conveyors and presses.

Other work that involves fall hazards, such as 'off-chutes' from main piping in ductwork or boilers.

Working on roofs, with deteriorating or unsupported sections and framing.

Working over chemical tanks or open pits.

Working from fixed or portable ladders, or climbing systems.

alEHSWIaster Documents\Vestas-AWT Safety ManuaR3-Fall Protection.doc

Performing work on water towers, product tanks, silos, pipe racks, presses, and floor pits.

10. Contractor Responsibilities. In addition to complying with the fall protection requirements that apply to all company employees, each contractor who is retained to perform operations that involve fall protection will:

Obtain any available information regarding fall hazards and protective measures from this company.

Coordinate fall protection operations with the company, when both company personnel and contractor personnel will be working in or near recognized fall hazard locations.

Inform the company of the fall protection program that the contractor will follow and of any hazards confronted or created in conducting operations involving fall protection within company owned facilities through a debriefing immediately prior to the operation.

11. Definitions

Anchorage means a secure point of attachment for lifelines, lanyards or deceleration devices.

Body belt means a strap with means both for securing it about the waist and for attaching it to a lanyard, lifeline, or deceleration device.

Body harness means straps which may be secured about the employee in a manner that will distribute the fall arrest forces over at least the thighs, pelvis, waist, chest and shoulders with means for attaching it to other components of a personal fall arrest system.

Competent person means a person who is capable of identifying hazardous or dangerous conditions in any personal fall arrest system or any component thereof, as well as in their application and use with related equipment.

Connector means a device, which is used to couple (connect) parts of the personal fall arrest system and positioning device systems together. It may be an independent component of the system, such as a carabineer, or it may be an integral component of part of the system.

Deceleration device means any mechanism with a maximum length of 3.5 feet, such as a rope grab, rip stitch lanyard, tearing or deforming lanyards, self-retracting lifelines, etc. which serves to dissipate a substantial amount of energy during a fall arrest, or otherwise limit the energy imposed on an employee during fall arrest.

Energy shock absorber means a device that limits shock-load forces on the body.

Failure means load refusal, breakage, or separation of component parts. Load refusal is the point where the ultimate strength is exceeded.

Fall arrest system means a system specifically designed to secure, suspend, or assist in retrieving a worker in or from a hazardous work area. The basic components of a fall arrest system include anchorage, anchorage connector, lanyard, shock absorber, harness, and self-locking snap hook.

Free fall means the act of falling before a personal fall arrest system begins to apply force to arrest the fall.

Free fall distance means the vertical displacement of the fall arrest attachment point on the employee's body belt or body harness between onset of the fall and just before the system begins to apply force to arrest the fall (maximum of 6 feet). This distance excludes deceleration distance, and lifeline/lanyard elongation, but includes any deceleration device slide distance or self-retracting lifeline/lanyard extension before they operate and fall arrest forces occur.

Hole means a gap or void 2 inches or more in its least dimension, in a floor, roof, or other walking/working surface.

Lanyard means a flexible line of rope, wire rope, or strap, which generally has a connector at each end for connecting the body belt or body harness to a deceleration device, lifeline or anchorage.

Leading edge means the edge of a floor roof, or formwork for a floor or other walking/working surface which changes location as additional floor, roof, decking, or formwork sections are placed, formed or constructed. A leading edge is considered to be an unprotected side and edge during periods when it is not actively and continuously under construction.

Lifeline means a component consisting of a flexible line for connection to an anchorage at one end to hang vertically or for connection to anchorages at both ends to stretch horizontally and which serves as a means for connecting other components of a personal fall arrest system to the anchorage.

Opening means a gap or void 30 inches or more high and 18 inches or more wide, in a wall or partition, through which employees can fall to a lower level.

Personal fall arrest system means a system used to arrest an employee in a fall from a working level. It consists of an anchorage, connectors, a body belt or body harness and may include a lanyard, deceleration device, lifeline, or suitable combinations of these. As of January 1, 1998, the use of a body belt for fall arrest is prohibited.

GAEHS‘Master DocumentsWestas-AWT Safety ManuaR3-Fall Protection.doc

Positioning device system means a body belt or body harness system rigged to allow an employee to be supported on an elevated vertical surface, such as a wall, and work with both hands free while leaning.

Qualified person means one with a recognized degree or professional certificate and extensive knowledge and experience in the subject field who is capable of design, analysis, evaluation and specifications in the subject work, project, or product.

Retractable lifeline means a fall arrest device that allows free travel without slack rope, but locks instantly when a fall begins.

Rope grab means a deceleration device, which travels on a lifeline and automatically, by friction, engages the lifeline and locks so as to arrest the fall of an employee. A rope grab usually employs the principle of inertial locking, cam/level locking, or both.

Safety-monitoring system means a safety system in which a competent person is responsible for recognizing and warning employees of fall hazards.

Self-retracting lifeline/lanyard means a deceleration device containing a drum-wound line, which can be slowly extracted from, or retracted onto, the drum under slight tension during normal employee movement, and which, after onset of a fall, automatically locks the drum and arrests the fall.

Snap hook means a connector comprised of a hook-shaped member with a normally closed keeper, or similar arrangement, which may be opened to permit the hook to receive an object and, when released, automatically closes to retain the object. Snap hooks are generally one of two types:

- The locking type with a self-closing, self-locking keeper which remains closed and locked until unlocked and pressed open for connection or disconnection; or

- The non-locking type with a self-closing keeper, which remains closed until, pressed open for connection or disconnection. As of January 1, 1998, the use of a non-locking snap hook as part of personal fall arrest systems and positioning device systems is prohibited.

Toe board means a low protective barrier that will prevent the fall of materials and equipment to lower levels and provide protection from falls for personnel.

Walking/Working surface means any surface, whether horizontal or vertical on which an employee walks or works, including, but not limited to, floors, roofs, ramps, bridges, runways, formwork and concrete reinforcing steel but not including ladders, vehicles, or trailers, on which employees must be located in order to perform their job duties.

Warning line system means a barrier erected on a roof to warn employees that they are approaching an unprotected roof side or edge, and which designates an area in which roofing work may take place without the use of guardrail, body belt, or safety net systems to protect employees in the area.

Work area means that portion of a walking/working surface where job duties are being performed.

10/15/2002

AWT Number: 31028 R2

Page: 1 of 13

Class:

SUBJECT: Hazard Communication Plan REGULATORY STATUTE: OSHA - 29 CFR 1910.1200

BASIS: About 32 million workers are potentially exposed to one or more chemical hazards on a daily basis. There are an estimated 575,000 existing chemical products, and hundreds of new ones being introduced annually. This poses a serious problem for exposed workers and their employer. The OSHA Hazard Communication Standard establishes uniform requirements to make sure that the hazards of all chemicals imported into, produced, or used in U.S. workplaces are evaluated, and that this hazard information is transmitted to all affected workers.

GENERAL: Vestas-American Wind Technology will ensure that the hazards of all chemicals used within our facility are evaluated, and that information concerning their hazards is transmitted to all employees. This standard practice instruction is intended to address comprehensively the issues of; evaluating the potential hazards of chemicals, communicating information concerning these hazards, and establishing appropriate protective measures for employees.

RESPONSIBILITY: The Safety Manager and/or Safety Representative is authorized to amend these instructions and is authorized to halt any operation of the company where there is a danger of serious personal injury.

Contents

Written Program.

Training Program.

Labeling Program.

Non-Company Employees Program.

Definitions.

Sample Letter Requesting an MSDS.

GAEHS\Master DocumentsWestas-AVVT Safety Manual\4-Hazard Communication Plan.doc

wiellestaszsassa

Hazard Communication Plan

10/15/2002

AWT

Number: 31028 R2

Page: 2 of 13

Class:

1. Written Program. This standard practice instruction will be maintained in accordance with 29 CFR 1910.1200 and updated as required. Where no update is required this document will be reviewed annually. Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives. Vestas-American Wind Technology shall:

Annually review and revise this written hazard communication program based on company operational requirements or, as required by the OSHA Hazard Communication Standard. The annual review will take place in January.

Provide a program for proper labeling of containers, describe other needed forms of warning, and detail the use and purpose material safety data sheets (MSDS).

Describe how employee information and training requirements will be met, to include the following:

Have an electronic list of all chemicals that are located at any site. This system will utilize an "800" number which can be contacted 24hrs a day. It will be posted at obvious locations throughout the office building and located in the 'Worker Right-To-Know Center".

Detail the method Vestas-American Wind Technology will use to inform employees of the hazards of non-routine tasks The Safety Manager and/or Safety Representative may be consulted to provide any task hazard analysis assistance required.

The methods Vestas-American Wind Technology will use to inform employee(s) of any precautionary measures that need to be taken to protect employees during normal operating conditions and in foreseeable emergencies. Immediate supervisors of affected employees will oversee this requirement.

Vestas-American Wind Technology shall make the written hazard communication program available to all employees, during each work shift.

2. Training Program. Vestas-American Wind Technology shall provide employees with information and training on hazardous chemicals in their work area at the time of their initial assignment, annually, and whenever a new chemical is introduced into their work area that could present a potential hazard.

Information. Vestas-American Wind Technology shall be informed of:

Any operations in there work area where hazardous chemicals are present.

GAEHS\Master Documents\Vestas-AWT Safety Manual\4-Hazard Communication Plan.doc

The location and availability of the written hazard communication program, including a list(s) of hazardous chemicals used in their department.

Training. Employee hazard communication training at Vestas-American Wind Technology shall be conducted annually by the Safety Manager and/or Safety Representative. An approved training instructor will conduct this training. Newly hired personnel will be briefed by a safety representative on the general requirements of the OSHA hazard communication standard, as well as duty specific hazards by their immediate supervisor before they begin any duties within the department. Intradepartmental transferred personnel will also be briefed on the duty specific hazards by their immediate supervisor before they begin any duties within the department. This training will include at least the following:

The physical and health hazards of the chemicals present in the work area (MSDS).

The measures employees can take to protect themselves from these hazards. Specific procedures Vestas-American Wind Technology has implemented to protect employees from exposure to hazardous chemicals, to include; appropriate work practices, Standard Practice Instructions, emergency procedures, and personal protective equipment.

An explanation of the labeling system used at Vestas-American Wind Technology, and how employees can obtain and use the appropriate hazard information.

The chemical (formal) and common name(s) of products used, and all ingredients which have been determined to be health hazards.

Physical and chemical characteristics of the hazardous chemical including, vapor pressure, and flash point.

The physical hazards of the hazardous chemical, including the potential for fire, explosion, and reactivity.

The health hazards of the hazardous chemical, including signs and symptoms of exposure, and any medical conditions which are generally recognized as being aggravated by exposure to the chemical.

The primary route(s) of entry are: inhalation, absorption, ingestion, injection, and target organs.

The OSHA permissible exposure limit, ACGIH Threshold Limit Value, including any other exposure limit used or recommended by the chemical manufacturer.

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Whether the hazardous chemical has been found to be a potential carcinogen by the International Agency for Research on Cancer (IARC).

Any generally applicable precautions for safe handling and use, which are known including appropriate hygienic practices, protective, measures during repair and maintenance of contaminated equipment, and procedures for clean-up of spills and leaks.

Any generally applicable control measures, which are known appropriate engineering controls, work practices, or personal protective equipment.

Emergency and first aid procedures.

How to determine the date of preparation of the material safety data sheet concerned, and or the last change to it.

Specific chemical identity such as the chemical name, Chemical Abstracts Service (CAS) Registry Number, synonyms, or any other information pertinent to the training session.

Documentation. All training will be documented using a standard company attendance roster. Certificates of completion will be issued to attendees. A copy of the completion certificate will be maintained as part of the employee's permanent company record.

3. Labeling Requirements. Labeling requirements of containers of chemicals used at Vestas-American Wind Technology, as well as of containers of chemicals and hazardous materials being shipped off site. The following procedures apply:

Unmarked Containers. No unmarked container containing chemicals may be used in conjunction with any duties or operations at Vestas-American Wind Technology. Unless the container is a portable container in the control of a specific person for their immediate use. Container means any bag, barrel, bottle, box, can, cylinder, drum, reaction vessel, storage tank, or the like that contains a hazardous chemical. For purposes of this standard practice instruction, pipes or piping systems, and engines, fuel tanks, or other operating systems in a vehicle, are not considered to be containers. Immediate use means that the hazardous chemical will be under the control of and used only by the person who transfers it from a labeled container and only within the work shift in which it is transferred.

Container Labeling. Vestas-American Wind Technology will maintain and provide container labeling. Employees shall ensure that labels on incoming containers of hazardous chemicals are not removed or defaced. Containers containing hazardous chemicals will be properly disposed of and the labels defaced after use. Once they are emptied, chemical containers can never be used in the place of any other container (for example, trash receptacles).

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MG&E Turbine Supply Agreement, Exhbit 1.1

Label Information (mixtures). Vestas-American Wind Technology will provide the appropriate hazard rating and chemical data to label containers. The MSDS's of the chemicals used to create the mixture will be consulted first to determine labeling requirements.

If an approved laboratory has tested a mixture as a whole to determine its hazardous characteristics, the results of such testing shall be used to determine whether the mixture is hazardous and to provide the appropriate labeling information.

If a mixture has not been tested as a whole to determine whether the mixture is a health hazard, the mixture shall be assumed to present the same health hazards as do the components which comprise one percent (by weight or volume) or greater of the mixture. Scientifically valid data such as that provided on the MSDS to evaluate the physical hazard potential of the mixture must be used. The Safety/Environmental Administrator may be consulted to provide any hazard analysis assistance required.

Where Labels are not required. Questions concerning any of the exceptions listed below should be directed to the Safety Manager and/or Safety Representative for clarification. Vestas-American Wind Technology generally should not be affected by these requirements, however they are provided for information and because they are included in the Hazard Communication Standard. The Hazard Communication Standard does not require labeling of the following chemicals:

Any pesticide as such term is defined in the Federal Insecticide, Fungicide, and Redenticide Act (7 U.S.C. 136 et seq.), when subject to the labeling requirements of that Act and labeling regulations issued under that Act by the Environmental Protection Agency.

Any food, food additive, color additive, drug, cosmetic, or medical or veterinary device, including materials intended for use as ingredients in such products (e.g. flavors and fragrances), as such terms are defined in the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 301 et seq.) and regulations issued under that Act, when they are subject to the labeling requirements under that Act by the Food and Drug Administration;

Any consumer product or hazardous substance as those terms are defined in the Consumer Product Safety Act (15 U.S.C. 2051 et seq.) and Federal Hazardous Substances Act (15 U.S.C. 1261 et seq.) respectively, when subject to a consumer product safety standard or labeling requirement of those Acts, or regulations issued under those Acts by the Consumer Product Safety Commission.

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n Labeling of containers of chemicals and hazardous materials being shipped off site designated as hazardous waste. Where these materials are classified as hazardous waste they fall under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901 et seq.), and the provisions of 40 CFR. And as such will be subject to regulations issued under that Act by the Environmental Protection Agency.

Non-Company Employees Program. Visitors, Contract Employees, Contractor Personnel and In-House Representatives. The principle company escort or contact will advise visitors, contract employees, contractor personnel, and in-house representatives of any chemical hazards that may be encountered in the normal course of their work on the premises, the labeling system in use, the protective measures to be taken, the safe handling procedures to be used, and availability of MSDS's. Any contractor bringing chemicals on-site must provide Vestas-American Wind Technology with the appropriate hazard information on these substances, including the labels used and the precautionary measures to be taken in working with these chemicals. Consult with the Safety Manager and/or Safety Representative where this determination is unclear or assistance is required.

Definitions Commonly Found in the OSHA Hazard Communication Standard or that Relate to the Contents of the Standard.

Article means a manufactured item:

Which is formed to a specific shape or design during manufacture.

Which has end use function(s) dependent in whole or in part upon its shape or design during end use.

Which does not release, or otherwise result in exposure to, a hazardous chemical, under normal conditions of use.

Assistant Secretary means the Assistant Secretary of Labor for Occupational Safety and Health, U.S. Department of Labor, or designee.

Chemical means any element, chemical compound or mixture of elements and/or compounds.

Chemical manufacturer means an employer with a workplace where chemical(s) are produced for use or distribution.

Chemical name means the scientific designation of a chemical in accordance with the nomenclature system developed by the International Union of Pure and Applied Chemistry (IUPAC) or the Chemical Abstracts Service (CAS) rules of nomenclature, or a name which will clearly identify the chemical for the purpose of conducting a hazard evaluation.

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Combustible liquid means any liquid having a flashpoint at or above 100 F (37.8 C), but below 200 F (93.3 C), except any mixture having components with flashpoints of 200 F (93.3 C), or higher, the total volume of which make up 99 percent or more of the total volume of the mixture.

Common name means any designation or identification such as code name, code number, trade name, and brand name or generic name used to identify a chemical other than by its chemical name.

Compressed gas means:

A gas or mixture of gases having, in a container, an absolute pressure exceeding 40 psi at 70 F (21.1 C); or

A gas or mixture of gases having, in a container, an absolute pressure exceeding 104 psi at 130 F (54.4 C) regardless of the pressure at 70 F (21.1 C); or

A liquid having a vapor pressure exceeding 40 psi at 100 F (37.8 C) as determined by ASTM D-323-72.

Designated representative means any individual or organization to which an employee gives written authorization to exercise such employee's rights under this section. A recognized or certified collective bargaining agent shall be treated automatically as a designated representative without regard to written employee authorization.

Director means the Director, National Institute for Occupational Safety and Health, U.S. Department of Health and Human Services, or designee.

Distributor means a business, other than a chemical manufacturer or importer, which supplies hazardous chemicals to other distributors or to employers.

Employee means a worker who may be exposed to hazardous chemicals under normal operating conditions or in foreseeable emergencies. Workers such as office workers or bank tellers who encounter hazardous chemicals only in non-routine, isolated instances are not covered.

Employer means a person engaged in a business where chemicals are either used, distributed, or are produced for use or distribution, including a contractor or subcontractor.

Explosive means a chemical that causes a sudden, almost instantaneous release of pressure, gas, and heat when subjected to sudden shock, pressure, or high temperature.

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Exposure or exposed means that an employee is subjected to a hazardous chemical in the course of employment through any route of entry (inhalation, ingestion, skin contact or absorption, etc.), and includes potential (e.g. accidental or possible) exposure.

Flammable means a chemical that falls into one of the following categories:

Aerosol, flammable means an aerosol that, when tested by the method described in 16 CFR 1500.45, yields a flame projection exceeding 18 inches at full valve opening, or a flashback (a flame extending back to the valve) at any degree of valve opening.

Gas, flammable means:

A gas that, at ambient temperature and pressure, forms a flammable mixture with air at a concentration of thirteen (13) percent by volume or less.

A gas that, at ambient temperature and pressure, forms a range of flammable mixtures with air wider than twelve (12) percent by volume, regardless of the lower limit.

Liquid, flammable means any liquid having a flashpoint below 100 F (37.8 C), except any mixture having components with flashpoints of 100 F (37.8 C) or higher, the total of which make up 99 percent or more of the total volume of the mixture.

Solid, flammable means a solid, other than a blasting agent or explosive as defined in § 190.109(a), that is liable to cause fire through friction, absorption of moisture, spontaneous chemical change, or retained heat from manufacturing or processing, or which can be ignited readily and when ignited burns so vigorously and persistently as to create a serious hazard. A chemical shall be considered to be a flammable solid if, when tested by the method described in 16 CFR 1500.44, it ignites and burns with a self-sustained flame at a rate greater than one-tenth of an inch per second along its major axis.

Flashpoint means the minimum temperature at which a liquid gives off a vapor in sufficient concentration to ignite when tested as follows:

1. Tagliabue Closed Tester (See American National Standard Method of Test for Flash Point by Tag Closed Tester, Z11.24-1979 (ASTM D 56-79)) for liquids with a viscosity of less than 45 Saybolt University Seconds (SUS) at 100 F (37.8 C), that do not contain suspended solids and do not have a tendency to form a surface film under test; or

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Pensky-Martens Closed Tester (See American National Standard Method of Test for Flash Point by Pensky-Martens Closed Tester, Z11.7-1979 (ASTM D 93-79)) for liquids with a viscosity equal to or greater than 45 SUS at 100 F (37.8 C), or that contain suspended solids, or that have a tendency to form a surface film under test; or

Setaflash Closed Tester (see American National Standard Method of Test for Flash Point by Setaflash Closed Tester (ASTMD 3278-78)). Organic peroxides, which undergo auto accelerating thermal decomposition, are excluded from any of the flashpoint determination methods specified above.

Foreseeable emergency means any potential occurrence such as, but not limited to, equipment failure, rupture of containers, or failure of control equipment which could result in an uncontrolled release of a hazardous chemical into the workplace.

Hazardous chemical means any chemical, which is a physical hazard or a health hazard.

Hazard warning means any words, pictures, symbols, or combination thereof appearing on a label or other appropriate form of warning which convey the hazard(s) of the chemical(s) in the container(s).

Health hazard means a chemical for which there is statistically significant evidence based on at least one study conducted in accordance with established scientific principles that acute or chronic health effects may occur in exposed employees. The term health hazard includes chemicals which are carcinogens, toxic or highly toxic agents, reproductive toxins, irritants, corrosives, sensitizers, hepatotoxins, nephrotoxins, neurotoxins, agents which act on the hematopoietic system, and agents which damage the lungs, skin, eyes, or mucous membranes. Appendix A, to 29 CFR 1910.1200 provides further definitions and explanations of the scope of health hazards covered by this section, and Appendix B, 29 CFR 1910.1200 describes the criteria to be used to determine whether or not a chemical is to be considered hazardous for purposes of this standard practice instruction.

Identity means any chemical or common name, which is indicated on the material safety data sheet (MSDS) for the chemical. The identity used shall permit cross-references to be made among the required list of hazardous chemicals, the label and the MSDS.

Immediate use means that the hazardous chemical will be under the control of and used only by the person who transfers it from a labeled container and only within the work shift in which it is transferred.

Importer, means the first business with employees within the Customs Territory of the United States, which receives hazardous chemicals produced in other countries for the purpose of supplying them to distributors or employers within the United States.

Label means any written, printed, or graphic material, displayed on or affixed to containers of hazardous chemicals.

Material safety data sheet (MSDS) means written or printed material concerning a hazardous chemical, which is prepared in accordance with 29 CFR 1910.1200, paragraph (g).

Mixture means any combination of two or more chemicals if the combination is not, in whole or in part, the result of a chemical reaction.

Organic peroxide means an organic compound that contains the bivalent -0-0- structure and which may be considered to be a structural derivative of hydrogen peroxide where one or both of an organic radical has replaced the hydrogen atoms.

Oxidizer means a chemical other than a blasting agent or explosive as defined in 29 CFR 1910.109(a), that initiates or promotes combustion in other materials, thereby causing fire either of itself or through the release of oxygen or other gases.

Physical hazard means a chemical for which there is scientifically valid evidence that it is a combustible liquid, a compressed gas, explosive, flammable, an organic peroxide, an oxidizer, pyrophoric, unstable (reactive) or water-reactive.

Produce means to manufacture, process, formulate, or repackage.

Pyrophoric means a chemical that will ignite spontaneously in air at a temperature of 130 °F (54.4 °C) or below.

Responsible party means someone who can provide additional information on the hazardous chemical and appropriate emergency procedures, if necessary.

Specific chemical identity means the chemical name, Chemical Abstracts Service (CAS) Registry Number, or any other information that reveals the precise chemical designation of the substance.

Trade secret means any confidential formula, pattern, process, device, information or compilation of information that is used in an employer's business, and that gives the employer an opportunity to obtain an advantage over competitors who do not know or use it.

Unstable (reactive) means a chemical which in the pure state, or as produced or transported, will vigorously polymerize, decompose, condense, or will become self-reactive under conditions of shocks, pressure or temperature.

Use means to package, handle, react, or transfer.

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Water-reactive means a chemical that reacts with water to release a gas that is either flammable or presents a health hazard. Often when the water is heated it goes into a gaseous state allowing oxygen to be released, which can help, feed a fire.

Work area means a room or defined space in a workplace where hazardous chemicals are produced or used, and where employees are present.

Work place means an establishment, job site, or project, at one geographical location containing one or more work areas.

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6. Sample Letter Requesting an MSDS.

SAMPLE LETTER REQUESTING AN MSDS

XYZ Manufacturing Company 1234 Street

Any town, USA 11222

Dir Sir:

The Occupational Safety and Health Administration (OSHA) Hazard Communication Standard (29 CFR 1910.1200) requires employers be provided Material Safety Data Sheets (MSDS's) for all hazardous substances used in their facility, and to make these MSDS's available to employees potentially exposed to these hazardous substances.

We, therefore, request a copy of the MSDS for your product listed as Stock Number

. We did not receive an MSDS with the initial shipment. We also request any additional information, supplemental MSDS's, or any other relevant data that your company or supplier has concerning the safety and health aspects of this product.

Please consider this letter as a standing request to your company for any information concerning the safety and health aspects of using this product that may become known in the future.

The MSDS and any other relevant information should be sent to us within 10, 20, 30, days (select appropriate time). Delays may prevent use of your product. Send the information to the address listed below.

Please be advised that if we do not receive the MSDS on the above chemical by

, we may have to notify OSHA of our inability to obtain this information.

Your cooperation is greatly appreciated. Thank you for your timely response to this request. If you have any questions please contact me at (760) 329-5400

Sincerely,

Safety and Health Manager Vestas-American Wind Technology 111 SW Columbia Avenue, Suite 480

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Portland, OR 97201

SUBJECT: Industrial Fire Prevention

REGULATORY STATUTE:

OSHA - 29 CFR 1910.36 29 CFR 1910.38 29 CFR 1910.157 29 CFR 1910.165

BASIS: Over 150 major fires occur in workplaces on an annual basis. Fire is the third leading cause of accidental deaths in the United States. The Occupational Safety and health Administration (OSHA) estimates that most of these accidents can be prevented if proper safety precautions at job sites are initiated. This poses a serious problem for exposed workers and their employer. The OSHA Fire Prevention Standards establish uniform requirements to ensure that fire hazards in U.S. workplaces are evaluated, safety procedures implemented, and that the proper fire prevention information is transmitted to all affected workers.

GENERAL: Vestas-American Wind Technology will ensure that potential fire hazards within our facilities are evaluated. This standard practice instruction is intended to address comprehensively the issues of; evaluating and identifying potential fire hazards, providing proper exits, fire fighting equipment, emergency plans, written procedures, and communicating information concerning these hazards to employees.

RESPONSIBILITY: The Company Safety Manager and/or Safety Representative is responsible for the successful implementation of this program and has full authority to make necessary decisions to ensure success of the program. The Safety Manager and/or Safety Representative is the person authorized to amend these instructions and is authorized to halt any operation of the company where there is danger of serious personal injury. This policy includes respiratory hazards.

Contents

Written Program

Emergency Notification Procedures.

Warning and Evacuations Systems.

Evacuation Procedures.

Facility/Department Evaluation.

Means of Egress.

Emergency Action Plan.

Fire Prevention Plan.

Portable Fire Suppression Equipment.

10.Vestas -AWT Fire Prevention Policy.

11.Types of Portable Fire Extinguishers.

12.Sample Fire Prevention Safety Policy Statement.

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Written program. Vestas-American Wind Technology will review and evaluate this standard practice instruction on an annual basis, when changes occur to 29 CFR 1910, or when facility operational changes occur that require revision. Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

Emergency notification procedures. The following services/agencies will be requested/notified in the event of a fire that cannot be contained through the use of portable fire extinguishers.

Routine notification/requests for assistance will be made by Facility Guards, Company Officers, or the Safety Representative. Any one employee who cannot immediately contact a guard or the Safety Officer should immediately request assistance. This person should begin word-of-mouth evacuation notification then immediately evacuate.

On-site fire and emergency services.

Competent persons in the use of fire control.

Federal, State, Local agency notification.

The use of 911 emergence services when available. In any location where the 911-emergence service is not available, the appropriate number will be posted throughout the office.

3. Warning and evacuations systems. At the time of an emergency, employees should know what type of evacuation is necessary and what their role is in carrying out the plan. In some cases where the emergency is very grave, total and immediate evacuation of all employees is necessary. In other emergencies, a partial evacuation of nonessential employees with a delayed evacuation of others may be necessary for continued plant operation. In some cases, only those employees in the immediate area of the fire may be expected to evacuate or move to a safe area such as when a local application fire suppression system discharge employee alarm is sounded. Employees must be sure that they know what is expected of them in all such emergency possibilities, which have been planned in order to provide assurance of their safety from fire or other emergency.

All alarm systems will be restored to normal operating condition as promptly as possible after each test or alarm.

Maintenance and testing. Vestas - AWT shall assure that all alarm systems are maintained in operating condition except when undergoing repairs or maintenance.

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Evacuate immediately to the evacuation relocation point.

4.

Evacuation Procedures. All employees will adhere to the following schedule for evacuation and relocation.

Facility Evacuation. The complete dispersal of all employees from the facility.

Department Evacuation. The dispersal of all employees from the appropriate department and surrounding departments of the affected area, in the case of a chemical spill, release or other safety and health concerns.

Facility evacuation will be assumed and all personnel evacuated.

Buddy system. All employees should be made aware of handicapped employees who may need extra assistance, such as using the buddy system, and of hazardous areas to be avoided during emergencies. Before leaving, check rooms and other enclosed spaces in the workplace for employees who may be trapped or otherwise unable to evacuate the area.

Notification of department only evacuation. Notification of department only evacuation will be accomplished by a designated person.

After the desired degree of evacuation is completed, the supervisors will account that all employees are in the safe areas.

Procedures. In the event the warning system is activated or if you are advised to evacuate the facility or department, follow the below listed guidelines. Above all use your common sense.

Panic kills, if you're calm it will help others.

a Move quickly in the opposite direction of known hazards towards the nearest unobstructed exit.

Notify co-workers along the way, talk later.

Once outside relocate to the evacuation relocation point.

Report to your supervisor if he/she is present.

Senior employees will begin roll call immediately.

a Notify senior management of missing, injured, deceased persons.

Don't forget facility visitors.

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 Refer media representatives to Safety Manager and/or Safety Representative.

The designation of refuge or safe areas for evacuation should be determined and identified in the plan. In a building divided into fire zones by firewalls, the refuge area may still be within the same building but in a different zone from where the emergency occurs. Exterior refuge or safe areas may include parking lots, open fields or streets which are located away from the site of the emergency and which provide sufficient space to accommodate the employees. Employees should be instructed to move away from the exit discharge doors of the building, and to avoid congregating close to the building where they may hamper emergency operations.

5. Facility/Department Evaluation. Vestas - AM will evaluate our facility(s) by department to determine where the potential for fuel and ignition sources is high and where ignition sources are present. When these two components are present the criteria required for designation as a high-risk fire hazard area exists.

Information program. Those areas/jobs meeting the criteria for a high-risk fire hazard area or having a known potential to pose a hazard will be designated as high-risk fire hazard areas. Vestas - AVVT will inform exposed employees, by posting danger signs, conducting awareness training, or by any other equally effective means, of the existence and location of the hazard and the danger posed.

Equipment program. Suitable fire protection equipment will be provided, worn, and used where machines, operations, or processes present a fire hazard. Any situation that could provide an ignition source, fuel, or a combination of these hazards will be reviewed. When information indicating limitations or precautions is received from the manufacturer concerning fire hazards associated with equipment used by or belonging to Vestas - AWT, they will be immediately transmitted to employees and care taken to see that such limitations and precautions are strictly observed.

6.

Means of Egress. All facilities belonging to and occupied by this company will meet as a minimum the basic building codes required for safety and health. This section details general fundamental requirements essential to providing a safe means of egress from fire and like emergencies.

Fundamental requirements.

o Basic egress premise. Every building or structure, new or old, designed for human occupancy owned or occupied by this company will be provided with exits sufficient to permit the prompt escape of occupants in case of fire or other emergency. The design of exits and other safeguards will be such that reliance for safety or life in case of fire or other emergency will not depend solely on any single safeguard. Where required additional safeguards will be provided for life safety in case any single safeguard is ineffective due to some human or mechanical failure.

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Design criteria. All buildings or structures will be so constructed, arranged, equipped, maintained, modified, and operated as to avoid undue danger to the lives and safety of our employees from fire, smoke, fumes, or resulting panic during the period of time reasonably necessary for escape from the building or structure in case of fire or other emergency.

Exit requirements. All buildings or structures will be provided with exits of kinds, numbers, location, and capacity appropriate to the individual building or structure, with due regard to the character of the occupancy, the number of persons exposed, the fire protection available, and the height and type of construction of the building or structure, to afford all occupants convenient facilities for escape.

All exits will be so arranged and maintained as to provide free and unobstructed egress from all parts of the building or structure at all times when it is occupied. It is understood that no lock or fastening device designed to prevent free escape from the inside of any building will be installed

Egress marking. Every exit will be clearly visible or the route to reach it will be conspicuously indicated in such a manner that every occupant of every building or structure who is physically and mentally capable will readily know the direction of escape from any point, and each path of escape, in its entirety, will be so arranged or marked that the way to a place of safety outside is unmistakable. Any doorway or passageway not constituting an exit or way to reach an exit, but of such a character as to be subject to being mistaken for an exit, will be so arranged or marked as to minimize its possible confusion with an exit and the resultant danger of persons endeavoring to escape from fire finding themselves trapped in a dead-end space, such as a cellar or storeroom, from which there is no other way out.

Illumination requirements. In every building or structure equipped for artificial illumination, adequate and reliable illumination will be provided for all exit locations. Exit signs will be installed at the point of exit from the building.

In every building or structure of such size, arrangement, or occupancy that a fire may not itself provide adequate warning to occupants, fire alarm facilities will be provided where necessary to warn occupants of the existence of fire so that they may escape, or to facilitate the orderly conduct of fire exit drills.

Every building or structure, section, or area thereof of such size, occupancy, and arrangement that the reasonable safety of numbers of occupants may be endangered by the blocking of any single means of egress due to fire or smoke, will have at least two means of egress remote from each other, so arranged as to minimize any possibility that both may be blocked by any one fire or other emergency conditions.

It is understood that compliance with these requirements will not be construed as eliminating or reducing the necessity for other provisions for safety of persons using a structure under normal occupancy conditions, or requiring or permitting any condition that may be hazardous under normal occupancy conditions.

Protection of employees exposed by construction and repair operations.

No building or structure owned or operated by this company under construction will be occupied in whole or in part until all exit facilities required for the part occupied are completed and ready for use.

No existing building will be occupied during repairs or alterations unless all existing exits and any existing fire protection are continuously maintained, or in lieu thereof other measures are taken which provide equivalent safety.

No flammable or explosive substances or equipment for repairs or alterations will be introduced in a building of normally low or ordinary hazard classification while the building is occupied, unless the condition of use and safeguards provided are such as not to create any additional danger or handicap to egress beyond the normally permissible conditions in the building.

Maintenance. All required exits, ways of approach thereto, and ways of travel from the exit into the street or open space, will be continuously maintained free of all obstructions or impediments to full instant use in the case of fire or other emergency.

Every automatic sprinkler system, fire detection and alarm system, exit lighting, fire door, and other item of equipment, where provided, will be continuously in proper operating condition.

Discharge from exits.

Vestas - AWT will ensure that all exits will discharge directly to the street, or to a yard, court, or other open space that gives safe access to a public way. The streets to which the exits discharge will be of width adequate to accommodate all persons leaving the building. Yards, courts, or other open spaces to which exits discharge will also be of adequate width and size to provide all persons leaving the building with ready access to the street.

Stairs and other exits will be so arranged as to make clear the direction of egress to the street. Exit stairs that continue beyond the floor of discharge will be interrupted at the floor of discharge by partitions, doors, or other effective means.

Headroom. Means of egress will be so designed and maintained as to provide adequate headroom, but in no case will the ceiling height be less than 7 feet 6 inches nor any projection from the ceiling be less than 6 feet 8 inches from the floor.

Changes in elevation. Where a means of egress is not substantially level, such differences in elevation will be negotiated by stairs or ramps.

Maintenance and workmanship.

Doors, stairs, ramps, passages, signs, and all other components of means of egress will be of substantial, reliable construction and will be built or installed in a workmanlike manner.

Means of egress will be continuously maintained free of all obstructions or impediments to full instant use in the case of fire or other emergency.

Any device or alarm installed to restrict the improper use of an exit will be so designed and installed that it cannot, even in cases of failure, impede or prevent emergency use of such exit.

Furnishings and decorations.

No furnishings, decorations, or other objects will be so placed as to obstruct exits, access thereto, egress there from, or visibility thereof.

No furnishings or decorations of an explosive or highly flammable character will be used in any occupancy.

Automatic sprinkler systems. All automatic sprinkler systems will be continuously maintained in reliable operating condition at all times, and such periodic inspections and tests will be made as are necessary to assure proper maintenance.

Fire alarm signaling systems. Vestas - AVVT will assure that fire alarm signaling systems are maintained and tested in accordance with the requirements of 29 CFR 1910.165(d). The system will be tested every two months (OSHA mandated). A different actuation device will be used in each test of a multi-activation device system so that no individual device is used for two consecutive tests.

Exit marking.

Exits will be marked by a readily visible sign. Readily visible signs in all cases will mark access to exits where the exit or way to reach it is not immediately visible to the occupants.

Any door, passage, or stairway which is neither an exit nor a way of exit access, and which is so located or arranged as to be likely to be mistaken for an exit, will be identified by a sign reading "Not an Exit" or similar designation, or will be

GAEHSVvtaster DocumentsWestas-AWT Safety Manua05-Industrial Fire Prevention.doc

SFit 1091671

identified by a sign indicating its actual character, such as "To Basement," "Storeroom," "Linen Closet," or the like.

Every required sign designating an exit or way of exit access will be so located and of a size, color, and design, as to be readily visible. No decorations, furnishings, or equipment which impair visibility of an exit sign will be permitted, nor will there be any brightly illuminated sign (for other than exit purposes), display, or object in or near the line of vision to the required exit sign of such a character as to so detract attention from the exit sign that it may not be noticed.

Every exit sign will be distinctive in color and will provide contrast with decorations, interior finish, or other signs.

A sign reading "Exit", or similar designation, with an arrow indicating the directions, will be placed in every location where the direction of travel to reach the nearest exit is not immediately apparent.

Every exit sign will be suitably illuminated by a reliable light source giving a value of not less than 5 foot-candles on the illuminated surface. Artificial lights giving illumination to exit signs other than the internally illuminated types will have screens, discs, or lenses of not less than 25 square inches area made of translucent material to show red or other specified designating color on the side of the approach.

Each internally illuminated exit sign will be provided in all occupancies where reduction of normal illumination is permitted.

Every exit sign will have the word "Exit" in plainly legible letters not less than 6 inches high, with the principal strokes of letters not less than three fourths of an inch wide.

7. Emergency action plan. The emergency action plan will cover the actions Vestas - WI and its employees must take to ensure employee safety from fire and other emergencies. The following elements, as a minimum, will be included in the plan:

Natural Disaster operations. Examples are: fire; toxic chemical releases; hurricanes; tornadoes; blizzards; floods; etc.

Emergency essential employees. Vestas - AVVT will list in detail the procedures to be taken by those employees who have been selected to remain behind to care for essential plant operations until their evacuation becomes absolutely necessary. Essential plant operations include:

The monitoring of plant power supplies, water supplies, and other essential services, which cannot be shut down for every emergency alarm.

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SF/ 1091671

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MG&E Turbine Supply Agreement, Exhibit I.1

Industrial Fire Prevention Program

Chemical or manufacturing processes, which must be shut down in stages or steps where certain employees must be present to assure that safe, shut down procedures are completed.

Escape routes. Floor plans and or workplace maps, which clearly show the emergency escape routes, will be included in the emergency action plan. Color-coding will be added to aid employees in determining their route assignments.

Rescue and medical first aid duties. Vestas - AWT will also develop and explain in , detail what rescue and medical first aid duties are to be performed and by whom. All employees will be told what actions they are to take in these emergency situations that Vestas - AWT anticipates may occur in the workplace.

Procedures to be followed by employees who remain to operate critical plant operations before they evacuate.

Procedures to account for all employees after emergency evacuation have been completed.

Rescue and medical duties for those employees who are to perform them.

The preferred means of reporting fires and other emergencies.

Names or regular job titles of persons or departments who can be contacted for further information or explanation of duties under the plan.

A detailed facility map showing exits, exit routes from each department, storage locations of hazardous materials, locations of fire extinguishers, and locations of fire alarms.

Evacuation. Vestas - AWT will establish in the emergency action plan the types of evacuation to be used in emergency circumstances.

Training. Before implementing the emergency action plan, Vestas - AWT will designate and train a sufficient number of persons to assist in the safe and orderly emergency evacuation of all employees.

Employee review. Vestas - AWT will review the plan with each employee covered by the plan at the following times:

Initially when the plan is developed.

Whenever the employee's responsibilities or designated actions under the plan change.

Whenever the plan is changed.

Initial assignment. Vestas - AWT will review with each employee upon initial assignment those parts of the plan, which the employee must know to protect the employee in the event of an emergency.

Location. The written plan will be kept at the workplace and made available for employee review.

Note: For those employers with 10 or fewer employees the plan may be communicated orally to employees and the employer need not maintain a written plan.

Buildings with several places of employment. In buildings with several places of employment, the company emergency action plan will be coordinated with other plans within the building to assure that conflicts and confusion are avoided during times of emergencies.

Multi-story buildings. In multi-story buildings where there are other employer's on a single floor, it is essential that this company coordinate with other employers to avoid conflicts and confusion.

8.

Fire prevention plan. The following elements, at a minimum, will be included in the fire prevention plan:

A list of the major workplace fire hazards and their proper handling and storage procedures, potential ignition sources (such as welding, smoking and others) and their control procedures, and the type of fire protection equipment or systems, which can control a fire involving them.

Names or regular job titles of those personnel responsible for maintenance of equipment and systems installed to prevent or control ignitions or fires.

Names or regular job titles of those personnel responsible for control of fuel source hazards.

Housekeeping for fire prevention. Supervisors will control accumulations of flammable and combustible waste materials and residues so that they do not contribute to a fire emergency. The housekeeping procedures will be included in the written fire prevention plan.

Training.

Vestas - AVNIT will apprise employees of the fire hazards of the materials and processes to which they are exposed.

Vestas - AVVT will review with each employee upon initial assignment those parts of the fire prevention plan which the employee must know to protect the employee in the event of an emergency.

Plan location. The written plan will be kept in the workplace and made available for employee review.

Note: For employers with 10 or fewer employees, the plan may be communicated orally to employees and the employer need not maintain a written plan.

Maintenance. Vestas - AWT will regularly and properly maintain, according to established procedures, equipment and systems installed on heat producing equipment to prevent accidental ignition of combustible materials. The maintenance procedures will be included in the written fire prevention plan.

Equipment control devices. Employees and supervisors will be aware of the specific type of control devices on equipment involved with combustible materials in the workplace and should make sure, through periodic inspection or testing, that these controls are operable. Manufacturers' recommendations should be followed to assure proper maintenance procedures.

9. Portable Fire Suppression Equipment. The requirements of this section apply to the placement, use, maintenance, and testing of portable fire extinguishers provided for the use of employees of Vestas — American Wind Tech. (this section does not apply to extinguishers provided for use on the outside of workplace buildings or structures).

General requirements. Vestas - AWT shall provide portable fire extinguishers and shall mount, locate and identify them so that they are readily accessible to employees without subjecting the employees to possible injury.

Only approved portable fire extinguishers shall be used to meet the requirements of this section.

Vestas - AWT shall not provide or make available in the workplace portable fire extinguishers using carbon tetrachloride or chlorobromomethane extinguishing agents. Any employee finding such an extinguisher should report the find to the Safety Manager and/or Safety Representative.

Vestas - AWT shall assure that portable fire extinguishers are maintained in a fully charged and operable condition and kept in their designated places at all times except during use.

Selection and distribution. Portable fire extinguishers shall be provided for employee use and selected and distributed based on the classes of anticipated workplace fires and on the size and degree of hazard, which would affect their use.

o Class A fires. Class A fires are classed as ordinary combustibles or fibrous material, such as wood, paper, cloth, rubber and some plastics. Portable fire

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extinguishers for use by employees on Class A fires will be distributed so that the travel distance for employees to any extinguisher is 75 feet (22.9 m) or less.

Class B fires. Class B fires are classed as flammable or combustible liquids such as gasoline, kerosene, paint, paint thinners and propane. Portable fire extinguishers for use by employees on Class B fires will be distributed so that the travel distance from the Class B hazard area to any extinguisher is 50 feet (15.2 m) or less.

Class C fires. Class C fires are classed as energized electrical equipment, such as appliances, switches, panel boxes and power tools. Portable fire extinguishers for use by employees on Class C fires will be distributed so that the travel distance from the Class C hazard area to any extinguishing agent is 50 feet (15.2 m) or less.

Class D fires. Class D fires are classed as certain combustible metals, such as magnesium, titanium, potassium and sodium. Portable fire extinguishers or other containers of Class D extinguishing agent used by employees will be distributed so that the travel distance from the combustible metal working area to any extinguishing agent is 75 feet (22.9 m) or less.

Inspection, maintenance and testing. Vestas - AVVT shall be responsible for the inspection, maintenance and testing of all portable fire extinguishers used by this company.

Monthly inspections. Portable extinguishers or hoses used in lieu thereof will be visually inspected monthly and documented.

Annual maintenance check. Portable fire extinguishers will be subjected to an annual maintenance check and documented.

Vestas - AWT shall record the annual maintenance date and retain this record for one year after the last entry or the life of the shell, whichever is less.

Hydrostatic testing. Vestas - AVVT shall assure that trained persons with suitable testing equipment and facilities perform hydrostatic testing. Alternate equivalent protection will be provided when portable fire extinguishers are removed from service for maintenance and recharging.

Test records. Vestas - AVVT shall maintain and provide upon request, evidence that the required hydrostatic testing of fire extinguishers has been performed. Such evidence shall be in the form of a certification record, which includes the date of the test, the signature of the person who performed the test and the serial number, or other identifier, of the fire

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extinguisher that was tested. Such records shall be kept until the extinguisher is hydrostatically retested in one-year increments or until the extinguisher is taken out of service, whichever comes first. The certificate will be kept on the fire extinguisher that is tested.

Dry chemical extinguishers. Vestas - AM' shall assure that stored pressure dry chemical extinguishers that require a 12-year hydrostatic test are emptied and subjected to applicable maintenance procedures every 6 years. Dry chemical extinguishers having non-refillable disposable containers are exempt from this requirement. When recharging or hydrostatic testing is performed, the 6-year requirement begins from that date.

In addition to an external visual examination, an internal examination of cylinders and shells will be made prior to being tested or subjected to hydrostatic tests.

Portable extinguishers will be hydrostatically tested at the intervals listed in Table 1 of this section, except under any of the following conditions:

When the unit has been repaired by soldering, welding, brazing, or use of patching compounds.

When the cylinder or shell threads are damaged.

When there is corrosion that has caused pitting, including corrosion under removable nameplate assemblies.

When the extinguisher has been burned in a fire.

When a calcium chloride extinguishing agent has been used in a stainless steel shell.

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Table 1

(years)

Type of Extinguishers

Test Interval

Soda acid (soldered brass shells) (until 1/1/82)

1

Soda acid (stainless steel shell)

5

Cartridge operated water and/or antifreeze

5

Stored pressure water and/or antifreeze

5

Wetting agent

5

Foam (soldered brass shells) (until 1/1/82)

1

Foam (stainless steel shell)

5

Aqueous Film Forming foam (AFFF)

5

Loaded stream

5

Dry chemical with stainless steel

5

Carbon dioxide

5

Dry chemical, stored pressure, with mild steel,

brazed brass or aluminum shells

12

Dry chemical, cartridge or cylinder operated,

with mild steel shells

12

Halon 1211

12

Halon 1301

12

Dry powder, cartridge or cylinder operated with

mild steel shells

12

Training and education. Where portable fire extinguishers for employee use are provided in the workplace, Vestas - AVVT will also provide an educational program to familiarize employees with the general principles of fire extinguisher use and the hazards involved with incipient stage fire fighting.

Training intervals. Vestas - AWT shall provide the education upon initial employment and at least annually thereafter.

Company specific training schedule. 10.

Vestas-American Wind Technology fire prevention policy.

Supervisors will ensure that the identity, address and phone number of the public fire department and other emergency units to be summoned in the event of a fire will be posted in strategic locations within their respective departments. See site requirements for the appropriate information to be posted.

Supervisors will ensure that complex process alarm systems are tested on a(n) annual basis to ensure the system is in working order. A written record of alarm tests shall be maintained.

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A monthly self-inspection shall be conducted to identify and correct recognizable fire hazards.

Exit doors, approved hardware and lock devices, exit signs, passageways, and means of emergency exit shall be inspected on a(n) annual basis to ensure their working condition and unobstructed access. Padlocking of a designated fire exit door is prohibited.

Interior fire doors, which are part of the building design to limit the spread of fire, shall be inspected and tested on a(n) annual basis to insure their working condition. Holding fire doors open by use of chocks, door wedges, or similar means is prohibited.

Emergency lighting shall be inspected and tested on a(n) semi annual basis to assure good operating condition.

Sprinkler system control valves shall be wire "sealed" in the open position. All riser and valve locations shall be maintained free of storage and protected against damage by barrier or enclosures.

Safety and fire prevention requirements shall be followed in any required shutdown or impairment of automatic sprinkler protection systems.

Procedures for a fire permit system shall be established to control flame- or spark-producing equipment.

Procedures shall be established to control the receipt, storage, handling, and use of flammable liquids. The use of safety cans for handling separate storage of flammables, minimizing concentrations, and proper identification of containers are typical procedures, which shall be enforced.

Regulations shall be established to control smoking in hazardous areas. See the Safety Manual for specific guidelines on smoking.

Procedures shall be established for reporting and investigating fire and other incidents.

The training of selected personnel in the use of fire extinguishers shall be accomplished on a periodic schedule.

Procedures to accomplish after-hours notification of key personnel when the facility is operating at less than normal complement or shutdown shall be maintained and kept current.

Access of emergency vehicles shall be considered in regard to facilities' layouts. Parking of cars or other obstructions shall be restricted as necessary.

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Fire drills shall be carried out in accord with a regular yearly schedule.

Safety personnel shall review proposed changes in facilities' layouts, materials, operations, and constructions as early in the planning stage as possible in order to establish the necessary fire prevention measures.

Unit safety personnel shall make sure that specialized training is provided to persons with responsibilities for maintenance of fire-fighting equipment, related systems, and supplies.

All personnel will:

Evacuate immediately when told to do so.

Take whatever immediate steps are necessary and feasible to minimize any hazard in leaving the work area unattended.

Not use elevators for evacuation purposes.

Assemble at a predetermined safe location for attendance check.

Not reenter building until the "all clear" signal sounds or similar verbal instructions are given by responsible authority.

Supervisors will:

Direct the evacuation of your area and account for personnel.

Advise the responding authority of the situation and warn of potentially hazardous conditions.

Conducting a fire hazard analysis of company facilities and property (in coordination with local fire firefighters).

Reviewing and updating facility maps which include hazardous material storage locations, high fire risk areas, evacuation points, relocation points and other facility locations where emergency services would denote as places of high priority.

Overseeing the initial response and containment of selected types of fires occurring at this facility.

Reviewing and updating company emergency plans such as the: Emergency action plan and the fire prevention plan.

Planning and participating in required training.

Planning participating is required exercises.

Conducting a fire hazard analysis of company facilities and property (in coordination with local fire firefighters).

Familiarization with exit facilities and their location, emergency escape routes for handicapped workers, and the workplace "emergency action plan."

Be aware of first aid medical procedures and procedures for dealing with special hazards to which they may be exposed.

Familiarization with the proper techniques in rescue and fire suppression procedures.

Fire fighting equipment.

Unserviceable equipment.

Damaged or unserviceable condition will be immediately removed from service and replaced.

Inspection (Fire fighting equipment). Fire fighting equipment, must be inspected at least annually.

Hand protection. Protective gloves or a glove system may meet the requirement. A glove system consists of a combination of different gloves. The usual components of a glove system consist of a pair of gloves, which provide thermal insulation to the hands, worn in combination with a second pair of gloves, which provide protection against flame, cut, and puncture.

Head, eye, and face protection. Head protective devices which meet the requirements contained in NFPA No. 1972 are acceptable as meeting the requirements of this standard for head protection. Head protective devices are required to be provided with earflaps so that the earflaps will be available if needed. It is recommended that ear protection always be used while fighting interior structural fires.

11. Types of Portable Fire Extinguishers.

Class A Fire Extinguishers. Use on ordinary combustibles or fibrous material, such as wood, paper, cloth, rubber and some plastics. Travel distance for employees to any extinguisher is 75 feet (22.9 m) or less.

Class B Fire Extinguishers. Use on flammable or combustible liquids such as gasoline, kerosene, paint, paint thinners and propane. Travel distance from the Class B hazard area to any extinguisher is 50 feet (15.2 m) or less.

Class C Fire Extinguishers. Use on energized electrical equipment, such as appliances, switches, panel boxes and power tools. Travel distance from the Class C hazard area to any extinguishing agent is 50 feet (15.2 m) or less.

Class D Fire Extinguishers. Use on combustible metals, such as magnesium, titanium, potassium and sodium. travel distance from the combustible metal working area to any extinguishing agent is 75 feet (22.9 m) or less.

H - Indicates hoses system.

12. Fire prevention safety policy.

FIRE PREVENTION SAFETY POLICY

Our fire prevention policy is designed to ensure that all reasonable steps are taken to preserve life and property from exposure to fire hazards. The requirements listed here identify the basic elements of our fire prevention program. They should be a part of every managers day-to-day responsibilities. While they generally apply to all company locations, they are especially important in those facilities that do not have full-time safety and fire prevention personnel.

Fire prevention is one of the considerations that must receive first priority in the design of a new building, or in the occupancy of an existing building. Safety and fire prevention specialists make a study of the building and the materials used in its construction. All necessary steps should be taken to ensure that fire prevention is an integral part of the design and construction of a new building or of an existing structure. The same scrutiny regarding potential fire hazards should be exercised in any future changes to the structure.

This policy is not intended to deal with the complexities of fire prevention in building design, fire protection systems, high-hazard exposures, compliance with legal ordinances, or the many technical details of fire prevention. It is meant to serve as an outline of the various aspects of our fire prevention program and as a helpful resource for managers and supervisors who must carry out the program's specific procedures.

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GENERAL FIRE PREVENTION RULES

Identify the address and phone number of the public fire department and other emergency units, which may be summoned. Post this information and the emergency procedure for summoning assistance in the strategic locations.

Each location shall establish an emergency organization consisting of a select number of employees, organized and trained, to deal effectively with fires, explosions, and similar occurrence.

A monthly self-inspection shall be conducted to identify and correct recognizable fire hazards.

Inspections of fire extinguishers and hose stations shall be conducted to identify and correct recognizable fire hazards.

Exit doors, approved hardware and lock devices, exit signs, passageways, and means of emergency exit shall be inspected periodically to ensure their working condition and unobstructed access. Padlocking of a designated fire exit door is prohibited.

Interior fire doors, which are part of the building design to limit the spread of fire, shall be inspected and tested periodically to insure their working condition. Holding fire doors open by use of chocks, door wedges, or similar means is prohibited.

Emergency lighting shall be inspected and tested at periodic intervals to assure good operating condition.

Respiratory protection equipment designated for emergency use shall be inspected monthly and the date recorded on a tag attached to the unit or storage container.

Sprinkler system control valves shall be wire "sealed" in the open position. All riser and valve locations shall be maintained free of storage and protected against damage by barrier or enclosures.

Safety and fire prevention requirements shall be followed in any required shutdown or impairment of automatic sprinkler protection systems.

Procedures for a fire permit system shall be established to control flame- or spark-producing equipment.

Procedures shall be established to control the receipt, storage, handling, and use of flammable liquids. The use of safety cans for handling separate storage of flammables, minimizing concentrations, and proper identification of containers are typical procedures, which shall be enforced.

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Regulations shall be established to control smoking in hazardous areas.

Procedures shall be established for reporting and investigating fire and other incidents.

The training of selected personnel in the use of fire extinguishers shall be accomplished on a periodic schedule.

Procedures to accomplish after-hours notification of key personnel when the facility is operating at less than normal complement or shutdown shall be maintained and kept current.

Access of emergency vehicles shall be considered in regard to facilities' layouts. Parking of cars or other obstructions shall be restricted as necessary.

Fire drills shall be carried out in accord with a regular yearly schedule.

Proposed changes in facilities' layouts, materials, operations, and constructions shall be reviewed by unit safety and fire prevention personnel as early in the planning stage as possible in order to establish the necessary fire prevention measures.

Unit safety and fire prevention personnel shall make sure that specialized training is provided to persons with responsibilities for maintenance of fire-fighting equipment, related systems, and supplies.

SPRINKLER SYSTEM SHUTDOWNS

Planned impairment of automatic sprinkler systems shall be permitted only upon approval of the management responsible for the operations involved and shall be of the minimum possible durations.

Any person initiating or performing any action affecting sprinkler protection will determine that all of the following have been accomplished:

Location maintenance supervision and the supervision of the area affected are notified in advance of the intended shutdown.

Fire protection procedures during shutdown have been reviewed and are satisfactory.

Equipment is on hand for emergency restoration of service.

All additional notifications of system shutdown are completed, including notice to the fire insurance company where applicable.

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UNIT EMERGENCY ORGANIZATIONS

Each location, depending on the size and nature of operations, may need personnel who are trained and equipped to deal effectively with accidents, fires, and similar emergencies.

Unit emergency organizations (UEOs) can provide the best means of bringing control to emergency situations in the critical first few minutes of an incident. UEOs are also known as fire brigades, fire departments, rescue squads, or first-aid squads.

The need for UEOs is apparent in large manufacturing facilities, office complexes, hotels, field service units, and similar sites where organized response to an emergency is vital.

Each location shall determine the need and, as required, establish a UEO, which will be effective in dealing with emergencies.

Safety personnel shall provide advice and support on organization, equipping, training, and functioning of the UEO.

Occupancy of buildings as a tenant or building owner may introduce complexities in regard to emergency responsibilities. Any complexities should be resolved in order to assure company interests and as they affect the need for a UEO.

FIRE PERMIT REQUIREMENTS

A fire permit is required in operations involving flame- or spark-producing equipment when the degree of fire hazard is above normal due to the possible presence of flammable liquids, vapors, gases, combustible materials, and physical conditions of contraction.

Under no circumstances shall fire permits be authorized by other than company supervisory personnel.

The person issuing fire permits will explain the requirements to the personnel involved, including any outside contractor, at the time the permit is issued and before the work is started.

Departments shall duplicate and use the fire permit form included in this standard or one of similar design, which equals or exceeds the intent.

Cutting or welding will not be done while sprinklers are out of service. Location management and safety and fire prevention personnel must approve any exceptions.

The fire permit must be visible at the work site.

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Additional fire protection equipment such as extinguishers will be provided. A fire watch may be provided as necessary.

Floors and surrounding areas should be swept clean and may be wetted down as necessary.

A fire permit does not authorize smoking privileges in any area. FIRE DRILLS AND EMERGENCY EVACUATION PROCEDURES

It is the responsibility of every manager and department head in the company to ensure that the employees under their supervision know how to get out of the building in the event of a fire emergency. An orderly evacuation depends on both an early warning and employee awareness of the proper procedures to follow.

Each location shall establish procedures to be followed regarding the evacuation of buildings in emergencies.

Where possible, key emergency instructions shall also be highlighted in the location phone directory.

Each location shall have an alarm system or other suitable means to alert the occupants to the need for evacuation.

Concise emergency instructions shall be posted at strategic locations throughout the premises, including a floor plan drawn to indicate the emergency exits, the procedure for sounding an alarm, and evacuation instructions.

Fire drills shall be held in accordance with a regular schedule. In general, all locations should have not less than one fire drill annually.

Emergency exits and routes leading to them shall be clearly identified by signs. Current standards on construction, dimensions, lighting, and number of exits required by safety codes shall apply in designating exits.

As applicable, location procedures should include the following minimum personnel actions after the alarm has sounded:

All Personnel

- Take whatever immediate steps are necessary and feasible to minimize any hazard in leaving the work area unattended.

- Do not use elevators for evacuation purposes.

GAEHSVidtaster DocumentsWestas-AVVT Safety Manuah5-Industrial Fire Prevention.doc

- Assemble at a predetermined safe location for attendance check.

- Do not reenter building until responsible authority gives the "all clear" signal sounds or similar verbal instructions.

Supervisors

Direct the evacuation of your area and account for personnel.

Advise the responding authority of the situation and warn of potentially hazardous conditions.

FIRE ALARM SYSTEMS

Fire alarm systems are used to warn employees of emergency conditions and to trigger an orderly evacuation of the building. Such systems also provide the means to activate fire control equipment and notify the fire department and other emergency services. Statutory regulations, fire codes, and other local building codes normally specify the requirements for alarm system installations.

Fire alarm systems can be either manual or manual-automatic in operation. Persons at the location must activate manual systems. Manual-automatic systems detect a predetermined condition and activate the alarm system automatically, in addition to being manually operated by personnel at the location.

TERMINOLOGY

LOCAL SYSTEM: Sounds an alarm on the premises only.

AUXILIARY SYSTEM: Sounds a local alarm and is connected to a municipal fire department or other emergency organization location.

CENTRAL STATION SYSTEM: Sounds a local alarm and is connected to a constantly manned location off the company property. Signals transmitted to the central station result in specified actions.

SUPERVISORY SYSTEM: Signal only systems, which are installed to monitor temperatures, water pressure, water flow, controls, instruments, fire equipment, flame failure, overexposure, and similarly selected events. Depending on conditions, supervisory systems are independent installations or can be incorporated as part of the fire alarm system.

CLOSED CIRCUIT CODED SYSTEM: Provides alarm on activation in selected areas, such as emergency headquarters and the identified fire location by signal code.

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MULTIPLEX SYSTEMS: Modern electronic alarm systems using radio transmission or combinations of wire, cable, and radio to receive and communicate simultaneous and/or multiple signals.

DETECTION DEVICES: Devices incorporated in alarm systems, which act in response to selected stimuli and, in turn, activate the alarm system. These include such devices as smoke detectors, heat detectors, thermostats, photoelectric ionization detectors, and similar devices.

CODED ALARM SIGNAL: Audio or visual/audio signals, which by assignment indicate the section of the alarm system activated.

FIRE ALARM SYSTEM REGULATIONS

Each location shall have a system to warn building occupants in the event of fire or emergency so as to give them ample warning notice and enough time for escape in an orderly manner.

Safety and fire prevention personnel shall provide counsel on installation of fire alarm systems in accord with the occupancy, size use exposures, company experience, statutory regulations and the need to avoid undue danger to the lives and safety of the occupants from fire, smoke, fumes, or other possible emergency situations.

Alarm system signals shall be selected in accord with the ambient noise conditions existing in the location and located so as to be distinctively audible to all personnel under normal operating conditions.

Control panels for alarm system installations, which indicate the location of detectors, circuits, or otherwise identify the area of the emergency, should be located in the most likely avenues of approach by fire fighters or emergency personnel, and be readily accessible.

All systems shall have one primary and one secondary source of power. The second source shall have the capacity to operate maximum normal loads in accordance with recognized installation standards.

SUBJECT: Control of Hazardous Energy Sources (Lockout/Tag out). REGULATORY STATUTE: OSHA - 29 CFR 1910.147

BASIS: Approximately three million workers in the United States on a daily basis, face extreme risk from uncontrolled energy when servicing machinery. Serious injury or death can be the result. Typical non-lethal injuries include fractures, lacerations, contusions, amputations, puncture wounds, electric shock, and falls. The average lost time for injuries runs approximately 24 days. The Occupational Safety and health Administration (OSHA) estimates that approximately 120 fatalities and approximately 28,000 serious and 32,000 minor injuries each could be prevented if proper lockout/tag out procedures at job sites are initiated. This poses a serious problem for exposed workers and their employer. The OSHA Control of Hazardous Energy Sources Standard establishes uniform requirements to ensure that the hazards of uncontrolled energy in U.S. workplaces are evaluated, safety procedures implemented, and that the proper hazard information is transmitted to all affected workers.

GENERAL: Vestas-American Wind Technology will ensure that all machinery meeting the criteria for lockout/tag out within our facilities are evaluated, and that information and training programs, and lockout/tag out procedures are implemented. This standard practice instruction is intended to address comprehensively the issues of evaluating and identifying potential uncontrolled energy sources, evaluating the associated potential hazards, communicating information concerning these hazards, and establishing appropriate procedures, and protective measures for employees.

RESPONSIBILITY: The Company Safety Manager and/or Safety Representative is Responsible for all facets of this program and has full authority to make necessary decisions to ensure success of the program. The Safety Manager and/or Safety Representative will develop written detailed instructions covering each of the basic elements in this program, and is the sole person authorized to amend these instructions. This company has expressly authorized the Safety Manager and/or Safety Representative to halt any operation of the company where there is danger of serious personal injury. This policy includes respiratory hazards.

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Contents

Written Program.

General Requirements.

Program Implementation.

Full Employee Protection.

Energy Control Procedure Exceptions.

Energy Control Procedures.

Facility/Department Evaluation.

Protective Materials and Hardware.

Periodic Inspections and Certifications.

Initial Training.

Refresher Training

Energy Isolation.

Notification of Employees.

Application of Control.

Release from Lockout or Tag out

Testing of Machines, Equipment, or Components.

Non-Company Personnel (contractors, etc.).

Group Lockout or Tag out

Shift or Personnel Changes.

Definitions Applicable to this Instruction.

Sample Lockout Procedure.

Written Program. Vestas-American Wind Technology will review and evaluate this standard practice instruction on an annual basis, or when changes occur to 29 CFR 1910.147, that prompt revision of this document, or when facility operational changes occur that require a revision of this document. Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of the number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

General Requirements. Vestas-American Wind Technology will establish lockout/tag out procedures through the use of this document. This standard practice instruction covers the servicing and maintenance of machines and equipment in which the unexpected energyzation or start up of the machines or equipment, or release of stored energy could cause injury to employees.

n Application. This instruction applies to the control of energy during servicing and/or maintenance of machines and equipment. Normal production operations are not covered. Servicing and/or maintenance which takes place during normal production operations is covered if:

An employee is required to remove or bypass a guard or other safety device.

An employee is required to place any part of his or her body into an area on a machine or piece of equipment where work is actually performed upon the material being processed (point of operation) or where an associated danger zone exists during a machine operating cycle.

Exception: Minor tool changes and adjustments, and other minor servicing activities, which take place during normal production operations, are not covered if they are routine, repetitive, and integral to the use of the equipment for production, provided that the work is performed using alternative measures which provide effective protection in accordance with company operational procedures.

Li This instruction does not apply to the following:

Work on cord and plug connected electric equipment for which exposure to the hazards of unexpected energyzation or start up of the equipment is controlled by the unplugging of the equipment from the energy source and by the plug being under the exclusive control of the employee performing the servicing or maintenance.

Hot tap operations involving transmission and distribution systems for substances such as gas, steam, water or petroleum products when they are performed on pressurized pipelines, provided it is demonstrated that (1) continuity of service is essential; (2) shutdown of the system is impractical; and (3) documented company procedures are followed, and special equipment is used which will provide proven effective protection for our employees.

3. Program Implementation. Vestas - AVVT will establish a program and utilize procedures for affixing appropriate lockout devices or tag out devices to energy isolating devices, and to otherwise disable machines or equipment to prevent unexpected energyzation, start-up or release of stored energy in order to prevent injury to employees.

Energy control program. Vestas - AWT shall establish a program consisting of energy control procedures, employee training and periodic inspections to ensure that before any employee performs any servicing or maintenance on a machine or equipment where the unexpected energizing, start up or release of stored energy could occur and cause injury, the machine or equipment shall be isolated from the energy source, and rendered inoperative.

Tag out. If an energy-isolating device is not capable of being locked out, Vestas' energy control program shall utilize a tag out system.

GAEHSMaster Documents\Vestas-AWT Safety Manuah6-Lockout-tagoutdoc

Lockout. If an energy isolating device is capable of being locked out, Vestas' energy control program shall utilize lockout, unless it is can be demonstrated that the utilization of a tag out system will provide full employee protection.

Future requirements. Whenever replacement or major repair, renovation or modification of a machine or equipment is performed, and whenever new machines or equipment are installed, energy isolating devices for such machine or equipment shall be designed to accept a lockout device.

4.

Full Employee Protection.

Tag out location. When a tag out device is used on an energy isolating device which is capable of being locked out, the tag out device shall be attached at the same location that the lockout device would have been attached, and Vestas - AVVT shall demonstrate that the tag out program will provide a level of safety equivalent to that obtained by using a lockout program.

Lockout equivalency demonstration. In demonstrating that a level of safety is achieved in the tag out program which is equivalent to the level of safety obtained by using a lockout program, Vestas - AVVT shall demonstrate full compliance with all related-related provisions together with such additional elements as are necessary to provide the equivalent safety available from the use of a lockout device. Additional means to be considered as part of the demonstration of full employee protection shall include where possible the implementation of additional safety measures such as the:

Removal of isolating circuit elements.

Blocking of controlling switches.

Opening of extra disconnecting devices.

Removal of a valve handle to reduce the likelihood of inadvertent energyzation.

5. Energy Control Procedure Exceptions. Once a facility evaluation has been accomplished, documented procedures will not be developed when the following conditions exist:

The machine or equipment has no potential for stored or residual energy or reaccummulation of stored energy after shut down which could endanger employees.

The machine or equipment has a single energy source, which can be readily identified and isolated.

The isolation and locking out of that energy source will completely de-energize and deactivate the machine or equipment.

GAEHS\Master Documents\Vestas-AWT Safety Manual\6-Lockout-tagout.doc

SF/ 1091671

The machine or equipment is isolated from that energy source and locked out during servicing or maintenance.

A single lockout device will achieve a locked-out condition.

The lockout device is under the exclusive control of the authorized employee performing the servicing or maintenance.

The servicing or maintenance does not create hazards for other employees.

Vestas - AWT, in utilizing this exception, has had no accidents involving the unexpected activation or re-energizing of the machine or equipment during servicing or maintenance in the event of such occurrences, energy control procedures will be developed.

6.

Energy Control Procedures.

Once a facility evaluation has been accomplished, procedures shall be developed, documented and utilized for the control of potentially hazardous energy.

Procedural format. The following format will be followed for each machine requiring procedures. The site/facilities manager will be responsible for the implementation of these procedures. The procedures shall clearly and specifically outline the scope, purpose, authorization, rules, and techniques to be utilized for the control of hazardous energy, and the means to enforce compliance including, but not limited to, the following:

A specific statement of the intended use of the procedure.

Specific procedural steps for shutting down, isolating, blocking and securing machines or equipment to control hazardous energy (manufacturers specification will be followed when ever possible.

Specific procedural steps for the placement, removal and transfer of lockout devices or tag out devices and the person(s) responsible for them.

Specific requirements for testing a machine or equipment to determine and verify the effectiveness of lockout devices, tagout devices, and other energy control measures.

 7. Facility/Department Evaluation. Vestas shall evaluate our facilities by department to determine which machines or pieces of equipment require steps for shutting down, isolating, blocking and securing machines or equipment to control hazardous energy. A complete listing of machines/equipment having procedures will be maintained.

8. Protective Materials and Hardware. Appropriate lockout devices such as; locks, tags, chains, wedges, key blocks, adapter pins, self-locking fasteners, or other hardware shall be provided by Vestas - A1NT for isolating, securing or blocking of machines or equipment from energy sources based on the individual machine/equipment

Selection criteria.

Lockout/tag out devices shall be singularly identified; shall be the only devices(s) used for controlling energy; shall not be used for other purposes; and shall meet the following requirements:

Selected lockout and tag out devices shall be capable of withstanding the environment to which they are exposed for the maximum period of time that exposure is expected.

Selected tag out devices shall be constructed and printed so that exposure to weather conditions or wet and damp locations will not cause the tag to deteriorate or the message on the tag to become illegible.

Tags shall not deteriorate when used in corrosive environments such as areas where acid and alkali chemicals are handled and stored.

Standardization within the facility. Lockout and tag out devices shall be standardized within the facility in at least one of the following criteria: Color; shape; or size; and additionally, in the case of tag out devices, print and format shall be standardized.

Removal requirements.

Lockout devices. Lockout devices shall be substantial enough to prevent removal without the use of excessive force or unusual techniques, such as with the use of bolt cutters or other metal cutting tools.

Tag out devices. Tag out devices, including and their means of attachment, shall be substantial enough to prevent inadvertent or accidental removal. Tag out device attachment means shall be of a non-reusable type, attachable by hand, self-locking, and non-releasable with a minimum unlocking strength of no less than 50 pounds and having the general design and basic characteristics of being at least equivalent to a one-piece, all-environment-tolerant nylon cable tie.

Identification requirements.

Lockout/tag out devices shall indicate the identity of the employee applying the device(s).

Tag out devices shall warn against hazardous conditions if the machine or equipment is energized and shall include a legend such as the following: Do Not Start, Do Not Open, Do Not Close, Do Not Energize, Do Not Operate, etc.

9.

Periodic Inspections and Certifications.

Inspections. Vestas - AVVT shall conduct a periodic inspection of the energy control procedure for each machine or piece of equipment at least annually to ensure that the procedure and the requirements of this instruction are being followed.

The periodic inspection shall be performed by an authorized employee other than the ones(s) utilizing the energy control procedure being inspected.

The periodic inspection shall be conducted to correct any deviations or inadequacies identified.

Lockout inspections. Where lockout is used for energy control, the periodic inspection shall include a review, between the inspector and each authorized employee, of that employee's responsibilities under the energy control procedure being inspected.

Tag out inspections. Where tag out is used for energy control, the periodic inspection shall include a review, between the inspector and each authorized and affected employee, of that employee's responsibilities under the energy control procedure being inspected.

Certifications. Vestas - AVVT shall certify that the periodic inspections have been performed. The certification shall as a minimum identify:

The machine or equipment on which the energy control procedure was being utilized.

The date of the inspection.

The employees included in the inspection.

The person performing the inspection.

GAEHS1Master Documentswestas-AWr Safety Manuah6-Lockout-tagout.cloc

10.

Initial Training.

Vestas - AVVT shall provide training to ensure that the purpose and function of the energy control program are understood by employees and that the knowledge and skills required for the safe application, usage, and removal of the energy controls are acquired by employees. The training shall include the following:

Each authorized employee shall receive training in the recognition of applicable hazardous energy sources, the type and magnitude of the energy available in the workplace, and the methods and means necessary for energy isolation and control.

Each affected employee shall be instructed in the purpose and use of the energy control procedure.

All other employees whose work operations are or may be in an area where energy control procedures may be utilized, shall be instructed about the procedure, and about the prohibition relating to attempts to restart or reenergize machines or equipment which are locked out or tagged out.

When tag out systems are used, employees shall also be trained in the following limitations of tags:

Tags are essentially warning devices affixed to energy isolating devices, and do not provide the physical restraint on those devices that is provided by a lock.

When a tag is attached to an energy isolating means, it is not to be removed without authorization of the authorized person responsible for it, and it is never to be bypassed, ignored, or otherwise defeated.

Tags must be legible and understandable by all authorized employees, affected employees, and all other employees whose work operations are or may be in the area, in order to be effective. Non-legible or missing tags will be reported to site supervisor immediately.

Tags and their means of attachment must be made of materials, which will withstand the environmental conditions encountered in the workplace.

Tags may evoke a false sense of security, and their meaning needs to be understood as part of the overall energy control program.

Tags must be securely attached to energy isolating devices so that they cannot be inadvertently or accidentally detached during use.

11.

Refresher Training.

10/15/2002

AWT Number 31030 R2

Page: 9 of 16

Class:

Lockout/Tag-out Program

Retraining shall be provided for all authorized and affected employees whenever there is a change in their job assignments, a change in machines, equipment or processes that present a new hazard, or when there is a change in the energy control procedures.

Additional retraining shall also be conducted whenever a periodic inspection reveals, or whenever Vestas - AVVT has reason to believe, that there are deviations from or inadequacies in the employee's knowledge or use of the energy control procedures.

The retraining shall reestablish employee proficiency and introduce new or revised control methods and procedures, as necessary.

Certification. Vestas - AVVT shall certify that employee training has been accomplished and is being kept up to date. The certification shall contain each employee's name and dates of training.

Energy Isolation. Only the authorized employees who are performing the servicing or maintenance shall perform lockout or tag out.

Notification of Employees. Affected employees shall be notified of the application and removal of lockout devices or tag out devices. Notification shall be given before the controls are applied, and after they are removed from the machine or equipment.

Application of Control. The lockout or tag out procedures shall cover the following elements and actions and shall be done in the following sequence:

Preparation for shutdown. Before an authorized or affected employee turns off a machine or equipment, the authorized employee shall have knowledge of the type and magnitude of the energy, the hazards of the energy to be controlled, and the method or means to control the energy.

Machine or equipment shutdown. The machine or equipment shall be turned off or shut down using the procedures established for the machine or equipment. An orderly shutdown must be utilized to avoid any additional or increased hazard(s) to employees as a result of the equipment stoppage.

Machine or equipment isolation. All energy isolating devices that are needed to control the energy to the machine or equipment shall be physically located and operated in such a manner as to isolate the machine or equipment from the energy source(s).

Lockout device application.

q Lockout or tag out devices shall be affixed to each energy-isolating device by authorized employees.

GAEHS\ Master Documents\Vestas-AWT Safety Manual \6-Lockout-tagout.doc a Lockout devices, where used, shall be affixed in a manner to that will hold the energy isolating devices in a "safe" or "off' position.

Tag out devices, where used, shall be affixed in such a manner as will dearly indicate that the operation or movement of energy isolating devices from the "safe" or "off' position is prohibited.

Tag out device application.

Where tag out devices are used with energy isolating devices designed with the capability of being locked, the tag attachment shall be fastened at the same point at which the lock would have been attached.

Where a tag cannot be affixed directly to the energy isolating device, the tag shall be located as close as safely possible to the device, in a position that will be immediately obvious to anyone attempting to operate the device.

Stored energy.

Following the application of lockout or tag out devices to energy isolating devices, all potentially hazardous stored or residual energy shall be relieved, disconnected, restrained, and otherwise rendered safe.

a If there is a possibility of re-accumulation of stored energy to a hazardous level, verification of isolation shall be continued until the servicing or maintenance is completed, or until the possibility of such accumulation no longer exists.

Verification of isolation. Prior to starting work on machines or equipment that have been locked out or tagged out, the authorized employee shall verify that isolation and de-energizing of the machine or equipment have been accomplished.

15. Release from Lockout or Tag out.

Before lockout or tag out devices are removed. Before lockout or tag out devices are removed and energy is restored to the machine or equipment, procedures shall be followed and actions taken by the authorized employee(s) to ensure the following:

The machine or equipment. The work area shall be inspected to ensure that nonessential items have been removed and to ensure that machine or equipment components are operationally intact.

Employees. The work area shall be checked to ensure that all employees have been safely positioned or removed.

GAEHMaster Documents\Vestas-AWT Safety ManuaR6-Lockout-tagout.cloc

After lockout or tag out devices are removed. After lockout or tag out devices are removed and before a machine or equipment is started, affected employees shall be notified that the lockout or tag out device(s) have been removed.

Lockout or tag out devices removal. The employee who applied the device shall remove each lockout or tag out device from each energy-isolating device. When the authorized employee who applied the lockout or tag out device is not available to remove it, that device may be removed under the direction of the site supervisor, provided that specific procedures and training for such removal have been developed, documented and incorporated into Vestas' energy control program. Vestas - AWT shall demonstrate that the specific procedure provides equivalent safety to the removal of the device by the authorized employee who applied it. The specific procedure shall include at least the following elements:

Verification that the authorized employee who applied the device is not at the facility.

Making all reasonable efforts to contact the authorized employee to inform him/her that his/her lockout or tag out device has been removed.

Ensuring that the authorized employee has this knowledge before he/she resumes work at that facility.

16. Testing of Machines, Equipment, or Components.

Testing or positioning of machines, equipment or components thereof. In situations in which lockout or tag out devices must be temporarily removed from the energy isolating device and the machine or equipment energized to test or position the machine, equipment or component thereof, the following sequence of actions shall be followed:

Clear the machine or equipment of tools and materials.

Remove employees from the machine or equipment area.

Remove the lockout or tag out devices as specified as part of the individual machine procedures.

Energize and proceed with testing or positioning.

De-energize all systems and reapply energy control measures in accordance with the machine's procedures and continue the servicing and/or maintenance.

17. Non-Company Personnel (contractors, etc.).

GAEHS1Master DocumentsWestas-AWT Safety Manual16-Lockout-tagoutdoc

Whenever outside servicing personnel are to be engaged in activities covered by the scope and application of this instruction, this company and the outside employer shall inform each other of their respective lockout or tag out procedures.

Vestas shall ensure that his/her employees understand and comply with the restrictions and prohibitions of the outside employer's energy control program.

18. Group Lockout or Tag out.

When servicing and/or maintenance is performed by a crew, craft, department or other group, they shall utilize a procedure which affords the employees a level of protection equivalent to that provided by the implementation of a personal lockout or tag out device.

Group lockout or tag out devices shall be used in accordance with the procedures required by this instruction governing individual procedures which shall include, but not necessarily limited to, the following specific requirements:

Primary responsibility will be vested in an authorized employee for a set number of employees working under the protection of a group lockout or tag out device (such as an operations lock).

Provision for the authorized employee to ascertain the exposure status of individual group members with regard to the lockout or tag out of the machine or equipment will be made.

When more than one crew, craft, department, etc. is involved, assignment of overall job-associated lockout or tag out control responsibility will be vested to an authorized employee designated to coordinate affected work forces and ensure continuity of protection.

Each authorized employee shall affix a personal lockout or tag out device to the group lockout device, group lockbox, or comparable mechanism when he or she begins work, and shall remove those devices when he or she stops working on the machine or equipment being serviced or maintained.

19. Shift or Personnel Changes. Specific procedures shall be utilized during shift or personnel changes to ensure the continuity of lockout or tag out protection, including provision for the orderly transfer of lockout or tag out device protection between off-going and oncoming employees, to minimize exposure to hazards from the unexpected energizing or start-up of the machine or equipment, or the release of stored energy.

20.

Definitions Applicable to this Instruction.

Affected employee - An employee whose job requires him/her to operate or use a machine or equipment on which servicing or maintenance is being performed under lockout or tag out, or whose job requires him/her to work in an area in which such servicing or maintenance is being performed.

Authorized employee - A person who locks out or tags out machines or equipment in order to perform servicing or maintenance on that machine or equipment. An affected employee becomes an authorized employee when that employee's duties include performing servicing or maintenance covered under this section.

Capable of being locked out - An energy isolating device is capable of being locked out if it has a hasp or other means of attachment to which, or through which, a lock can be affixed, or it has a locking mechanism built into it. Other energy isolating devices are capable of being locked out, if lockout can be achieved without the need to dismantle, rebuild, or replace the energy-isolating device or permanently alter its energy control capability.

Energized - Connected to an energy source or containing residual or stored energy.

Energy isolating device - A mechanical device that physically prevents the transmission or release of energy, including but not limited to the following:

A manually operated electrical circuit breaker.

A disconnect switch.

A manually operated switch by which the conductors of a circuit can be disconnected from all ungrounded supply conductors, and, in addition, no pole can be operated independently.

A line valve; a block; and any similar device used to block or isolate energy.

Push buttons, selector switches and other control circuit type devices are not energy isolating devices.

Energy source - Any source of electrical, mechanical, hydraulic, pneumatic, chemical, thermal, or other energy.

Hot tap - A procedure used in the repair, maintenance and services activities which involves welding on a piece of equipment (pipelines, vessels or tanks) under pressure, in order to install connections or appurtenances. It is commonly used to replace or add sections of pipeline without the interruption of service for air, gas, water, steam, and petrochemical distribution systems.

GAEHSVutaster DocumentsWestas-AWT Safety Manual \6-Lockout-tagout.doc

Lockout - The placement of a lockout device on an energy-isolating device, in accordance with an established procedure, ensures that the energy isolating device and the equipment being controlled cannot be operated until the lockout device is removed.

Lockout device - A device that utilizes a positive means such as a lock, either key or combination type, to hold an energy isolating device in a safe position and prevent the energizing of a machine or equipment Included are blank flanges and bolted slip blinds.

Normal production operations - The utilization of a machine or equipment to perform its intended production function.

Servicing and/or maintenance - Workplace activities such as constructing, installing, setting up, adjusting, inspecting, modifying, and maintaining and/or servicing machines or equipment. These activities include lubrication, cleaning or un-jamming of machines or equipment and making adjustments or tool changes, where the employee may be exposed to the unexpected energizing or startup of the equipment or release of hazardous energy.

Setting up - Any work performed to prepare a machine or equipment to perform its normal production operation.

Tag out - The placement of a tag out device on an energy-isolating device, in accordance with an established procedure, to indicate that the energy isolating device and the equipment being controlled may not be operated until the tag out device is removed.

Tag out device - A prominent warning device, such as a tag and a means of attachment, which can be securely fastened to an energy isolating device in accordance with an established procedure, to indicate that the energy isolating device and the equipment being controlled may not be operated until the tag out device is removed.

21. Sample Lockout Procedure. The following sample lockout procedure is provided to assist employees of Vestas-American Wind Technology in developing specific procedures to meet the requirements of this instruction. When the energy isolating devices are not lockable, tag out may be used, provided additional training and more rigorous periodic inspections are conducted. When tag out is used and the energy isolating devices are lockable, Vestas - AWT will provide full employee protection, additional training and more rigorous periodic inspections as required. For more complex systems, more comprehensive procedures may need to be developed, documented and utilized.

Vestas-American Wind Technology Lockout Procedure

Lockout procedure for:

Machine #:

Machine Type:

GAEHSNMaster DocumentsWestas-AWT Safety Manual\6-Lockout-tagout.doc

Purpose. This procedure establishes the minimum requirements for the lockout of energy isolating devices whenever maintenance or servicing is done on machines or equipment. It shall be used to ensure that the machine or equipment is stopped, isolated from all potentially hazardous energy sources and locked out before employees perform any servicing or maintenance where the unexpected energizing or start-up of the machine or equipment or release of stored energy could cause injury.

Compliance With This Program. All employees are required to comply with the restrictions and limitations imposed upon them during the use of lockout. The authorized employees are required to perform the lockout in accordance with this procedure. All employees, upon observing a machine or piece of equipment, which is locked out to perform servicing, or maintenance shall not attempt to start, energize or use that machine or equipment.

Type of compliance enforcement to be taken for violation of the above. Sequence of Lockout

Notify all affected employees that servicing or maintenance is required on a machine or equipment and that the machine or equipment must be shut down and locked out to perform the servicing or maintenance.

The authorized employee shall refer to the company procedure to identify the type and magnitude of the energy that the machine or equipment utilizes, shall understand the hazards of the energy, and shall know the methods to control the energy.

If the machine or equipment is operating, shut it down by the normal stopping procedure (depress stop button, open switch, close valve, etc.).

De-activate the energy isolating device(s) so that the machine or equipment is isolated from the energy source(s).

Lock out the energy isolating device(s) with assigned individual lock(s).

Stored or residual energy (such as that in capacitors, springs, elevated machine members, rotating flywheels, hydraulic systems, and air, gas, steam, or water pressure, etc.) must be dissipated or restrained by methods such as grounding, repositioning, blocking, bleeding down, etc.

Ensure that the equipment is disconnected from the energy source(s) by first checking that no personnel are exposed, then verify the isolation of the equipment by operating the push button or other normal operating control(s) or by testing to make certain the equipment will not operate.

Caution: Return operating control(s) to neutral or "off' position after verifying the isolation of the equipment.

8. The machine or equipment is now locked out.

Restoring Equipment to Service. When the servicing or maintenance is completed and the machine or equipment is ready to return to normal operating condition, the following steps shall be taken.

Check the machine or equipment and the immediate area around the machine or equipment to ensure that nonessential items have been removed and that the machine or equipment components are operationally intact.

Check the work area to ensure that all employees have been safely positioned or removed from the area.

Verify that the controls are in neutral.

Remove the lockout devices and reenergize the machine or equipment.

Note: The removal of some forms of blocking may require reenergizing of the machine before safe removal.

Notify affected employees that the servicing or maintenance is completed and the machine or equipment is ready for use.

SUBJECT: Occupational Noise Exposure Program REGULATORY STATUTE: OSHA - 29 CFR 1910.95

BASIS: Approximately 16 million workers are exposed to excessive on-the-job noise levels on an annual basis. In addition to causing hearing loss by destroying the inner ear, noise can put stress on other parts of the body causing fatigue and unnecessary psychological stress. This preventable added burden to the body can result in increased injury rates. This poses a serious problem for exposed workers and their employer. The OSHA Occupational Noise Exposure Standard establishes uniform requirements to make sure that the noise hazards associated with all U.S. workplaces are evaluated, and that the hazards associated with high noise are transmitted to all affected workers so that mitigation measures can be instituted.

GENERAL: Vestas-American Wind Technology will ensure that the noise hazards within our facility are evaluated, and that information concerning the hazards is transmitted to all employees. This standard practice instruction is intended to address comprehensively the issues of: evaluating the potential hazards of noise, communicating information concerning these hazards, and establishing appropriate protective measures for all employees.

RESPONSIBILITY: The Company Safety Manager and/or Safety Representative is responsible for all facets of this program and has full authority to make necessary decisions to ensure success of the program. The Safety Manager and/or Safety Representative will develop written detailed instructions covering each of the basic elements in this program, and is the sole person authorized to amend these instructions. Vestas-American Wind Technology has expressly authorized the Safety Manager and/or Safety Representative to halt any operation of the company where there is danger of serious personal injury. This policy includes respiratory hazards.

Contents

Written Program.

Audiometric Testing Program.

Hearing Conservation Program.

Training Program.

Record keeping.

Appendices.

Definitions.

Written program. Development and maintenance of a written noise exposure program. This standard practice instruction will be reviewed on annual basis and updated as changes in company occur, or as changes are noted to 29 CFR 1910.95 which require revision of this document. Effective implementation of this program requires support from all levels of management within Vestas-American Wind Technology. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of the number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

Audiometric testing program. Vestas-American Wind Technology will maintain an audiometric testing program in accordance with the following guidelines.

Vestas-American Wind Technology will establish and maintain an audiometric testing program free of charge for employees whose exposures equal or exceed an 8-hour time-weighted average of 85 decibels.

Audio metric tests will be performed by a licensed or certified audiologist, otolaryngologist, or other physician, or by a technician who is certified by the Council of Accreditation in Occupational Hearing Conservation. A technician who performs audiometric tests must be responsible to an audiologist, otolaryngologist or physician.

All audiograms obtained pursuant to this standard practice instruction will meet the requirements of 29 CFR 1910.95, Appendix C: Audiometric Measuring Instruments.

Vestas-American Wind Technology will provide protection against the effects of noise exposure when the sound levels within our facility exceed those shown in Table 2.1, when measured on the A scale of a standard sound level meter at slow response.

Table 2.1 PERMISSIBLE NOISE EXPOSURES

Duration per

day, hour's

Sound level dBA

slow response

8

90

6

92

4

95

3

97

2

100

1 1/2

102

1

105

0 1/2

110

1/4 or less

115

 Program.doc

When noise levels are determined by octave band analysis, the equivalent A-weighted sound level will be determined by using the appropriate table from 29 CFR 1910.95, appendix 1, equivalent sound level contours. Octave band sound pressure levels may be converted to the equivalent A-weighted sound level by plotting them on the graph shown as Figure G-9, 29 CFR 1910.95 (included as an appendix to this instruction) and noting the A-weighted sound level corresponding to the point of highest penetration into the sound level contours. This equivalent A-weighted sound level, which may differ from the actual A-weighted sound level of the noise, will be used to determine exposure limits from Table 1-1 of this instruction.

When employees are subjected to sound exceeding those listed in Table 1-1, Vestas-American Wind Technology will administer or have administered by qualified personnel, audiometric examinations, obtain valid audiograms, and ensure proper controls are reviewed and implemented where feasible. If such controls fail to reduce sound levels within the levels of Table 1.1, personal protective equipment will be provided and used to reduce sound levels within the levels of the table.

If the variations in noise level involve intervals of 1 second or less, it will be considered to be continuous. When the daily noise exposure is composed of two or more periods of noise exposure of different levels, their combined effect will be considered, rather than the individual effect of each.

Exposure to impulsive or impact noise will not exceed 140 dB peak sound pressure level.

3. Hearing conservation program. Vestas-American Wind Technology is dedicated to providing a safe and healthful working environment. We believe that safety in all operations and activities is of primary importance. Ultimately however, it is the employee's responsibility to seek assistance when required, and to carry out the job in a safe manner. Vestas-American Wind Technology- will administer a continuing, effective hearing conservation program, as described in the following paragraphs, whenever employee noise exposures equal or exceed an 8 hour time weighted average sound level (TWA) of 85 decibels measured on the A scale (slow response) or, equivalently, a dose of fifty percent. For purposes of the hearing conservation program, employee noise exposures will be computed without regard to any attenuation provided by the use of personal protective equipment.

An 8-hour time weighted average of 85 decibels or a dose of fifty percent will also be referred to as the action level.

Monitoring. When information indicates that any employee's exposure may equal or exceed an 8-hour time weighted average of 85 decibels, Vestas-American Wind Technology will implement this monitoring program.

GAEHS1Master Documents\Vestas-AWT Safety Manua117-Noise Exposure Program.doc

The company will conduct sampling on a(n) as needed basis and will be designed to identify employees for inclusion in the hearing conservation program and to enable the proper selection of hearing protectors.

Where circumstances such as high worker mobility, significant variations in sound level, or a significant component of impulse noise make area monitoring generally inappropriate, Vestas-American Wind Technology will use representative personal sampling to comply with the monitoring requirements of this instruction unless it can be shown that area sampling produces equivalent results.

All continuous, intermittent and impulsive sound levels from 80 decibels to 130 decibels will be integrated into the noise measurements.

Instruments used to measure employee noise exposure will have been calibrated to ensure measurement accuracy.

Monitoring will be repeated whenever a change in production, process, equipment or controls increases noise exposures to the extent that:

Additional employees may be exposed at or above the action level.

The attenuation provided by hearing protectors being used by employees may be rendered inadequate to meet the requirements of paragraph (j) of 29 CFR

1910.95.

Employee notification. Vestas-American Wind Technology will notify each employee exposed at or above an 8-hour time weighted average of 85 decibels of the results of the monitoring.

Observation of monitoring. Vestas-American Wind Technology will provide affected employees or their representatives with an opportunity to observe any noise measurements conducted.

Baseline audiogram. Within 6 months of an employee's first exposure at or above the action level, Vestas-American Wind Technology will establish a valid baseline audiogram against which subsequent audiograms can be compared. The company will obtain a valid baseline audiogram within 1 year of an employee's first exposure at or above the action level. Where baseline audiograms are obtained more than 6 months after the employee's first exposure at or above the action level, employees will wear hearing protectors for any period exceeding six months after first exposure until the baseline audiogram is obtained.

Testing to establish a baseline audiogram will be preceded by at least 14 hours without exposure to workplace noise. Hearing protectors may be used as a substitute for the requirement that baseline audiograms be preceded by 14 hours without exposure to workplace noise.

Vestas-American Wind Technology will notify employees of the need to avoid high levels of non-occupational noise exposure during the 14-hour period immediately preceding the audiometric examination.

Annual audiogram. At least annually after obtaining the baseline audiogram, Vestas-American Wind Technology will obtain a new audiogram for each employee exposed at or above an 8-hour time weighted average of 85 decibels.

Evaluation of audiogram. Each employee's annual audiogram will be compared to that employee's baseline audiogram to determine if the audiogram is valid and if a standard threshold shift has occurred. An individual trained to technician level may do this comparison. If the annual audiogram shows that an employee has suffered a standard threshold shift, a retest will be accomplished within 30 days and the results considered as the annual audiogram.

Problem audiograms. Vestas-American Wind Technology will ensure that an audiologist, otolaryngologist, or physician review problem audiograms and determine whether there is a need for further evaluation. The reviewer will be provided the following information:

The baseline audiogram and most recent audiogram of the employee to be evaluated.

Measurements of background sound pressure levels in the audiometric test room, (if the testing was not conducted at the reviewers facility).

Records of audiometer calibrations, (if the testing was not conducted at the reviewers facility).

Follow-up procedures. If a comparison of the annual audiogram to the baseline audiogram indicates a standard threshold shift has occurred, the employee will be informed of this fact in writing, within 21 days of the determination.

Standard threshold shift. A standard threshold shift is a change in hearing threshold relative to the baseline audiogram of an average of 10 dB or more at 2000, 3000, and 4000 Hz in either ear. In determining whether a standard

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threshold shift has occurred, allowance may be made for the contribution of aging (presbycusis) to the change in hearing level by correcting the annual audiogram according to the procedure described in Appendix F, 29 CFR 1910.95: Calculation and Application of Age Correction to Audiograms. Unless a physician determines that the standard threshold shift is not work related or aggravated by occupational noise exposure, Vestas-American Wind Technology will ensure that the following steps are taken when a standard threshold shift occurs:

Employees exposed or potentially exposed to high noise will be fitted with hearing protectors, trained in their use and care, and required to use them. For known high noise job assignments employees will be fitted and trained prior to job assignment.

Employees already using hearing protectors will be refitted and retrained in the use of hearing protectors and provided with hearing protectors offering greater attenuation if necessary.

Employees will be referred for a clinical audiological evaluation or an ontological examination, as appropriate, if additional testing is necessary or if it is suspected that a medical pathology of the ear is caused or aggravated by the wearing of hearing protectors.

Employees will be informed of the need for an ontological examination if a medical pathology of the ear that is unrelated to the use of hearing protectors is suspected.

If subsequent audiometric testing of an employee whose exposure to noise is less than an 8 hour TWA of 90 decibels indicates that a standard threshold shift is not persistent, Vestas-American Wind Technology:

Will inform the employee of the new audiometric interpretation.

May discontinue the required use of hearing protectors for that employee.

q Revised baseline. An annual audiogram may be substituted for the baseline audiogram when, in the judgment of the audiologist, otolaryngologist or physician who is evaluating the audiogram determine that:

The standard threshold shift revealed by the audiogram is persistent.

The hearing threshold shown in the annual audiogram indicates significant improvement over the baseline audiogram.

Audiometric test requirements. Audiometric tests conducted on employees of Vestas-American Wind Technology will be pure tone, air conduction, hearing threshold examinations, with test frequencies including as a minimum 500, 1000, 2000, 3000, 4000, and 6000 Hz. Tests at each frequency will be taken separately for each ear.

Audiometric tests will be conducted with audiometers (including microprocessor audiometers) that meet the specifications of, and are maintained and used in accordance with, American National Standard Specification for Audiometers, S3.6-1969.

Pulsed-tone and self-recording audiometers, if used, will meet the requirements specified in Appendix C, 29 CFR 1910.95: Audiometric Measuring Instruments.

Audiometric examinations will be administered in a room meeting the requirements listed in Appendix D, 29 CFR 1910.95: Audiometric Test Rooms.

Audiometer calibration. The functional operation of the audiometer will be checked before each day's use by testing a person with known, stable hearing thresholds, and by listening to the audiometer's output to make sure that the output is free from distorted or unwanted sounds. Deviations of 10 decibels or greater require an acoustic calibration.

Audiometer calibration will be checked acoustically at least annually in accordance with Appendix E: Acoustic Calibration of Audiometers. Test frequencies below 500 Hz and above 6000 Hz may be omitted from this check. Deviations of 15 decibels or greater require an exhaustive calibration.

An exhaustive calibration will be performed at least every two years in accordance with sections 4.1.2; 4.1.3; 4.1.4.3; 4.2; 4.4.1; 4.4.2; 4.4.3; and 4.5 of the American National Standard Specification for Audiometers, S3.6-1969. Test frequencies below 500 Hz and above 6000 Hz may be omitted from this calibration.

Hearing protectors. Vestas-American Wind Technology will make hearing protectors available to all employees exposed to an 8-hour time weighted average of 85 decibels or greater at no cost to the employees. Hearing protectors will be replaced at no cost as necessary.

Vestas-American Wind Technology will ensure that hearing protectors are worn:

GAEHSWaster Documents\Vestas-AWT Safety Manual\7-Noise Exposure Program.doc

By any employee who is required by previous testing to wear personal protective equipment.

By any employee who is exposed to an 8-hour time weighted average of 85 decibels or greater, and who: has not yet had a baseline audiogram established, or has experienced a standard threshold shift.

Employees will be given the opportunity to select their hearing protectors from a variety of suitable hearing protectors provided.

Vestas-American Wind Technology will provide training in the use and care of all hearing protectors provided to employees.

Vestas-American Wind Technology will ensure proper initial fitting and supervise the correct use of all hearing protectors.

Hearing protector attenuation. Vestas-American Wind Technology will evaluate hearing protector attenuation for the specific noise environments in which the protector will be used. One of the evaluation methods described in Appendix B: Methods for Estimating the Adequacy of Hearing Protection Attenuation will be used.

Selected hearing protectors will attenuate employee exposure at least to an 8-hour time weighted average of 90 decibels.

For employees who have experienced a standard threshold shift, selected hearing protectors must attenuate their exposure to an 8-hour time weighted average of 85 decibels or below.

The adequacy of hearing protector attenuation will be re-evaluated whenever employee noise exposures increase to the extent that the hearing protectors provided may no longer provide adequate attenuation. More effective hearing protectors will be provided where necessary.

4. Training program. Vestas-American Wind Technology will institute a training program for all employees who are exposed to noise at or above an 8-hour time weighted average of 85 decibels, and will ensure employee participation in such program.

The training program will be repeated annually for each employee included in the hearing conservation program. Information provided in the training program will be updated to be consistent with changes in protective equipment and work processes. Each employee will be informed of the following:

The effects of noise on hearing.

The purpose of hearing protectors, the advantages, disadvantages, and attenuation of various types, and instructions on selection, fitting, use, and care.

The purpose of audiometric testing, and an explanation of the test procedures.

Access to information and training materials. Vestas-American Wind Technology will make available to affected employees or their representatives copies of this standard practice instruction and 29 CFR 1910.95, and will also post a copy in the workplace.

Vestas-American Wind Technology will provide to affected employees any informational materials pertaining to 29 CFR 1910.95 that are supplied by OSHA.

5.

Record keeping. Exposure measurements. Vestas-American Wind Technology will maintain an accurate record of all employee exposure measurements.

Audiometric tests. Vestas-American Wind Technology will retain all employee audiometric test records. This record will include as a minimum:

Name and job classification of the employee.

Date of the audiogram.

The examiner's name.

Date of the last acoustic or exhaustive calibration of the audiometer.

Employee's most recent noise exposure assessment.

Vestas-American Wind Technology will maintain accurate records of the measurements of the background sound pressure levels in audiometric test rooms.

Record retention. Vestas-American Wind Technology will retain audiometric and related records for at least the following periods.

Noise exposure measurement records will be retained for two years.

Audiometric test records will be retained for the duration of the affected employee's employment.

Access to records. All records cited in this standard practice instruction will be provided upon request to employees, former employees, representatives designated

GAEHS\Master Documents\Vestas-AWT Safety Manual\7-Noise Exposure Program.doc

by the individual employee, and representatives of OSHA. The provisions of 29 CFR 1910.20 apply to access to records under this section.

Transfer of records. If Vestas-American Wind Technology ceases to do business, the records will be transferred to the successor employer and maintained by the successor employer. Should the company cease to function entirely the records will be provided to the respective employees, or as required by current law.

6.

Appendices.

Appendix A, 29 CFR 1910.95 Noise Exposure Computation q Computation of Employee Noise Exposure

When the sound level, L, is constant over the entire work shift, the noise dose, D, in percent, is given by: D = 100 C/T where C is the total length of the work day, in hours, and T is the reference duration corresponding to the measured sound level, L, as given in Table G-16a below or by the formula shown as a footnote to that table.

When the work shift noise exposure is composed of two or more periods of noise at different levels, the total noise dose over the workday is given by:

D = 100 (C1fT1+C2fT2 + . . . + Cn/Tn),

Where Cn indicates the total time of exposure at a specific noise level, and Tn indicates the reference duration for that level as given by Table G-16a. The eight hour time weighted average sound level (TWA), in decibels, may be computed from the dose, in percent, by means of the formula: TWA = 16.61 log10 (D/100)+90. For an eight-hour work shift with the noise level constant over the entire shift, the TWA is equal to the measured sound level.

Conversion Between "Dose" and "8-Hour Time-Weighted Average" Sound Level.

Compliance will be determined by the amount of exposure to noise in the workplace. The amount of such exposure will usually be measured with an audiodosimeter, which gives readout in terms of "dose." Dosimeter readings can be converted to an "8 hour time weighted average sound level." (TWA).

In order to convert the reading of a dosimeter into TWA, see Table A-1, below. This table applies to dosimeters that are set by the manufacturer to calculate dose or percent exposure according to the relationships in Table G-16a. So, for example, a dose of 91 percent over an eight-hour day results in a TWA of 89.3 dB, and, a dose of 50 percent corresponds to a TWA of 85 dB.

  If the dose as read on the dosimeter is less than or greater than the values found in Table A-1, the TWA may be calculated by using the formula: TWA = 16.61 log10 (D/100)+90 where TWA = 8 hour time weighted average sound level and D = accumulated dose in percent exposure.

Table A-1

Conversion From "Percent Noise Exposure" or "Dose" to "8-Hour Time-Weighted Average Sound Level" (TWA)

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n Appendix B, 29 CFR 1910.95 Estimating the Adequacy of Hearing Protector Attenuation

q For employees who have experienced a significant threshold shift, hearing protection provided would have an attenuation that is sufficient to reduce employee exposure to a TWA of 85 dB. The following method will be used to estimate the adequacy of hearing protector attenuation.

GAEHS\Master DocumentsWestas-AWT Safety Manual\7-Noise Exposure Program.doc

The Noise Reduction Rating (NRR) developed by the Environmental Protection Agency (EPA) will be used. Only approved hearing protection equipment showing employees of Vestas-American Wind Technology will use the NRR on the hearing protector package. The NRR will be related to an individual employee's noise environment in order to assess the adequacy of the attenuation of a given hearing protector. When using the NRR to assess hearing protector adequacy, one of the following methods will be used:

Dosimeter (C-weighted):

Obtain the employee's C-weighted dose for the entire work shift, and convert to TWA.

Subtract the NRR from the C-weighted TWA to obtain the estimated A-weighted TWA under the ear protector.

Dosimeter (not capable of C-weighted measurements):

Convert the A-weighted dose to TWA.

Subtract 7 dB from the NRR.

Subtract the remainder from the A-weighted TWA to obtain the estimated A-weighted TWA under the ear protector.

Sound level meter (set to the A-weighting network): Li Obtain the employee's A-weighted TWA.

Subtract 7 dB from the NRR, and subtract the remainder from the A-weighted TWA to obtain the estimated A-weighted TWA under the ear protector.

Sound level meter (set to the C-weighting network):

Obtain a representative sample of the C-weighted sound levels in the employee's environment.

Subtract the NRR from the C-weighted average sound level to obtain the estimated A-weighted TWA under the ear protector.

When using area monitoring procedures and a sound level meter set to the A-weighing network.

Obtain a representative sound level for the area in question.

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Subtract 7 dB from the NRR and subtract the remainder from the A-weighted sound level for that area.

When using area monitoring procedures and a sound level meter set to the Cweighting network:

Obtain a representative sound level for the area in question.

Subtract the NRR from the C-weighted sound level for that area.   Age Correction Values in Decibels for Males and Females.

Example to determine Age Correction Values in Decibels for Males and Females.

Audiometric test frequency (Hz)

Employee's age

1000

2000

3000

4000

6000

Age 32

6

5

7

10

14

Age 27

5

4

6

7

11

Difference

1

1

1

3

3

The difference represents the amount of hearing loss that may be attributed to aging in the time period between the baseline audiogram and the most recent audiogram. In this example, the difference at 4000 Hz is 3 dB. This value is subtracted from the hearing level at 4000 Hz, which in the most recent audiogram is 25, yielding 22 after adjustments. Then the hearing threshold in the baseline audiogram at 4000 Hz (5) is subtracted from the adjusted annual audiogram-hearing threshold at 4000 Hz (22). Thus the age-corrected threshold shift would be

17 dB (as opposed to a threshold shift of 20 dB without age correction).

7.

Definitions. Definitions commonly found in the OSHA Occupational Noise Exposure Standard or that relate to the contents of the standard practice instruction.

Action level--An 8 hour time weighted average of 85 decibels measured on the A-scale, slow response, or equivalently, a dose of fifty percent.

Audiogram--A chart, graph, or table resulting from an audiometric test showing an individual's hearing threshold levels as a function of frequency.

Audiologist--A professional, specializing in the study and rehabilitation of hearing, which is certified by the American Speech-Language-Hearing Association or licensed by a state board of examiners.

Baseline audiogram--The audiogram against which future audiograms are compared. Criterion sound level--A sound level of 90 decibels.

Decibel (dB)--Unit of measurement of sound level.

Hertz (Hz)--Unit of measurement of frequency, numerically equal to cycles per second.

Medical pathology--A disorder or disease. For purposes of this instruction, a condition or disease affecting the ear, which should be treated by a physician specialist.

Noise dose--The ratio, expressed as a percentage, of (1) the time integral, over a stated time or event, of the 0.6 power of the measured SLOW exponential time-averaged, squared A-weighted sound pressure and (2) the product of the criterion duration (8 hours) and the 0.6 power of the squared sound pressure corresponding to the criterion sound level (90 dB).

Noise dosimeter--An instrument that integrates a function of sound pressure over a period of time in such a manner that it directly indicates a noise dose.

Otolaryngologist--A physician specializing in diagnosis and treatment of disorders of the ear, nose, and throat.

Representative exposure--Measurements of an employee's noise dose or 8 hour time weighted average sound level that the employers deem to be representative of the exposures of other employees in the workplace.

Sound level--Ten times the common logarithm of the ratio of the square of the measured A-weighted sound pressure to the square of the standard reference pressure of 20 micropascals. Unit: decibels (dB). For use with this instruction, SLOW time response, in accordance with ANSI S1.4-1971 (R1976), is required.

Sound level meter-An instrument for the measurement of sound level.

Time weighted average sound level--That sound level, which if constant over an 8 hour exposure, would result in the same noise dose as is measured.

RESPIRATORY PROTECTION PROGRAM

A. POLICY

Purpose: The purpose of this program is to ensure that Vestas - American Wind Technology, Inc. employees are properly protected from airborne chemical hazards during their work activities. This is typically accomplished by using accepted engineering controls such as general and local exhaust ventilation. When engineering controls are not feasible, while they are being instituted, or in an emergency, only employees who have been medically evaluated, trained, fit-tested and certified in their use and limitations may use appropriate respirators.

Scope: This program applies to all employees who are required to wear respirators during their normal work activities and during emergencies. Any employee who asks to wear a respirator when one is not required (voluntary use) must comply with the medical evaluation, cleaning, maintenance, and storage requirements of this program. Any employee who asks to wear a filtering face piece (dust mask) is not subject to the medical evaluation, cleaning, maintenance, and storage requirements of this program.

A physician or other licensed health care professional (PLHCP) will be assigned the responsibility of confirming each person is physically able to perform assigned work while using a respirator.

B. RESPONSIBILITIES

1. Rob Spencer, Safety Manager, Vestas - American Wind Technology, Inc., will:

Provide commitment and leadership to adhere to the requirements of the Respiratory Protection Program by assuming the role of Program Administrator.

Assist the department Managers in identifying areas where respiratory protection may be required.

Conduct and/or arrange for air sampling to evaluate the need for respiratory protection.

Assist with the selection and procurement of respirators.

Conduct an annual review of the program to ensure its effectiveness.

2. Each department Manager will:

Identify persons who are working in areas where respiratory protection is required and initiate the request for respirator issue.

-

Ensure that employees are medically able to wear respirators before assigning them to tasks requiring the use of a respirator.

Ensure that employees are properly instructed in the use and maintenance of their respirator and fit-tested before using a respirator.

Ensure that any person assigned to use a respirator is fully informed of the nature of the hazard.

Ensure that employees maintain all required respiratory protection devices in good repair and in a clean and sanitary condition.

Conduct regular inspections and evaluations to determine the continued effectiveness of the program.

3. Employees who wear respirators shall:

Use assigned respirators in accordance with instructions and training received.

Inform their supervisor and Safety Manager of any personal health problems that could be aggravated by the use of respirators.

Maintain their respirator in good repair and use fresh filters of the appropriate type.

Report immediately to their supervisor any damaged, defective or malfunctioning respirator.

If the respirator malfunctions while in use, go to a safe area and not remain in a hazardous atmosphere.

Not disassemble or alter a respirator other than to change cartridges or to clean it.

Not share or give their respirator to another employee to use.

Remain clean-shaven so that a face piece-to-face seal can be obtained.

Take reasonable periodic breaks to rest and to wash the face piece if it needs cleaning when wearing a respirator in a hazardous area.

C. PROCEDURES

1. Hazard Evaluation

Each department will identify and evaluate all workplace respiratory hazards by means of a Hazard Assessment

The Hazard Assessment will include a reasonable estimate of employee exposures to the hazards and the identity of each hazard's chemical state and physical form.

The information obtained from the Hazard Assessment will be used to select and assign respirators to employees.

2. Selection of Respirators

The Safety Manager and/or designated representative, with the assistance of the department Manager, will select respirators by determining whether there is either a potential for employees to be exposed above a Permissible Exposure Limit (PEL) or there is a specific reason that an employee needs such protection.

If the exposure cannot be reduced below the PEL, the department Manager, Safety Manager and/or designated representative will select a respirator based upon the following: chemical toxicity, maximum expected concentration, oxygen deficiency, chemical warning properties, sorbent limitations, face piece fit, mobility requirements, and type of use (routine, escape, or emergency entry).

The Safety Manager and/or designated representative is responsible for selecting the appropriate respirator filters and/or cartridges based on a review of material safety data sheets (MSDSs) and/or other relevant air contaminant data.

Only respirators approved by the National Institute for Occupational Safety and Health (NIOSH) shall be used.

Only filters and/or chemical cartridges matched to expected atmospheric contaminants known to be present at Vestas - American Wind Technology, Inc. facilities will be used.

Air-purifying respirators shall not be used in oxygen deficient atmospheres. Only atmosphere supplying respirators (SCBA, or air-supplied) are to be used under these conditions

Respirators will not be assigned to individuals who cannot attain a proper fit or when facial hair prevents obtaining a good face seal.

Consideration must be given to the limitations of the protective device and the work environment in which it will be used.

TABLE 1: RESPIRATOR SELECTION CRITERIA

Type of Exposure:

Selection Procedure:

Particulate exposure

Respirators will be selected on the basis of potential oil

mist exposure (N, R or P), severity of the inhalation

hazard (95%, 99% or 100% efficient), air particulate

concentration, and the availability of 21% oxygen.

Vapor and gas exposure

Respirators will be selected on the basis of chemical

composition, physical state (vapor or gas), air contaminant

concentration, and the availability of 21% oxygen.

Atmospheric oxygen at or below 19.5% or air

Supplied-air respirators will be selected. Only Grade D

contaminants Immediately Dangerous to Life or

breathing air will be used for supplied-air respirators. Only

Health (IDLH)

oil-less breathing air compressor or oil-compressor

systems provided with carbon monoxide (10 ppm) or high-

temperature alarms periodically tested for the presence of

carbon monoxide will be used.

The Safety Manager and/or designated representative shall rely on the current NIOSH-assigned protection factors (APFs) when selecting respirators.

D. MEDICAL SURVEILLANCE

1. Every employee who is required to wear a respirator, or who requests an air-purifying respirator, shall be medically evaluated before being fit-tested.

The Safety Manager and/or designated representative will assure each employee has a medical evaluation, using the OSHA respirator medical evaluation questionnaire. A physician or licensed health care professional (PLHCP) will make this evaluation.

Follow-up appointments may be required.

2. The Safety Manager and/or designated representative will provide physician or other licensed health care professional (PLHCP) with the following information:

The type and weight of the respirator each employee will use,

The duration and frequency of use,

The expected physical work effort,

Any other protective clothing and equipment worn,

Temperature and humidity extremes at the workplace, and

Air contaminants and concentration levels that each employee may encounter.

3. The physician or other licensed health care professional (PLHCP) clinic may discuss the results of the evaluation with the employee and provide a written determination to the Safety Manager. This determination will not contain confidential medial information, but will include:

An opinion regarding the employees' ability to tolerate a respirator,

Any limitations on respirator use,

Any need for follow-up evaluations, and

A statement that the employee has been informed of the determination.

4. If the physician or other licensed health care professional (PLHCP) recommends alternative respiratory protection, such as a powered air-purifying respirator, the Safety Manager will comply with the recommendation.

5. Employees will receive follow-up medical evaluations under the following conditions:

The employee reports medical signs or symptoms related to respirator use,

A reevaluation is recommended by a supervisor, the Safety Manager or the licensed health care provider,

A fit-test or other program information indicates a need for reevaluation; and

When changes in the workplace increase respiratory stress on an employee.

E. FIT-TESTING

1. All employees using a tight-fitting face piece respirator must pass an appropriate qualitative fit-test (QLFT) or quantitative fit-test (QNFT).

The Safety Manager will determine which test is appropriate for each type of respirator.

Qualitative fit testing shall be performed with the use of irritant smoke or Bitrex and testing procedures shall conform to the protocols found in 1910.134, Appendix A.

A qualitative fit-test will be used only to fit-test negative pressure air-purifying respirators that achieve a fit factor of 100 or less.

2. Employees must be fit-tested before they use a respirator for the first time, whenever they use a different respirator face piece, and after any changes in their physical condition that could affect respirator fit.

3. Fit-tests will be administered using the employee's assigned respirator or from a selection of respirators set up for fit-testing purposes (for an initial fit-test).

4. All employees must be fit-tested annually.

F. RESPIRATOR USE

1. Using tight-fitting respirators:

Employees who have beards or other conditions that interfere with the face-to-face piece seal or valve function cannot wear tight-fitting respirator face pieces.

PPE or clothing that interferes with the face-to-face piece seal or valve function is not permitted.

Corrective lenses with temple bars or straps that interfere with the face-to-face piece seal cannot be used with any respirator.

Employees shall be instructed on how to perform a positive pressure and negative pressure seal check whenever they don the device.

2. Monitoring respirator effectiveness:

a. The Safety Manager and/or designated representative will monitor and reevaluate the effectiveness of the employees' respirators after any significant changes in work conditions or exposure levels.

c. Employees must leave the areas in which they wear respirators to wash their faces and their respirator face pieces:

If they detect face piece leaks or changes in breathing resistance,

To change respirators, filters, cartridges, or canister elements.

3. Respirators will not be used to enter IDLH atmospheres. If an IDLH atmosphere is known or suspected, employees will report the condition to their supervisor, but will not enter the area or confined space where the IDLH atmosphere exists.

G. RESPIRATOR MAINTENANCE AND CARE

1. Respirators must be washed, cleaned, sanitized and inspected according to the manufacturer's instructions:

Before any new respirator is used,

After each use, and

When respirators are used for fit testing.

Warm water with a mild detergent is used for cleaning air-purifying respirators. All parts should be allowed to dry thoroughly before reassembling.

2. Employees must inspect their respirators before they use them and after they clean them. Inspection includes:

A check of respirator function,

Tightness of connections,

Condition of the elastomeric face piece,

Head straps,

Valves,

Connecting tubes, and

Cartridges, filters or canisters.

Only trained employees can replace worn or deteriorated respirator parts. All repair work, adjustments, and replaced parts must comply with the respirator manufacturer's instructions.

Air-purifying respirators are to be stored by the user in a bag or box in such a way that the device is kept clean and dry away from contamination and sunlight.

Replacement parts, such as filters, cartridges, and valve assemblies, shall be kept in a central location in each department.

Respirators used in emergency situations shall be inspected at least monthly, in accordance with the manufacturer's recommendations, and checked for proper function before and after each use

H. IDENTITY OF FILTERS, CARTRIDGES, AND CANISTERS

All filters, cartridges and canisters must be maintained as received from the manufacturer or supplier and be labeled and color-coded with the NIOSH approval label.

The label on a cartridge, filter or canister cannot be removed and must remain legible.

Defective filters, cartridges, and canisters cannot be used and must be removed from service.

I. TRAINING

1. Before any employee wears a respirator for the first time, they must receive and understand training that covers:

What is the hazard and why a respirator is necessary,

How improper fit, use or maintenance can compromise the protective effects of the respirator,

The respirator's capabilities and limitations,

How to use the respirator in emergency situations, including situations in which the respirator - malfunctions,

How to inspect, put on, check the seals, and remove the respirator,

Proper maintenance and storage procedures, and

How to recognize medical signs and symptoms that may limit or prevent effective use of the respirator.

2. A person designated by the Safety Manager and/or designated representative will provide training, which will be fully documented, certifying that the employee understands the concepts presented and has demonstrated how to use and wear the respirator.

3. The training must give each user an opportunity to handle the respirator; to have it fitted properly; to test the face piece-to-face seal; to wear it in normal air for a trial period; and to wear it in a test atmosphere.

Retraining must be performed at least annually or as deemed necessary by the Safety Manager and/or designated representative.

Employees who ask for and are permitted to wear respirators on a "voluntary use" must first read the information contained in OSHA 1910.134, Appendix D, Mandatory Information for Employees Using Respirators When Not Required Under the Standard:

Respirators are an effective method of protection against designated hazards when properly selected and worn. Respirator use is encouraged, even when exposures are below the exposure limit, to provide an additional level of comfort and protection for workers. However, if respirator is used improperly or not kept clean, the respirator itself can become a hazard to the worker. Sometimes, workers may wear respirators to avoid exposures to hazards, even if the amount of hazardous substances does not exceed the limits set by OSHA standards. If Vestas - AVVT provides respirators for employee voluntary use, or if employees provide their own respirators, employees must take certain precautions to be sure that the respirator itself does not present a hazard.

Employees shall do the following:

Read and heed all instructions provided by the manufacturer on use, maintenance, cleaning and care, and warnings regarding the respirators limitations

Choose respirators certified for use to protect against the contaminant of concern. NIOSH, the National Institute of Occupational Safety and Health of the U.S. Department of Health and Human Services, certifies respirators. A label or statement of certification should appear on the respirator of respirator packaging. It will tell the employee what the respirator is designed for and how much it will protect them.

Do not wear respirator into atmospheres containing contaminants for which respirator is not designed to protect against. For example, a respirator designed to filter dust particles will not protect the employee against gases, vapors, or very small solid particles of fumes or smoke.

Employees shall keep track of their respirator so that employee doesn't mistakenly use another employee's respirator.

J. PROGRAM EVALUATION

The Safety Manager and/or designated representative will evaluate this program annually or as often as necessary to ensure that it remains effective.

The Safety Manager and/or designated representative will consult employees about respirator fit, selection, proper use and maintenance, and will make periodic workplace observations to confirm that respirators are being used and maintained correctly.

K. RECORDKEEPING

The Safety Manager and/or designated representative will maintain records of non-confidential medical evaluation determinations, fit-testing, training documentation, and annual inspection audits and makes them available to employees and OSHA.

SUBJECT: Trenching and Excavation Safety REGULATORY STANDARD: 29 CFR 1926.650 - 653

BASIS: OSHA requires all employers to maintain a written program. The primary hazard to which employees may be exposed during excavation work is a cave-in, which occurs when the soil forming the side of the excavation can no longer resist the forces applied to it. This results from a reduction in the frictional and cohesive capacities of the soil to resist forces. Changing environmental conditions, such as freezing and thawing, or the addition or removal of water from the pores of the soil can reduce the ability of a soil to resist forces. The addition of superimposed loads from spoil piles, or the placement of equipment or materials near the edge of the excavation also create forces that can exceed the ability of the soil to resist.

GENERAL Vestas-American Wind Technology will ensure that whenever an excavation operation is being undertaken, that work practices and proper conditions are met prior to beginning, during and at the conclusion of such excavation operations. It should not be assumed that every acceptable safety precaution is contained herein or that unusual circumstances may not require further or additional procedures, equipment and practices. Employees will cease operations if there is a question regarding a hazard or if such is suspected or discovered.

RESPONSIBILITY: The Safety Manager and/or Safety Representative is for all facets of this program and has full authority to make necessary decisions to ensure success of the program. The Safety Manager and/or Safety Representative is authorized to amend these instructions and is authorized to halt any operation of the area where there is danger of serious personal injury.

Contents

Written Program

General Requirements

Surface Encumbrances and Underground Installations Safety Guidelines

Protection from Hazards Associated with Water Accumulation

Protection from Superimposed Loads

Accesses and Egress from Excavations

Trench Safety

Exposure to Vehicular Traffic

Exposure to Falling Loads

Warning Systems for Mobile Equipment

Hazardous Atmospheres

Personal Protective Equipment (PPE)

Shoring, Piling, Sheeting, Shields, Trench Boxes

Material Handling Equipment

Protection of Employees from Loose Rock or Soil

Site Inspections

Fall Protection

Training Requirements

Protection of Employees in Excavations

Design of Sloping and Benching Systems

Design of Support Systems, Shield Systems, and other Protective Systems

Materials and Equipment used for Protective Systems

Installations and Removal of Support Systems

Sloping and Benching Systems

Shield Systems

Applicable Definitions

1.

Written Program. Vestas- American Wind Technology will review and evaluate this standard practice instruction:

On an annual basis

When regulatory changes occur that prompt revision of this document

When facility operational changes occur that require a revision of this document

When there is an accident or close-call that relates to this topic

Effective implementation of this program requires support from all levels of management within this company. This written program will be communicated to all personnel that are affected by it. It encompasses the total workplace, regardless of the number of workers employed or the number of work shifts. It is designed to establish clear goals, and objectives.

General Requirements. Vestas-American Wind Technology will establish procedures for "trenching and excavation" undertaken by its employees, through the use of this document. Preventing future work-place injuries in our company is the principle purpose of this document. This document will provide a basis for ensuring that all procedures implemented, revised or modified meet our requirements for safety. This document will help identify hazards in our work place and enable us to determine the best course of action to take to reduce or eliminate known hazards.

Surface Encumbrances and Underground Installations Safety Guidelines. All surface encumbrances that are located so as to create a hazard to employees will be removed or supported, as necessary, to safeguard employees. The estimated location of utility installations, such as sewer, telephone, fuel, electric, water lines, or any other underground installations that reasonably may be expected to be encountered during excavation work, will be determined prior to opening an excavation. The following procedures are designed to provide employees of this company with a system for protection and safe conditions while working in a trenching or excavation environment. Employees at all levels within the work force design these guidelines for use.

Establish the locations of all underground and overhead utilities and services before beginning trenching or excavation operations.

Contact utility and service companies to include municipal owned and advise them prior to the start of all actual excavation. No exceptions.

When excavation operations approach the estimated location of underground installations, the exact location of the installations will be determined by safe and acceptable means (modern techniques and customary types of equipment) where this determination is unclear the owning utility will be contacted for assistance.

While any excavation is open, underground installations will be protected, supported or removed as necessary to safeguard employees.

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4.

Protection from Hazards Associated with Water Accumulation

Employees will not work in excavations in which there is accumulated water, or in excavations, in which water is accumulating, unless adequate precautions have been taken to protect employees against the hazards posed by water accumulation. The precautions necessary to protect employees adequately vary with each situation, but could include special support or shield systems to protect from cave-ins, water removal to control the level of accumulating water, or use of a safety harness and lifeline systems.

Inspect all excavations after any rainfall or other hazard-producing occurrence to determine if any change to the soils capacity to resist the force has occurred. A person that has the competence to do so will do this.

o Water should not be allowed to accumulate within the excavation.

Water will be controlled or prevented from accumulating by the use of water removal equipment; a competent person to ensure proper operation will monitor the water removal equipment and operations.

If excavation work interrupts the natural drainage of surface water (such as streams), diversion ditches or dikes, suitable means will be used to prevent surface water from entering the excavation and to provide adequate drainage of the area adjacent to the excavation. A competent person will inspect excavations subject to runoff from heavy rains

5.

Protection from Superimposed Loads

Superimposed loads (crane, backhoe and other such equipment working close to the excavation edges) require extra sheet piling, shoring or other bracing be used to assure the ability of the soil to resist. The use of mobile equipment near the excavation requires proper vehicle barricades and/or stop blocks.

6.

Accesses and Egress from Excavations

Structural ramps. A competent person will design structural ramps that are used solely by employees, as a means of access or egress from excavations. Structural ramps used for access or egress of equipment will be designed by a competent person qualified in structural design, and will be constructed in accordance with the design.

Means of egress from trench excavations (less than 20 ft deep). A stairway, ladder, ramp or other safe means of egress will be located in trench excavations that are 4 feet (1.22 m) or more in depth so as to require no more than 25 feet (7.62 m) of lateral travel for employees.

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Means of egress from trench excavations (20 ft or greater in depth). Ladders will be equipped with ladder platforms at 20-foot intervals.

7.

Trench Safety

Trenches more than five feet deep require shoring or will be laid back to its angle of repose (stabilized slope).

In hazardous soil conditions (loosely compacted or rocky) trenches under five-foot need protection.

There shall be at any excavation site a competently trained person, who is capable of identifying existing and predictable hazards and who shall have the authority to take prompt corrective action to eliminate them on the site. This individual shall be able to identify soil classifications and protective systems (shoring, bracing and piling) to be used in accordance with OSHA Trenching Standards found in 29 CFR 1926.652.

Trenches more than five (5) feet deep require shoring or will be laid back to a stable slope. In hazardous soil, trenches under five (5) feet will also be protected.

Portable trench boxes or sliding trench boxes used in place of shoring and sloping shall be designed, constructed and maintained to provide protection at least equal to the required sheeting and shoring. Shields shall be designed by a registered professional engineer and will meet the standards found in 29 CFR 1926.652.

Shields shall be installed so as to restrict lateral or other hazardous movement. Trench boxes and shields shall extend to the bottom of the trench and no less than eighteen (18) inches above the vertical top of the trench or excavation face. Exceptions are found in 29 CFR 1926.652. Excavation to a level not greater that 2 feet (.61 m) below the bottom of a shield shall be permitted, but only if the shield is designed to resist the forces calculated for the full depth of the trench and there are no indications while the trench is open of a possible loss of soil from behind or below the bottom of the shield. No employee shall be allowed within the shield, or trench box during the installation, removal or relocation. If at anytime trench boxes are stacked, means shall be provided to prevent separation.

Exposure to Vehicular Traffic. Employees exposed to public vehicular traffic will be provided with, and will wear, warning vests or other suitable garments marked with or made of reflector like or high-visibility material.

Exposure to Falling Loads.

No employee will be permitted underneath loads handled by lifting or digging equipment.

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Employees will be required to stand away from any vehicle being loaded or unloaded to avoid being struck by any spillage or falling materials.

Operators may remain in the cabs of vehicles being loaded or unloaded when the vehicles are equipped, in accordance with §1926.601, to provide adequate protection for the operator during loading and unloading operations.

Warning Systems for Mobile Equipment. When mobile equipment is operated adjacent to an excavation, or when such equipment is required to approach the edge of an excavation, and the operator does not have a clear and direct view of the edge of the excavation, a warning system will be utilized such as barricades, hand or mechanical signals, or stop logs. If possible, the grade should be away from the excavation.

Hazardous Atmospheres

Testing and controls. Confined space entry procedures will be adhered to in accordance with Vestas-American Wind Technology Confined Space Entry Program. To prevent exposure to harmful levels of atmospheric contaminants and to assure acceptable atmospheric conditions, the following requirements apply:

Oxygen deficiency. Where oxygen deficiency (atmospheres containing less than 19.5 percent oxygen) or a hazardous atmosphere exists or could reasonably be expected to exist, such as in excavations in landfill areas or excavations in areas where hazardous substances are stored nearby, the atmospheres in the excavation will be tested before employees enter excavations greater than 4 feet (1.22 m) in depth.

Flammable atmospheres. Adequate precaution will be taken such as providing ventilation, to prevent employee exposure to an atmosphere containing a concentration of a flammable gas in excess of 20 percent of the lower flammable limit of the gas.

Testing. When controls are used that are intended to reduce the level of atmospheric contaminants to acceptable levels, testing will be conducted as often as necessary to ensure that the atmosphere remains safe.

Emergency rescue equipment.

Availability. Emergency rescue equipment, such as breathing apparatus, a safety harness and line, or a basket stretcher, will be readily available where hazardous atmospheric conditions exist or may reasonably be expected to develop during work in an excavation. The equipment will be attended when in use.

Lifelines. Employees entering bell-bottom pier holes, or other similar deep and confined footing excavations, will wear a harness with a lifeline securely attached to it. The lifeline will be separate from any line used to handle materials, and will be individually attended at all times while the employee wearing the lifeline is in the excavation.

12. Personal Protective Equipment (PPE). The following procedures are designed to provide employees of this company with a checklist system or procedure to follow for the selection of proper PPE for operations under this program.

Checklist

Hard hat

Long sleeve garment

Trouser

Safety toes work boot

Proper eye and face protection

(Work glove, rubber or neoprene when working with or in chemicals

NIOSH approved respirator where or when the job hazard may require

Hearing protection

(Rubber or neoprene boots when exposed to waste-water products (a sanitary washing facility will be provided for cleanup)

Note: The first line supervisor or senior supervisor on the site will be responsible for compliance for proper utilization of PPE.

Material Handling Equipment. All material handling equipment will be operated in accordance with established Vestas-American Wind Technology written policies, manufactures procedures and applicable OSHA standards.

Stability of Adjacent Structures

Where the stability of adjoining buildings, walls, or other structures is endangered by excavation operations, support systems such as shoring, bracing, or underpinning will be provided to ensure the stability of such structures for the protection of employees.

Excavation below the level of the base or footing of any foundation or retaining wall that could be reasonably expected to pose a hazard to employees will not be permitted except when:

A support system, such as underpinning, is provided to ensure the safety of employees and the stability of the structure; or

The excavation is in stable rock; or

A registered professional engineer has approved the determination that the structure is sufficiently removed from the excavation so as to be unaffected by the excavation activity: or

A registered professional engineer has approved the determination that such excavation work will not pose a hazard to employees.

Sidewalks, pavements and appurtenant structures will not be undermined unless a support system or another method of protection is provided to protect employees from the possible collapse of such structures.

15. Protection of Employees from Loose Rock or Soil

Adequate protection will be provided to protect employees from loose rock or soil that could pose a hazard by falling or rolling from an excavation face. Such protection will consist of scaling to remove loose material; installation of protective barricades at intervals as necessary on the face to stop and contain falling material; or other means that provide equivalent protection.

Employees will be protected from excavated or other materials or equipment that could pose a hazard by falling or rolling into excavations. Protection will be provided by placing and keeping such materials or equipment at least 2 feet (.61 m) from the edge of excavations, or by the use of retaining devices that are sufficient to prevent materials or equipment from falling or rolling into excavations, or by a combination of both if necessary.

16.

Site Inspections

Daily inspections of excavations, the adjacent areas, and protective systems will be made by a competent person for evidence of a situation that could result in possible cave-ins, indications of failure of protective systems, hazardous atmospheres, or other hazardous conditions. These inspections are only required when employee exposure can be reasonably anticipated. An inspection will be:

Conducted by the competent person prior to the start of work and as needed throughout the shift.

Inspections will also be made after every rainstorm or other hazard-increasing occurrence.

Where the competent person finds evidence of a situation that could result in a possible cave-in, indications of failure of protective systems, hazardous atmospheres, or other hazardous conditions, exposed employees will be removed from the hazardous area until the necessary precautions have been taken to ensure their safety.

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17.

Fall Protection

Where employees or equipment are required or permitted to cross over excavations, walkways or bridges with standard guardrails will be provided.

Adequate barrier physical protection will be provided at all remotely located excavations. All wells, pits, shafts, etc., will be barricaded or covered. Upon completion of exploration and other similar operations, temporary wells, pits, shafts, etc., will be backfilled.

18. Training Requirements

Initial Training.

Vestas-AVVT shall provide training to ensure the purpose and function of the trenching and excavation program is understood by employees and the knowledge and skills required for safe trenching and excavation operations is acquired by all affected employees. The training shall include as a minimum, the following:

Training in the recognition of applicable hazards associated with trenching and excavation operations.

Each affected employee shall be instructed in the purpose and use of this standard practice instruction.

All other employees whose work operations are or may be in an area where trenching and excavation operation are conducted shall be instructed to an awareness level about the procedures, and prohibitions relating to work in such areas.

Refresher Training.

Retraining shall be provided for all authorized and affected employees whenever there is a change in their job assignments, a change in equipment or processes that present a new hazard, or when there is a change in these procedures. Note: Retraining (to include a procedural review) will also be provided whenever there is a "close-call" or these procedures fail.

Additional retraining shall also be conducted whenever a periodic inspection reveals, or whenever the Company has reason to believe, that there are deviations from or inadequacies in the employee's knowledge or use of these procedures.

The retraining shall reestablish employee proficiency and introduce new or revised operational methods and procedures, as necessary.

Certification. The Company shall certify that employee training has been accomplished and is being kept up to date. The certification shall contain each employee's name and dates of training.

19. Protection of Employees in Excavations

Each employee in an excavation will be protected from cave-ins by an adequately designed protective system except when:

Excavations are made entirely in stable rock; or

Excavations are less than 5 feet (1.52 m) in depth and examination of the ground by a competent person provides no indication of a potential cave-in.

Protective systems will have the capacity to resist without failure all loads that are intended, or could reasonably be expected to be applied, or transmitted to the system.

20. Design of Sloping and Benching Systems

The slopes and configurations of sloping and benching systems will be properly selected and constructed as follows:

Option 1 - Allowable configurations and slopes. Excavations will be sloped at an angle not steeper than one and one-half horizontal to one vertical (34 degrees measured from the horizontal), unless the employer uses one of the other options listed below.

Option 2 - Determination of slopes and configurations is made using 29CFR §1926.652 Appendices A and B Maximum allowable slopes, and allowable configurations for sloping and benching systems.

Option 3 - Designs using other tabulated data. Designs of sloping or benching systems will be selected from and in accordance with tabulated data, such as approved tables and charts. The tabulated data will be in written form and will include:

Identification of the parameters that affect the selection of a sloping or benching system drawn from such data;

Identification of the limits of use of the data, to include the magnitude and configuration of slopes determined to be safe;

- Explanatory information as may be necessary to aid the user in making a correct selection of a protective system from the data.

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-Note: At least one copy of the tabulated data, which identifies the registered professional engineer who approved the data, will be maintained at the jobsite during construction of the protective system. After that time the data may be stored off the jobsite, but a copy of the data will be made available to OSHA upon request.

Option 4 - Design by a registered professional engineer.

Sloping and benching systems not utilizing Option (1) or Option (2) or Option (3) will be approved by a registered professional engineer. Designs will be in written form and will include at least the following:

The magnitude of the slopes that were determined safe for the particular project;

The configurations that were determined to be safe for the particular project;

The identity of the registered professional engineer approving the design.

Note: At least one copy of the design will be maintained at the jobsite while the slope is being constructed. After that time the design need not be at the jobsite, but a copy will be made available to OSHA upon request.

21. Design of Support Systems, Shield Systems, and other Protective Systems

n Designs of support systems, shield systems, and other protective systems will be selected and constructed in accordance with the following options:

Option 1 Designs using Appendices A, C and D of 29CFR §1926.652. Designs for timber shoring in trenches will be determined in accordance with the conditions and requirements set forth in appendices A and C. Designs for aluminum hydraulic shoring will be in accordance with appendix D of 29CFR §1926.652, but if manufacturer's tabulated data cannot be utilized, designs will be in accordance with appendix D.

Option 2 Designs using Manufacturer's Tabulated Data. Design of support systems, shield systems, or other protective systems that are drawn from manufacturer's tabulated data will be in accordance with all specifications, recommendations, and limitations issued or made by the manufacturer.

  Deviation from the specifications, recommendations, and limitations issued or made by the manufacturer will only be allowed after the manufacturer issues specific written approval.

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Manufacturer's specifications, recommendations, and limitations, and manufacturer's approval to deviate from the specifications, recommendations, and limitations will be in written form at the jobsite during construction of the protective system. After that time this data may be stored off the jobsite, but a copy will be made available to OSHA upon request.

Option 3 - Designs using other Tabulated Data. Designs of support systems, shield systems, or other protective systems will be selected from and be in accordance with tabulated data, such as tables and charts. The tabulated data will be in written form and include all of the following:

Identification of the parameters that affect the selection of a protective system drawn from such data;

Identification of the limits of use of the data;

Explanatory information as may be necessary to aid the user in making a correct selection of a protective system from the data.

Note: At least one copy of the tabulated data, which identifies the registered professional engineer who approved the data, will be maintained at the jobsite during construction of the protective system. After that time the data may be stored off the jobsite, but a copy of the data will be made available to the OSHA upon request.

Option 4 - Design by a Registered Professional Engineer. A registered professional engineer will approve support systems, shield systems, and other protective systems not utilizing Option 1, Option 2 or Option 3, above. Designs will be in written form and will include the following:

A plan indicating the sizes, types, and configurations of the materials to be used in the protective system; and

Identification of the registered professional engineer approving the design.

22. Materials and Equipment used for Protective Systems

Materials and equipment used for protective systems will be free from damage or defects that might impair their proper function.

Manufactured materials and equipment used for protective systems will be used and maintained in a manner that is consistent with the recommendations of the manufacturer, and in a manner that will prevent employee exposure to hazards.

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When material or equipment that is used for protective systems is damaged, a competent person will examine the material or equipment and evaluate its suitability for continued use. If the competent person cannot assure the material or equipment is able to support the intended loads or is otherwise suitable for safe use, then the material or equipment will be removed from service, and will be evaluated and approved by a registered professional engineer before being returned to service.

23. Installations and Removal of Support Systems

General requirements.

Members of support systems will be securely connected together to prevent sliding, falling, kick outs, or other predictable failure.

Support systems will be installed and removed in a manner that protects employees from cave-ins, structural collapses, or from being struck by members of the support system.

Individual members of support systems will not be subjected to loads exceeding those, which those members were designed to withstand.

Before temporary removal of individual members begins, additional precautions will be taken to ensure the safety of employees, such as installing other structural members to carry the loads imposed on the support system.

Removal will begin at, and progress from, the bottom of the excavation. Members will be released slowly so as to note any indication of possible failure of the remaining members of the structure or possible cave-in of the sides of the excavation.

Backfilling will progress together with the removal of support systems from excavations.

Additional requirements for support systems for trench excavations.

Excavation of material to a level no greater than 2 feet (.61 m) below the bottom of the members of a support system will be permitted, but only if the system is designed to resist the forces calculated for the full depth of the trench, and there are no indications while the trench is open of a possible loss of soil from behind or below the bottom of the support system.

Installation of a support system will be closely coordinated with the excavation of trenches.

24. Sloping and Benching Systems

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Employees will not be permitted to work on the faces of sloped or benched excavations at levels above other employees except when employees at the lower levels are adequately protected from the hazard of falling, rolling, or sliding material or equipment.

25. Shield Systems

Shield systems will not be subjected to loads exceeding those, which the system was designed to withstand.

Shields will be installed in a manner to restrict lateral or other hazardous movement of the shield in the event of the application of sudden lateral loads.

Employees will be protected from the hazard of cave-ins when entering or exiting the areas protected by shields.

Employees will not be allowed in shields when shields are being installed, removed, or moved vertically.

Excavations of earth material to a level not greater than 2 feet (.61 m) below the bottom of a shield will be permitted, but only if the shield is designed to resist the forces calculated for the full depth of the trench, and there are no indications while the trench is open of a possible loss of soil from behind or below the bottom of the shield.

26.

Applicable Definitions

Accepted Engineering Practices - means those requirements, which are compatible with standards of practice, required by a registered professional engineer.

Aluminum Hydraulic Shoring - means a pre-engineered shoring system comprised of aluminum hydraulic cylinders (cross braces) used in conjunction with vertical rails (uprights) or horizontal rails (wales). Such system is designed specifically to support the sidewalls of an excavation and prevent cave-ins.

Bell-Bottom Pier Hole - means a type of shaft or footing excavation, the bottom of which is made larger than the cross section above to form a bell shape.

Benching (Benching System) - means a method of protecting employees from cave-ins by excavating the sides of an excavation to form one or a series of horizontal levels or steps, usually with vertical or near-vertical surfaces between levels.

Cave-In - means the separation of a mass of soil or rock material from the side of an excavation, or the loss of soil from under a trench shield or support system, and its sudden movement into the excavation, either by falling or sliding, in sufficient quantity so that it could entrap, bury, or other wise injure and immobilize a person.

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Competent Person - means one who is capable of identifying existing and predictable hazards in the surroundings, or working conditions which are unsanitary, hazardous, or dangerous to employees, and who has authorization to take prompt corrective measures to eliminate them.

Cross Braces - mean the horizontal members of a shoring system installed perpendicular to the sides of the excavation, the ends of which bare against either uprights or wales.

Excavation - means any man-made cut, cavity, trench, or depression in an earth surface, formed by earth removal.

Faces or Sides - means the vertical or inclined earth surfaces formed as a result of excavation work.

Failure - means the breakage, displacement, or permanent deformation of a structural member or connection so as to reduce its structural integrity and its supportive capabilities.

Hazardous Atmosphere - means an atmosphere, which by reason of being explosive, flammable, poisonous, corrosive, oxidizing, irritating, oxygen deficient, toxic, or otherwise harmful, may cause, death, illness, or injury.

Kick out - means the accidental release or failure of a cross brace.

Protective System - means a method of protecting employees from cave-ins, from material that could fall or roll from an excavation face or into an excavation, or from the collapse of adjacent structures. Protective systems include support systems, sloping and benching systems, shield systems, and other systems that provide the necessary protection.

Ramp - means an inclined walking or working surface that is used to gain access to one point from another, and is constructed from earth or from structural materials such as steel or wood.

Registered Professional Engineer - means a person who is registered as a professional engineer in the state where the work is to be performed. However, a professional engineer, registered in any state is deemed to be a "registered professional engineer" within the meaning of this standard when approving designs for "manufactured protective systems" or "tabulated data" to be used in interstate commerce.

Sheeting - means the members of a shoring system that retain the earth in position and in turn are supported by other members of the shoring system.

Shield (Shield System) - means a structure that is able to withstand the forces imposed on it by a cave-in and thereby protect employees within the structure. Shields can be permanent structures or can be designed to be portable and moved along as work progresses. Additionally, shields can be either premanufactured or job-built in accordance with 1926.652. Shields used in trenches are usually referred to as "trench boxes" or "trench shields."

Shoring (Shoring System) - means a structure such as a metal hydraulic, mechanical or timber shoring system that supports the sides of an excavation and which is designed to prevent cave-ins.

Sides. See "Faces."

Sloping (Sloping System) - means a method of protecting employees from cave-ins by excavating to form sides of an excavation that are inclined away from the excavation so as to prevent cave-ins. The angle of incline required to prevent a cave-in varies with differences in such factors as the soil type, environmental conditions of exposure, and application of surcharge loads.

Stable Rock - means natural solid mineral material that can be excavated with vertical sides and will remain intact while exposed. Unstable rock is considered to be stable when the rock material on the side or sides of the excavation is secured against caving-in or movement by rock bolts or by another protective system that has been designed by a registered professional engineer.

Structural Ramp - means a ramp built of steel or wood, usually used for vehicle access. Ramps made of soil or rock is not considered structural ramps.

Support System - means a structure such as underpinning, bracing, or shoring, which provides support to an adjacent structure, underground installation, or the sides of an excavation.

Tabulated Data - means tables and charts approved by a registered professional engineer and used to design and construct a protective system.

Trench (Trench Excavation) - means a narrow excavation (in relation to its length) made below the surface of the ground. In general, the depth is greater than the width, but the width of a trench (measured at the bottom) is not greater than 15 feet (4.6 m) or less (measured at the bottom of the excavation), the excavation is also considered to be a trench.

Trench Box. See "Shield." Trench Shield. See "Shield."

Uprights - means the vertical members of a trench shoring system placed in contact with the earth and usually positioned so that individual members do not contact each other. Uprights placed so that individual members are closely spaced, in contact with or interconnected to each other, are often called "sheeting."

Wales - means horizontal members of a shoring system placed parallel to the excavation face whose sides bear against the vertical members of the shoring system or earth.

Personal Protective Equipment

Purpose: Protective equipment, including personal protective equipment for eyes, face, head, and extremities, protective clothing, respiratory devices and protective shields and barriers, shall be provided, used, and maintained in a sanitary and reliable condition wherever it is necessary by reason of hazards of processes or environment, chemical hazards, radiological hazards, or mechanical irritants encountered in a manner capable of causing injury or impairment in the function of any part of the body through absorption, inhalation or physical contact.

The employer is responsible for requiring the wearing of appropriate personal protective equipment. In VestasAVVT case, this is the Construction Coordinator and/or Supervisor.

All personal protective equipment must be properly designed and sufficiently well constructed to provide the protection for which it is intended. It must be maintained in a sanitary and reliable condition.

Scope: All employees must use the protective equipment needed for the job at hand. Any employee who willfully refuses to use protective equipment designed to protect him or her, or willfully damages such equipment, shall be subject to disciplinary action. The following are common equipment used:

Personal protective equipment is:

Head Protection, Hard Hats- Employees are required to wear head protection at all times except in designated "safe areas". This includes contractors, lower tier contractors, vendors, suppliers and visitors. Head protection must meet ANSI Z89.1 "B" head protection guidelines.

Eye Protection, Safety Glasses- Employees are required to wear protective eyewear at all times except in offices or other designated "safe areas". This includes, contractors, lower tier contractors, vendors, suppliers and visitors. Safety glasses must meet ANSI Z-87-1968 requirements, or be tempered prescription type glasses with side shields. See attached "Eye Protection".

Personal Fall Protection Equipment: harnesses, lanyards, and appropriate anchorage point must be used whenever exposed to a fall hazard. Refer: "Fall Protection Program".

Hand Protection, Gloves- Wear suitable gloves for the task whenever possibility of injury exists. Stay clear of pinch points, sharp edges, splinters, and hot or cold material.

Foot Protection- Wear sturdy "steel toed work boots" in designated areas and where ankle protection is needed. Only substantial footwear that provides ankle support will be worn. Work boot bottom must be of a rubberized material or equal. Leather soled shoes and tennis shoes are strictly prohibited. See attached "Foot Protection".

Hearing Protection- Wear hearing protection when you are near or performing work, which creates loud noises. Refer to "Hearing Protection".

Appropriate Clothing- Clothing shall be worn which is appropriate to the work performed and conditions encountered. Refer to "Work Clothing"

1

Footwear

According to the National Safety Council, approximately 320,000 disabling toe, foot and leg injuries occur on the job annually. Foot related injuries account for 20 percent of the total workplace injuries reported. Safety work boots can prevent serious and sometimes crippling injuries.

The feet and legs are injured as follows:

Falling objects- account for 60% of foot injuries

Punctures- nails or other objects

Slipping- falls on icy, wet or slippery surfaces

Extreme heat or cold

Crushing- caused when feet or toes are crushed by rolling objects

Bumping- ankles, legs and shins cut or bruised

Strains & Sprains

State and OSHA safety codes require that workers wear "substantial footwear", which is appropriate for the work being performed. This policy is intended to define Vestas-AWT policy towards footwear requirements.

Substantial Material: It is a requirement that all footwear be made of leather or another substantial material. The purpose of this requirement is to protect the foot and ankle from punctures and cuts from sharp objects. Fabric covered hiking boots; western boots, clogs, sandals, sport and tennis shoes, etc. do not meet this requirement.

Ankle Support- All workers on all jobs must wear footwear with adequate ankle support. Work boots must be able to support the ankle if exposed to a twisting motion. A secondary function of ankle-high boots is to protect the ankle from bruises and cuts.

Adequate Traction- The sole of the work boot must have adequate tread so the worker does not loose traction in his/her particular environment. The sole of the work boot must also not be worn to a point where sharp objects can easily penetrate.

Toe Protection- In situations where the toes and foot can be damaged, such as materials and equipment - handling, toe protection is required. Metatarsal protection will be provided and used as necessary. This will be accomplished through steel toe safety work boot, toecap, and metatarsal cap, which attaches to the outside of standard work boots.

Managements Discretion- The above policy is a "minimum requirement" for Vestas-AWT. Management representatives will make the ultimate decision of what type of foot protection is required for each particular circumstance.

2

Eye Protection

Whenever a hazard or potential hazard exits as determined by Vestas-AWT Management, Risk Management/ Environmental Health & Safety (EHS) Department, all workers on the site-including subcontractors, vendors, suppliers and visitors- will be required to wear ANSI approved safety glasses or other ANSI approved eye protection.

Managements Discretion- Construction Coordinators, Managers and Supervisors may establish "Safe Zones" where eye protection is not required. This situation must be closely monitored so as not to create an enforcement problem elsewhere.

Hazard Identification- To determine what is "appropriate" we must identify the real or potential hazard:

Flying objects- such as sawdust or metal slivers

Chemicals and other corrosive substances- such as lubricates and epoxies

Protruding objects- such as nails, exposed metal edges

Wind blown dirt or dust particles that scratch or irritate

Splashing molten metal from welding or burning

Poisonous gas or fumes

Eye Protection- Types of eye protection required must be tailored for the task:

Safety Glasses- In most situations, safety glasses are required at all times. Safety glasses consist of rated lens, frame & approved side shields. Safety glasses must be ANSI approved and marked ANSI Z87.1 somewhere on the glasses. If a worker wears prescription glasses, he/she can wear prescription glasses with side shields provided all components meet Z87.1 standard. Otherwise, an over the frame style of safety glass or goggles will be required. If Vestas-AWT provides shaded lenses for work in the sun, "not to be worn indoors", they should also have adequate ultraviolet protection.

Goggles- Safety glasses do a good job protecting the eye from flying objects but are not designed to protect from airborne dust or liquids. If the worker is exposed to dust or is using a caustic liquid, he/she must wear approved goggles for dust/chemical application.

Face Shields- In some cases the entire face requires to be protected. These cases include grinding and chemical splashing operations. In this case a full-face shield that attaches to the hard hat must be worn over appropriate eye protection.

Protecting our eyes must continue to be one of our primary concerns. We can prevent most eye injuries by following these steps:

Wear Company approved safety glasses at all times.

Wear mono-goggles and face shield when grinding or performing any other task that involves flying particles.

Wear mono-goggles when you watch or are near a grinding operation. 3

Wear mono goggles whenever your job requires you to be looking up when overhead work is being performed in your area.

Keep your eye and face protectors clean and in good repair.

Always use a guard on a grinder

Do not start grinding operation until personal in the immediate area are wearing safety glasses.

Always check the condition of safety glasses, goggle, or mask lenses to ensure they are in place and in the proper condition.

Erect flash screens around welding and grinding projects.

Remember to close eyes when removing face shields, goggles or hoods and brush off eyebrows while eyes are closed to remove any remaining filings or dust particles.

Persons whose vision requires the use of corrective lenses shall wear goggles over the corrective lens and frames without disturbing the adjustments of the frames.

All Managers, Construction Coordinators and Supervisors must be aware of all situations where OSHA requires eye and face protection.

4

Respiratory Protection

Respiratory Protection- The requirements for respirators are lengthy and spelled out in the Respiratory Protection Program section of this manual.

It is first necessary to determine if a hazard exists requiring the use of respirators and that approved protection is used where there is probability of respiratory injury.

You are further cautioned never to use non-approved items, such as nuisance dust mist respirators where approved equipment is required.

The following table is provided to assist you in selecting types of respirators required for protection in dangerous  atmospheres:

Type of Hazard

Type of Respirator

Oxygen deficiency

Self-contained breathing apparatus, hose mask

Gas and vapor contaminants * Immediately Dangerous to Life and Health (IDLH)

with blower. Combination airline respirator with auxiliary self-contained air supply or an air storage receiver with alarm.

Self-contained breathing apparatus. Hose mask with blower. Purifying, full-face piece respirator with chemical canister. Self-rescue mouthpiece respirator

(for escape only). Combination airline respirator with auxiliary self-contained air supply, or an air-storage receiver with alarm.

Not immediately dangerous to life and health

Particulate contaminants

Airline respirator. Hose mask without blower. Air-purifying, half mask, or mouthpiece respirator with chemical cartridge or filter pad.

Self-contained breathing apparatus to hose mask with blower. Air-purifying respirator with appropriate filter. Self-rescue mouthpiece respirator (for escape only). Combination airline respirator with auxiliary self-contained air supply or an

air- storage receiver with alarm.

Combination gas, vapor, and particulate contaminants * Immediately Dangerous to Life and Health (IDLH).

Self-contained breathing apparatus, Hose mask with

blower. Air purifying, full-face piece respirator with

chemical canister. Self- rescue mouthpiece respirator (for escape only). Combination air- line respirator with auxiliary self-contained air supply or an air-storage receiver with alarm.

* For the purpose of this part, "Immediately Dangerous to Life and Health" (IDLH) is defined as a condition that either poses an immediate threat to life and health or an immediate threat of severe exposure to contaminants, such as radioactive materials, which are likely to have adverse delayed effects on health.

5

Use and Care of Respirators- Employees required to use respiratory protective equipment for use in atmospheres Immediately Dangerous to Life and Health (IDLH) shall be thoroughly trained in its use. Employees required to use other types of respiratory protective equipment shall be instructed in the use and limitations of such equipment.

Respiratory protective equipment shall be inspected regularly and maintained in good condition. Gas mask canisters, chemical protection and mechanical filters shall be cleaned or replaced as required so as to avoid undue resistance to breathing.

Respiratory protective equipment, which has been previously used, shall be cleaned and disinfected before the employer issues it to another employee. Emergency rescue equipment shall be cleaned and disinfected immediately after each use.

6

Hearing Protection

Noise

Noise is rapidly becoming one of the major concerns in the area of environmental heath. Noise presents many hazards in addition to the loss of hearing. Continual exposure to noise can make people nervous or upset, irritable and easily fatigued. It can cause severe headaches and, in the case of sudden, loud and intense noises, can even cause eardrum rupture. Noise also interferes with verbal communication on the job, affecting performance and safety. It can be distracting, with negative effects on production, quality and safety.

The intensity or pressure of noise is measured and expressed in terms of decibels (dB). This refers to the sound pressure level. The sound level pressure of normal conversations is about 60 dB, while a rifle may produce 155 dB. Continuous exposure to noise levels of 90 dB or more will cause permanent hearing loss in humans. In evaluating the hazard presented by noise, two things should be considered:

The sound level pressure (dB) of the noise

The length of exposure

Noise does not have to produce discomfort or distraction to be harmful. Loss of hearing can, and does occur without discomfort. A person can suffer gradual loss of hearing without even being aware of it. Some types of machinery that frequently causes noise problems are high-speed grinders, chippers, air hammers, impact tools, power saws, gearboxes, gas cutting equipment, plasma torches, planers, and many other types of high-speed machinery. Inadequate lubrication and maintenance of such machinery frequently compounds the problem.

In determining potential noise problems, the following situations can be used as general indications that a closer survey should be made:

A noticeable, though temporary, loss of hearing after leaving an area of noise where an extended period of exposure existed.

Employee complaints of headaches, or a "ringing in the ears," during or after the workday.

Difficulty in verbal communication in an area. Employees must shout at close distances to be heard or understood. (3 foot rule)

Accidents that occur because some warning of impending hazard could not be heard. Any discussion or complaints related to some degree of hearing loss.

Protection against occupational noise exposure is required when sound levels exceed 85 dBA.

Wherever it is not feasible to reduce the noise levels or duration of exposures to noise, protective device for hearing conservation must be used.

All Vestas-AWT employees shall be protected against the effects of exposure to noise, which exceeds the permissible noise exposure shown in the table listed below.

7

Permissible Noise Exposures

Duration per day

Sound level

Hours

dBA

8

85

6

87

4

90

3

92

2

95

1-1/2

97

1

100

3/4

102

1/2

105

1/4

110

For the purpose of this table, the sound levels in decibels are measured on a standard sound level meter operating on the weighing network with slow meter response.

When employees are subjected to sound exceeding those listed, feasible administrative or engineering controls shall be utilized. If such controls fail to reduce sound levels within the permissible levels, personal protective equipment must be provided and used to reduce sound levels within the levels of the table.

In all cases where sound levels exceed the values shown, it is recommended that employees be provided with an audiometric examination at the time of employment and at reasonable intervals thereafter not exceeding an 18 month period and be informed of the test results by an authorized person. Refer: Hearing Conservation Program in this manual.

8

Head Protection

Purpose: the purpose of this program is to establish Vestas American Wind Technology, Inc's position on the use of head protection

Scope: This program applies to all employees, which includes contractors, lower tier contractors, vendors, suppliers and visitors. Employees are required to wear head protection at all times except in designated "safe areas". Head protection must meet ANSI Z89.1 "B" head protection guidelines.

Requirements:

Helmets for the protection of employees against impact and penetration of falling and flying objects shall meet the specifications contained in American National Standard Institute (ANSI), Z89.1-1969, Safety Requirements for Industrial Head Protection.

Helmets for the head protection of employees exposed to high voltage, electrical shock, and bums shall meet the specifications contained in American National Standards Institute, (ANSI) Z89.2-1970.

Persons working around machinery and/or in locations, which presents a hair catching, and/or fire hazard shall wear caps or other type of head covering which will completely cover the hair. Caps with metal buttons or metal visors shall not be worn around electrical hazards.

All workers on any construction and general service site shall be provided head protection that meets the above requirements.

VestasAVVT shall provide head protection at no cost to the employee. Usage Requirements:

Where there are "hardhat required" signs

Any worker who is performing construction, repair, or inspection work in or on the following but not limited to, shall wear hardhats:

On streets, roadways, or adjacent to vehicular traffic

Loading and unloading parts and materials

Manufacturing, Construction and/or service work where cranes, or other overhead hazards exits Trenches, pipes, and other confined spaces

While performing work in and around the nacelle and/or tower

While flagging

Lifting tools and/or materials to and from nacelle

Risk of ice falling from Wind Turbine Generator blades, towers and/or nacelles

Whenever the Construction Coordinator, Site Supervisor or designated lead person determines that a hazard exists from falling, propelled and/or striking objects.

9

Work Clothing

Clothing shall be worn which is appropriate to the work performed and conditions encountered.

Loose sleeves, ties, lapels, cuffs, or other loose clothing shall not be worn near moving parts and/or machinery.

Workers who are exposed to possible contact with molten metals shall wear appropriate high temperature protective clothing.

Construction and Service workers shall wear full-length, non-cuffed pants/coveralls at all times. "Wearing shorts is prohibited"

Shirts with sleeve length less than "T" shirt length (4" below the shoulder) must not be worn, i.e. tank tops, sleeveless shirts, tube tops, etc.

Clothing saturated and/or impregnated with flammable liquids, corrosive or toxic substances, irritants, or oxidizing agents shall be removed immediately and not worn again until properly cleaned.

High Visibility Garments- Employees exposed to hazards caused by moving vehicles in construction zones and street/highway traffic must wear highly visible upper body garments.

The colors must contrast with other colors in the area sufficiently to make the worker stand out.

Colors equivalent to strong red, strong orange, strong yellow, strong yellow-green or fluorescent versions of these colors are acceptable. During hours of darkness, the garments must also have reflective material visible from all sides for 1000 feet.

10

Drug-Free Workplace Policy

Vestas - American has a standard of conduct that prohi bits the unlawful possess ion, use, or distribution of illicit drugs and alcohol by employees on Vestas - American's site and/or client sites or as part of Vestas - American's activities. Vestas - American will impose disciplinary sanctions on employees ranging from educational and rehabilitation efforts up to and including termination of employment and referral for prosecution for violations of the standards of conduct. Each situation will be looked at on a case-by-case basis.

It is the goal of Vestas - American to maintain a drug-free workplace. Vestas - American recognizes that its own health and future are dependent upon the physical and psychological health of its employees. Accordingly, it is the right, legal obligation, and intent of the employer to maintain a safe, healthful, and efficient working environment for all of its employees, to protect employer's property, equipment, operations and the public at large. To achieve these goals, Vestas - American has the following rules about the use, possession, and sale of drugs and alcohol by its employees.

Illegal use, sale, distribution or possession of illegal drugs, or controlled substances during work or on Vestas - American property or while using Vestas - American equipment or vehicles will result in disciplinary action up to and including term ination.

Alcohol may not be consumed during working hours. Reporting to work under the influence of alcohol is prohibited. Under the influence is defined as presence of alcohol in the body above the testing facility's cut-off limit. Use of alcohol or being under the influence during working hours will result in disciplinary action up to and including termination. Possession of open containers of alcoholic beverages in or around the worksite, including all Company vehicles and equipment or on Company property, unless part of a bona fide company social function, shall result in disciplinary action up to and including termination.

Violating any state and/or federal statute relating to the use, production, possession, processing, manufacturing, selling, disposition, transportation or importation of any illicit or controlled substances will result in disciplinary action up to and including termination. The employee is required to report this conviction to management within five (5) days.

Vestas-American may reasonably accommodate any employee who wishes to voluntarily enter and participate in a drug or alcohol rehabilitation program, in accordance with all applicable laws. Rehabilitation, however, is not a substitute for discipline. Any employee who uses illegal drugs or alcohol in violation of this policy wi II be disciplined, consistent with all applicable laws.

The legal use of controlled substances, such as prescription drugs prescribed by a licensed physician, or over-the-counter medications are not prohibited by this policy, provided you can satisfactorily and safely perform all of the essential functions of the job. Vestas - American may require an employee to see a doctor, at Vestas - American's expense, to confirm whether the employee can satisfactorily and/or safely perform the essential functions of the job.

Vestas - American reserves the right to search and inspect for the maintenance of a safe workplace.

Compliance with Vestas - American's drug testing program is a condition of employment. Refusal to take a required drug test or failure of a drug test will result in disciplinary action up to and including termination.

Vestas - American employees who work off premises are subject to the same drug and alcohol policy as other em ployees.

Employees who violate this Drug Free Workplace Policy are subject to corrective or disciplinary action up to and including termination.

Persons Subject to Testing

Job Applicants

Following a conditional offer of employment, all applicants will be required to undergo urinalysis or other screening to detect the presence of illegal drugs. A pre-employment physical examination will also be required for all Service Technicians, Forklift Operators, and drivers of heavy machinery and equipment, following a conditional offer of employment.

An applicant may refuse to submit to drug testing or physical examination; however, refusal to submit to such testing will result in denial of employment. Refusal to test includes, but is not limited to, adulteration or substitution of a urine sample. If an applicant's drug test result is positive, the conditional offer of employment will be withdrawn.

Vestas - American Employees

All Vestas - American employees are subject to drug and alcohol testing under the circumstances described below. An employee has the right to refuse to submit to drug and alcohol testing; however, refusal by an employee to submit to such a test will result in disciplinary action up to and including termination. Refusal to test includes, but is not limited to, adulteration or substitution of a urine sample.

Reasonable Suspicion. Reasonable suspicion means suspicion based on specific personal observations that the Vestas - American manager or supervisor can describe concerning the appearance, behavior, speech or breath odor of the em ployee.

Employees may be required to submit to a drug or alcohol screen when there is a reasonable suspicion by a supervisor or other Vestas - American manager that (i) an employee may be under the influence of drugs and/or alcohol in the workplace, or (ii) the employee has violated the Drug Free Workplace Policy regarding use, possession, sale and/or transfer of illegal drugs or alcohol while the employee is working, while the employee is on Vestas - American's property or while operating Vestas - American's vehicles, machinery or equipment.

When reasonable suspicion exists, Vestas - American will transport the employee to the specimen collection site. After specimen collection is completed, the employee will be transported to his/her residence at Vestas - American expense.

Post-Accident. Any employee may be required to submit to a drug or alcohol screen in the event the employee sustains a work-related personal injury, causes another employee to sustain a work-related personal injury, has caused a work-related accident, or was operating or helping to operate machinery, equipment, or vehicles involved in a work-related accident.

An employee who is subject to post-accident testing who fails to remain readily available for such testing, including notifying Vestas — American of his/her location if he/she leaves the scene of the accident prior to submission to such test, may be deemed by Vestas — American to have refused to submit to testing.

If there is suspicion of alcohol involvement, the employee may be required to submit to an alcohol test within two (2) hours of the accident.

Random Testing. Vestas — American will conduct unannounced drug tests of all employees. Employees will be randomly selected by an independent entity throughout the calendar year. "Randomly Selected" means that tests are not announced ahead of time and that every employee has an equal chance of being selected for a test each time a selection is made.

Employees/Applicants will be given an opportunity to discuss the use of medically authorized drugs and any over-the counter drugs with the Medical Review Officer prior to any positive test result being reported to Vestas — American (see 7.1.2).

Drug Testing Procedures

A physician acting as a Medical Review Officer (MRO) will review all positive controlled substance test results before they are reported to Vestas - American. If the testing laboratory reports a positive result to the MRO, the MRO will contact the affected employee (in person by telephone) and conduct an interview to determine if there is an alternative medical explanation for the controlled substance found in the affected employee's urine specimen. If the affected employee provides appropriate documentation and the MRO determines that legitimate medical reason for the presence of the controlled substance exists, the controlled substance test result shall be reported as negative to Vestas - American.

In the event of positive test results, Vestas - American shall inform the employee of the positive test result and the employee's right to request an additional test of the same specimen at a different certified laboratory at his or her own expense. Within five (5) workings days after notice of the positive test result, the employee shall notify Vestas - American of his or her intention to obtain the additional test. The employee will be suspended without pay pending the result of the additional test.

In the event of a positive test result on the additional test, the employee will be disciplined up to and including termination. In the event of a negative test result, Vestas - American shall pay for the additional testing and any lost wages based on the employee's regular work schedule.

Drug-Free Workplace Program Procedures

Purpose: Vestas - American Wind Technology, Inc. ("Vestas - AWT" or "the Company") performs drug and alcohol testing as part of its efforts to maintain a safe, healthful, and efficient working environment for all its employees and to protect its property, equipment, operations and the public at large. The purpose of this document is to describe specific procedures used in the drug-free workplace program

Policy Statement:

Vestas - AWT has published a written Drug-Free Workplace Policy in its employee handbook (see 7.1). Briefly, the policy prohibits the unlawful possession, use, or distribution of illicit drugs and the misuse of alcohol by employees on Company or client sites or as part of Company activities. The Policy allows for examination of each situation on a case-by-case basis; educational and rehabilitation efforts where an employee's performance records merit; and disciplinary sanctions, up to and including termination of employment and referral to law-enforcement authorities.

Program Standards:

In keeping with its general pursuit of excellence, Vestas - AWT will use high standards for the procedures of its drug and alcohol testing program. To the extent possible, it will follow the standards of 49 CFR Part 40, "Procedures for Transportation Workplace Drug and Alcohol Testing Programs."

Service Agents: Vestas - AWT will use professional service agents to assist in conducting its drug and alcohol testing. Agents include specimen collectors, alcohol testing personnel, drug testing laboratory personnel, medical review officers (MROs), and drug and alcohol counselors. The primary service agent, who monitors the performance of the other agents, is the third-party administrator (TPA). Vestas - AWT's TPA is shown in Appendix A.

Specimen Collection

Applicants and employees will be afforded privacy during collection of urine specimens for the purpose of drug testing. Alcohol testing will be conducted in as private an area as possible, as determined by the circumstances of testing.

Specimen collections will be conducted using the "split specimen" method, in which the urine specimen is divided between two shipping containers. Both the primary and the split portion of the urine specimen are sent to the laboratory; the split portion is retained unopened. If the primary specimen tests positive or is found to be adulterated or substituted, the applicant/employee may request that the split be transported to a second DHHS-certified laboratory for testing at his/her own expense.

Specimen collectors will conduct initial examinations of urine specimens, transfer them to shipping bottles, and seal shipping bottles with tamper-evident seals in the presence of the applicant/employee. Applicants/employees will initial tamper-evident seals to indicate that the bottles contain their specimens, and that they have observed the sealing process.

A custody and control form will be used to document the urine specimen collection process. Applicants/employees will sign the form to permit the release of the results of testing to Vestas - AWT and its agents.

Vestas - AWT will not conduct blood testing, except when an employee requests such testing during a reasonable suspicion incident and the trained personnel, equipment and materials are reasonably available to conduct such testing.

3.

Laboratory Testing

Vestas - AWT will use laboratories certified by the US. Department of Health & Human Services (DHHS) for urine drug testing. DHHS-certified labs maintain high levels of accuracy, precision, quality control, and security.

Specimens will be ordinarily be tested for five drug classes: Amphetamines, Cocaine, Marijuana, Opiates, Phencyclidine

The cut-offs established by 49 CFR Part 40 for these drug classes will be used (see Appendix B). Specimens may be analyzed for other drugs in special circumstances.

Urine specimens will undergo initial screening. If the screening result is negative, the result may reported to Vestas - AWT or its MRO/TPA. If the screening result is NOT negative, a confirmatory test will be conducted by a different laboratory method (ordinarily gas chromatography/mass spectrometry, or "GC-MS").

Drug test results which are confirmed as positive, adulterated or substituted will be reported to Vestas - AWT's MRO for verification.

4.

Medical Review

Vestas - AWT will use the services of qualified MROs to review and verify non-negative laboratory test results. The MROs will be licensed physicians with training and experience in pharmacology and toxicology who will evaluate possible medical explanations for the drug test result.

The MRO or his/her staff member will contact the applicant or employee who gave the specimen directly, using the telephone number the applicant/employee provided on the drug testing custody and control form. The applicant/employee will have an opportunity to present prescription medication or other information which could explain the non-negative result.

At the conclusion of the MRO's investigation, he/she will verify the result as "negative" (test result due to authorized use of a controlled substance), "positive" (test result due to unauthorized use of a controlled substance), "invalid," or "refusal to test" (adulterated or substituted).

If the MRO or his/her staff member is unable to reach the applicant/employee directly, a Vestas - AWT Human Resources representative will be asked to contact the applicant/employee and direct him or her to call the MRO. If neither the MRO nor a Vestas - AWT representative is able to reach the applicant/employee within three business days of receipt of the non-negative test result, the MRO will proceed with verification. If the applicant/employee is directed to call the MRO but does not, the MRO will verify the result according to established procedures.

"Medical Marijuana": Marijuana is a Class I controlled substance; its use is illegal under federal law. Although some states permit the use of marijuana to treat medical conditions when supported in writing by a licensed medical doctor, this is not an acceptable explanation for a positive drug test under the Vestas - AWT Policy. The Medical Review Officer will automatically verify such tests as positive.

5.

Results Reporting; Dilute Specimens

The MRO and/or the TPA will report drug testing results to authorized Vestas — AWT Human Resources representatives in a secure and confidential manner. Results will be disclosed to other Vestas — AWT personnel only on a need-to-know basis.

Dilute results are considered unacceptable on pre-employment and reasonable suspicion tests. Applicants/employees whose specimens were reported as dilute will be given instructions and one additional opportunity to provide a satisfactory specimen.

Individuals may request copies of their test results from the Vestas — AWT Human Resources Department within 30 days of verification.

6.

Return-to-Work Agreement, Evaluation and Counseling

a.

Vestas — AWT may offer an opportunity for employees who have violated prohibitions of its drug-free workplace policy to return to work, if the employees' job performance records warrant.

b.

The decision to offer a return-to-work agreement will be made by Vestas — AWT management, based on information provided by the employee's supervisor and other Vestas — AWT managers if appropriate. A Human Resources Department representative will participate in the decision-making. Such factors as longevity, attendance, punctuality, job skills, ability to work with others, and merit recognitions will be taken into account. The return-to-work agreement will include, but not be limited to, the following conditions:

Assessment by a state and/or nationally certified or licensed substance abuse counselor to determine the nature and level of assistance needed to be drug-and/or alcohol-free at work.

Reference to compliance with an after-care plan (if treatment was required) for such period of time as prescribed by the substance abuse counselor.

A negative return-to-duty test for alcohol and/or prohibited drugs.

An agreement to unannounced follow-up drug testing for up to two years.

A statement of expected work-related behaviors.

Specific concurrence by the employee that violation of the agreement will be grounds for dismissal.

c.

At a minimum, employees who have violated prohibitions of Vestas — AWT's drug-free workplace policy must sign the return-to-work agreement, undergo assessment, be released to work by the substance abuse counselor, and have a negative return-to-duty drug and/or alcohol test prior to return to work.

Drug-Free Workplace Act Requirements and Corollary Procedures:

The Drug-Free Workplace Act (41 USC 701) requires Federal contractors with contracts above a set monetary threshold to establish a drug-free awareness program and to notify their employees who work on those contracts of their obligations under the Act. Specifically, employees must receive a copy of the company's drug-free workplace policy and agree to abide by its terms. They must also notify the company of any criminal drug statute conviction for a violation occurring in the workplace no later than 5 days after such conviction.

The employment of Vestas - AWT employees who are convicted of criminal drug statute violations occurring in the workplace will be terminated. Vestas - AWT has established the following corollary procedures to this course of action.

Conviction for the illegal use, sale or possession of narcotics, drugs or controlled substances off duty or off Vestas - American property also will result in termination of employment. If arrested for a drug-related offense and awaiting trail, an employee may be suspended without pay until the resolution of the charges. If an employee pleads guilty or is convicted of a drug-related crime, his/her employment will be terminated.

Conviction or violating any state and/or federal statue relating to the use, production, possession, processing, manufacturing, selling, disposition, transportation or importation of any illicit or controlled substances may result in disciplinary action up to and including termination.

Conviction of driving under the influence of drugs or alcohol may result in disciplinary action, up to and including termination of employment.

Alcohol Use & Testing:

Alcohol is a legal drug; it is short-acting, but even a small quantity in a person's system can have effects on coordination, reaction time, judgment, and interpersonal relations.

Vestas - AWT prohibits employees from having alcohol in their bodies while at work. As a practical matter, the screening cutoff for testing (saliva or breath) is 0.02. This amount can be measured after an individual drinks a single alcoholic beverage (one beer, one glass of wine, one mixed drink). That amount of alcohol is usually metabolized in roughly an hour. If an employee is suspected to have alcohol in his/her body, testing should take place as soon as possible after the determination to test (see "Reasonable Suspicion," below).

The amount of alcohol in an employee's urine cannot be equated to body content or impairment; however, its presence in the urine while an employee is at work constitutes violation of Vestas - AVVT's prohibitions.

Possession of open containers of alcoholic beverages in or around the worksite, including any Company vehicle or equipment or on Company property during work hours, shall result in disciplinary action up to and including termination of employment.

Prescription Medication Use:

The legal use of controlled substances, such as prescription drugs prescribed by a licensed healthcare practitioner, is not prohibited by this policy, provided the employee can satisfactorily and safely perform all of the essential functions of the job. Vestas - American may require an employee to see a doctor, at Vestas -American's expense, to confirm whether employee can satisfactorily and/or safely perform the essential functions of the job.

Admission:

When an employee voluntarily reports a drug/alcohol problem BEFORE it is discovered through a drug or alcohol test, s/he will ordinarily be granted a leave of absence. The admission must not be made in order to avoid testing. Under these circumstances, there will be no adverse consequences to the self-identification.

Vestas - American may reasonably accommodate any employee who wishes to voluntarily enter and participate in a drug and/or alcohol rehabilitation program, in accordance with all applicable laws. Rehabilitation, however, is not a substitute for discipline. Any employee who uses illegal drugs or alcohol in violation of the Vestas - AWT policy will be disciplined, consistent with all applicable laws.

Procedures for Specific Test Reasons:

1.

Pre-employment/pre-placement

Following a conditional offer of employment, all applicants will be required to undergo urine drug testing to detect the presence of illegal drugs.

If an applicant's drug test result is positive, the conditional offer of employment will be withdrawn. The applicant will be ineligible to work on a Vestas — AWT job site for a period of 90 days following the date on which he/she gave a drug test specimen.

Refusal to submit to pre-employment/pre-placement drug testing will result in denial of employment. Refusal to test includes, but is not limited to, adulteration or substitution of a urine sample.

2.

Random

Random selections will be conducted by an impartial party outside Vestas — AWT (Vestas — AWT's TPA, see Appendix A). Random selections will occur throughout the calendar year.

Everyone in the Company will have the same chance of being selected, every time a selection occurs. As a result, some people will be selected more than once during a given year, while others may not be selected for an extended period.

An authorized Human Resources representative will receive the selections from the TPA. The representative will communicate the selections to the employees' supervisors in a confidential manner.

The employees' supervisors will HOLD the information confidentially until the employees' work schedules allow them to be dispatched for specimen collection. The supervisors will inform the employees JUST BEFORE they are to proceed to the collection sites. The time between notification and specimen collection should be minimized, but in no case be longer than two (2) hours.

Random testing is administered to determine the presence of unauthorized controlled substances and/or alcohol. If a test is positive, the employee shall be subject to disciplinary action, up to and including termination of employment.

3.

Reasonable Suspicion

a.

Employees may be required to submit to a drug or alcohol test when there is a reasonable suspicion by a supervisor or other Vestas — AWT manager that an employee may be under the influence of drugs and/or alcohol in the workplace or that the employee has violated the Drug Free Workplace Policy. Reasonable suspicion means suspicion based on specific personal observations that the Vestas — AWT representative can describe concerning the appearance, behavior, speech or breath odor of the employee.

b,

Reasonable suspicion must be documented at or near the time of the observations. At least two of the employee's supervisors or managers, one of whom is trained in detection of the possible symptoms of alcohol or drug use, should substantiate and concur in the decision to test an employee. The concurrence by two supervisors can be accomplished by phone.

Each observing witness shall complete the Impaired Behavior Report Form. In completing this Form, the witness shall be as accurate and detailed as possible, recording observations of the employee's appearance, behavior, speech and breath odors. The witness shall state what was actually observed, but refrain from making statements about possible causes of the behavior or making judgmental conclusions.

If a single supervisor has made the determination that testing is necessary, he/she should obtain the assistance of another Vestas - AWT representative for the next step in the process (the interview with the employee).

The management representatives will remove the employee from the job, taking care to keep the proceedings as private and confidential as possible. The supervisor will explain that testing is required under Vestas - AWT policy because of the observed signs/behavior. The supervisor will ask the employee whether he/she is aware of any medical condition which may cause the signs/behavior, or if the employee has been taking any prescription or non-prescription medication which may impair safe and/or efficient job performance. The employee's responses must be documented.

The supervisor shall arrange for transportation to the collection/testing site. Two Vestas - AWT representatives should accompany the employee to the site. The supervisor may be one of the representatives, or he/she may designate alternate representatives. Each representative should be prepared to document signs of possible alcohol misuse or drug use on Impaired Behavior Report Forms.

If there is suspicion of alcohol misuse, a saliva and/or breath test should be conducted

AS SOON AS POSSIBLE, but not later than two (2) hours following the determination to test.

At the conclusion of specimen collection/testing, the supervisor(s) shall make arrangements for employee to be transported to his/her residence at Vestas - AWT expense.

If the test results are negative, the employee will be reinstated in the previous position with back pay based on the employee's regular work schedule. If the test results are positive, Vestas - AWT may discharge the employee, paying only for actual time worked on the day of specimen collection.

If the employee refuses to cooperate or provide a specimen for testing, the supervisor will:

Clarify to the employee that compliance with the drug-free workplace program, including providing a specimen for testing when requested, is a requirement of employment.

Explain to the employee that failure to comply with the request constitutes insubordination which may result in termination of employment.

Issue a second direct request to cooperate and provide a specimen for testing,

If the employee refuses, inform the employee that his/her employment will be terminated.

If an employee refuses to cooperate or provide specimens for testing, the supervisor shall make arrangements for the employee to be transported to his/her residence at Vestas - AWT expense.

4.

Post-accident

a.

Drug testing is required after an incident or accident:

That results in medical treatment away from the scene of the incident/accident;

That results in property damage estimated to exceed $500; or

In which an employee involved in the incident/accident demonstrates any behavior or signs consistent with reasonable suspicion of drug use or alcohol misuse.

b.

Testing shall be conducted as soon as practical, but no later than 32 hours after the accident. If there is suspicion of alcohol misuse, please see "Reasonable Suspicion" section, above; if reasonable suspicion of alcohol misuse exists, alcohol testing should take place within two (2) hours of a determination to test.

c.

The employee must remain available for testing and may not consume any alcohol for 8 hours following the accident or until specimen collection/testing has been conducted. Notwithstanding the previous statement, employees should seek and obtain emergency medical care whenever necessary. Employees are permitted to leave the scene of an accident for the period necessary to obtain assistance in responding to the accident.

d. An employee who is subject to post-accident testing who fails to remain readily available for such testing, including notifying Vestas - AWT of his/her location if he/she leaves the scene of the accident prior to submission to testing, may be considered by Vestas - AWT to have refused to submit to testing.

5.

Return-to-Duty & Follow-up: Employees who have violated prohibitions of the drug-free workplace policy, have been offered a return-to-work agreement, and have been assessed by a substance abuse counselor must have a negative drug and/or alcohol test prior to return to work. Such employees are also subject to unannounced follow-up testing after they return to work.

Refusal to Test/Cooperate:

Compliance with Vestas - AWT drug testing program is a condition of employment. Employees who refuse to provide a specimen or cooperate with the testing process will be suspended without pay. After investigation, Vestas - AWT may impose additional disciplinary actions, up to and including termination of employment.

Adulteration or substitution of a urine drug test specimen is considered refusal to test. Employee Assistance Program (EAP)

As discussed above, employees offered return-to-work agreements will be referred to Vestas - AWT's EAP to undergo evaluation by a substance abuse counselor. The evaluator will determine the nature and level of assistance needed for the employee to be drug- and/or alcohol-free at work.

Refusal to accept such referral or to participate in the EAP may not, in and of itself, be grounds for termination; but such refusal may constitute waiver of accommodation, and normal disciplinary measures up to and including termination may apply.

Self-referral and ongoing participation in the EAP may be held confidential except under laws of mandatory disclosure or company policy regarding safety and/or national security.

Financial Obligation:

Vestas - AWT will pay for specimen collection, laboratory testing, and medical review for pre-employment, random, reasonable suspicion, and post-accident tests. Vestas - AWT will pay for transportation for employees who are undergoing reasonable suspicion tests. Subcontractors are responsible for all costs associated with drug testing of their employees required by Vestas - AWT's program.

Training:

Vestas - American Wind Technology, Inc will provide training to its supervisors in recognizing signs and symptoms of possible drug use/alcohol misuse.

Appeals I Split Specimen Testing:

In the event of verified positive, adulterated or substituted test results, the applicant/employee may request, within 10 days of being notified of the test result, that the split portion of his/her urine specimen be shipped from the initial laboratory to another DHHS-certified laboratory for testing. Chain of custody for the split sample shall be maintained between the two laboratories.

The applicant or employee will be responsible for payment in advance for testing of the split specimen. In the event of negative test result on the split sample, Vestas - AWT shall reimburse the applicant/employee for the cost of the split specimen test and pay for any lost wages under the employee's regular work schedule.

Right to Modify:

Vestas - AWT reserves the right to modify these procedures without notice in order to comply with legal requirements or to serve the best interest of the employee or the program.

Non-Compliance:

Any employee having a positive drug test that refuses or fails to comply with education, treatment and/or aftercare recommendations will be subject to termination of employment. Any employee testing positive for a prohibited drug or alcohol on a second or subsequent occasion will be discharged.

Possession:

An employee of Vestas - American Wind Technology, Inc. who is found in possession of, selling and/or using prohibited substances on work time, on the job site or on Vestas - AWT property is subject to disciplinary action, including immediate termination of employment.

APPENDIX A

Service Agents

Vestas - American Wind Technology, Inc. uses the following professional service agents in conducting its drug and alcohol testing program.

Third Party Administrator (TPA)

This agent is responsible for performing random selections, establishing specimen collection sites, overseeing the Company's DHHS-certified laboratory, and securing MRO services.

Behavior Research, Inc.

2525 Camino Del Rio South, Suite 159 San Diego, CA 92108

Telephone: 619-443-0121

Medical Review Officer (MRO)

Dr. Donald Weiss, MD 3811 El Cajon Blvd. San Diego, CA 92105 Telephone: 619-284-5622

Drug Testing Laboratories

The TPA is responsible for arranging testing through laboratories certified by the US Department of Health & Human Services (DHHS). The following are the DHHS-certified laboratories currently used by Vestas - AWT.

Laboratory Corporation of America Holdings, 7207 N. Gessner Rd., Houston, TX 77040, 713-856-8288. Laboratory Corporation of America Holdings, 69 First Ave., Raritan, NJ 08869, 908-526-2400.

Laboratory Corporation of America Holdings, 1904 Alexander Dr., Research Triangle Park, NC 27709, 919-5726900.

Laboratory Corporation of America Holdings, 10788 Roselle St., San Diego, CA 92121, 800-882-7272. Laboratory Corporation of America Holdings, 1120 Stateline Rd. West, Southaven, MS 38671, 866-827-8042. Collection Sites

PORTLAND (for corporate staff)

Name: Employee Screening Services, Inc. Address:

5848 NE 2"° Avenue

Portland, OR 97213

Telephone:

503-288-8178

Fax:

503-288-1531

RIO VISTA SITE:

Name:

Solano Regional Occupational Health

Address:

690 Main Street

Rio Vista, CA 94571

Telephone:

707-374-6833

Fax:

707-434-2089

(alternate collection site)

Name:

Solano Regional Occupational Health

Address:

770 Mason Street Vacaville, CA 95688

Telephone:

707-454-5940

Fax:

707-454-5932

WISCONSIN SITE:

Name: Luxemburg Medical Clinic Address:

101 School Creek Trail Luxemburg, WI 54217

Telephone:

920-845-2351

Fax:

920-845-9001

TEHACHAPI SITE:

Name:

Dr. W.B. Christiansen Bakersfield

Address:

1800 Westwind Drive, Suite 301 Bakersfield, CA 93301

Telephone:

661-327-9617

Fax:

661-327-4781

CABAZON SITE:

Name: Eisenhower Immediate Medical

Address:

67780 East Palm Canyon Drive Cathedral City, CA 92234

Telephone:

760-328-5679

Fax:

760-328-5358

IOWA SITE:

Name:

Healthworks Occupational Health

Address:

910 North Eisenhower Avenue Mason City, IA 50401

Telephone:

641-422-5244

Fax:

641-422-5765

KANSAS SITE:

Name:

Western Plains Medical Complex Occ. Health

Address:

108 Roass Blvd. Dodge City, KS 67801

Telephone:

620-225-8730

Fax:

620-225-8731

MINNESOTA SITE:

Name:

Pipestone County Medical Center

Address:

911 5th Avenue SW Pipestone, MN 56164

Telephone:

507-825-5811

Fax:

507-825-6081

NEW YORK SITE:

10/15/2002

Class:

AWT

Page: 9 of 24 Number

31029 R2

Dose or percent

noise exposure

TWA

10

73.4

15

76.3

20

78.4

25

80.0

30

81.3

35

82.4

40

83.4

45

84.2

50

85.0

55

85.7

60

86.3

65

86.9

70

87.4

75

87.9

80

88.4

81

88.5

82

88.6

83

88.7

84

88.7

85

88.8

86

88.9

87

89.0

88

89.1

89

89.2

90

89.2

91

89.3

92

89.4

93

89.5

94

89.6

95

89.6

96

89.7

97

89.8

98

89.9

99

89.9

100

90.0

101

90.1

102

"

90.1

Dose or percent

noise exposure

TWA

103

90.2

104

90.3

105

90.4

106

90.4

107

90.5

108

90.6

109

90.6

110

90.7

111

90.8

112

90.8

113

90.9

114

90.9

115

91.1

116

91.1

117

91.1

118

91.2

119

91.3

120

91.3

125

91.6

130

91.9

135

92.2

140

92.4

145

92.7

150

92.9

155

93.2

160

93.4

165

93.6

170

93.8

175

94.0

180

94.2

185

94.4

190

94.6

195

94.8

200

95.0

210

95.4

220

95.7

230

96.0

GAEHMaster DocumentsWestas-AVVT Safety Manual17-Noise Exposure Program.doc

Name: Address:

Telephone: Fax:

Wyoming County Community Work Health Services 400 North Main Street

Warsaw, NY 14569

585-786-2233 585-786-1269

MCCAMEY SITE:

Name:

McCamey Rural Health Clinic

Address:

2500 Highway 305 South, Suite 300

McCamey, TX 79752

Telephone: Fax:

HELIX SITE: Name: Address:

Telephone: Fax:

915-652-4010 915-652-4013

St. Mary's Physician Group Urgent Care

380 Chase Street

Walla Walla, WA 99362

509-522-5895 509-522-5899

WYOMING SITE:

Name:

EMS! Cheyenne

Address:

2116 Carey Avenue Cheyenne, WY 82001

Telephone:

406-245-6840

Fax:

406-245-6402

APPENDIX B

Drug Testing Cut-off Levels

Initial

Substance

Screening

Confirmation

or Class

Cut-off

Cut-off

Amphetamines

1000

ng/mL

500

ng/mL

[1]

Barbiturates

200

ng/mL

200

ng/mL

Cocaine

300

ng/mL

150

ng/mL

[2]

Ethanol (alcohol)

0.02

g/L

0.02

g/L

[3]

0.02

g/210 L

0.02

g/210 L

[4]

Marijuana (THC)

50

ng/mL

15

ng/mL

[5]

Opiates

2000

ng/mL [6]

2000/10

ng/mL

[7]

If methamphetamine only exceeds 500 ng/mL, specimen must also contain amphetamine at a concentration greater than or equal to 200 ng/mL

Confirmation metabolite: benzoylecgonine

Cut-off for alcohol in urine

Cut-off for alcohol in breath

Confirmation metabolite: delta-9-tetrahydrocannabinol-9-carboxylic acid

Gas chromatography/mass spectrometry cut-off for codeine/morphine

Confirmation cut-offs for codeine/morphine and 6-acetylmorphine

These levels are subject to change without notice based on changes in the "Procedures for Transportation Workplace Drug and Alcohol Testing Programs," 49 CFR Part 40. Other drugs may be tested for under special circumstances.

APPENDIX C

Impaired Behavior Observation

Report Form

A Vestas - AWT representative must complete this form when determining whether reasonable suspicion of prohibited alcohol- or drug-related behavior exists. Please describe the behavior or reported behavior that causes you to suspect (Name)

is impaired. Speech

Dexterity

Standing/

Walking

Judgment/

Decision Making

Appearance

Eyes, clothing, etc.

Supervisor Signature

Supervisor (print)

Witness(es)

Date:

(Please use reverse side if additional space is required to record behaviors in areas outlined above.)

APPENDIX D

Definitions

"Adulterated specimen" means a specimen that contains a substance that is not expected to be present in human urine, or contains a substance expected to be present but is at a concentration so high that it is not consistent with human urine.

"Alcohol use" means the consumption of any beverage, mixture or preparation, including any medication, containing alcohol.

"Collection site" means a place selected by the employer where employees present themselves for the purpose of providing a urine specimen for a drug test.

"Controlled Substance" means a chemical or its immediate precursor classified in schedules I through V under the Federal Controlled Substances Act, 21 USC 811 to 812, as modified under RCW 46.25. Controlled substances include but are not limited to narcotics, depressants, stimulants, hallucinogens, and cannabis.

"Dilute specimen" means a specimen with creatinine and specific gravity values that are lower than expected for human urine.

"Drug" means a substance:

Recognized as a drug in the official United Sates Pharmacopoeia, official Homeopathic Pharmacopoeia of the United States, official Formulary, or in any supplement to any of them;

Intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in humans or animals;

Intended for use as a component of anything listed above in A or B of this definition.

"Employee" means an individual who personally renders services to Vestas — American Wind Technology, Inc. temporarily or otherwise, and who is not employed by an independent contractor to render those services pursuant to a contract. "Employee" includes one who donates services, as well as one who is paid for the services.

"Illegal Drug" means drugs which are not legally obtainable or drugs which have not been obtained legally. It-also means drugs, which are legally obtained but are knowingly used in a purpose or manner other than prescribed or intended.

"Medical Review Officer (MRO)" means a licensed physician (Medical doctor or doctor of osteopathy) responsible for receiving laboratory results generated by an employer's drug testing program who has knowledge of substance abuse disorders and has appropriate medical training to interpret and evaluate an individual's confirmed positive test results together with his or her medical history and any other relevant biomedical information.

"Prohibited drug" means marijuana, cocaine, opiates, amphetamines, or phencyclidine.

"Reasonable suspicion" means that a trained manager or supervisor observes behavior, appearance, speech or body odors that are characteristic of alcohol or drug misuse. These observations must be specific, articulable and contemporaneous.

"Refusal to test" means engaging in conduct which interferes with the drug or alcohol testing process. This includes:

Failure to appear for any test within a reasonable time, as determined by Vestas — AWT, after being directed to do so;

Failure to remain at the testing site until the testing process is complete;

Failure to provide a urine specimen for any drug test required by Vestas — AWT;

Failure or refusal to take a second test the company or a collector has directed;

Failure to undergo a medical examination or evaluation, as directed by Vestas — AWT;

Failure to cooperate with any part of the testing process; or

Submitting an adulterated or substituted specimen, as verified by the MRO.

"Substance abuse" means dependency upon or addiction to alcohol or a controlled substance, or the use of alcohol or a controlled substance in a manner that results in interference with an employee's performance of work-related tasks.

"Substituted specimen" means a specimen with creatinine and specific gravity values that are so diminished that they are not consistent with human urine.

"Verified negative" (drug test result) means a drug test result reviewed by a medical review officer and determined to have no evidence of prohibited or unauthorized drug use.

"Verified positive" (drug test result) means a drug test result reviewed by a medical review officer and determined to have evidence of prohibited drug use.

"Work time" means any time during which an employee is engaged in work on behalf of Vestas — AWT, including but not limited to routine 8-hour or 24-hour shifts, rotating shifts, part-time shifts, breaks, lunch breaks and time spent traveling from one work site to another.

General Safety

Site Safety Rules - Field and Service Personnel

Site Name:

Site Location:

Name (Print Full Name):

 Date:

Site Supervisor:

 Site Safety Rep:

PLEASE NOTE: *The following rules are mandatory. Any person choosing to disregard them may be escorted from this site and prohibited from further work on this site. *A map of the site, Emergency Response Plan and Emergency Contact Lists are available to all site personnel.

If you arrived for work alive, with ten fingers and ten toes, excellent vision and hearing, and free from illness, we expect you to return home the same way, and so does your family.

All employees who drive on this site must maintain a current and valid license to drive and proof of insurance. Any change in license or insurance coverage status must be reported to your supervisor within 5 workdays.

A personnel record (which contains personal and emergency contact information) for each site employee shall be established and kept current. Any changes should be reported to your supervisor within 5 workdays.

Dress code: Long or short sleeved shirt (no sleeveless or "tank tops") and trousers (no shorts) without holes, and suitable climate or weather appropriate wear. Clothing made from polyester, nylon, acetate or rayon, unless it has been treated to be flame retardant, is prohibited.

Safety footwear (CSA or ANSI approved) must be worn at all times except in administrative areas or while riding in vehicles. Safety footwear will support the ankles, have steel or composite toes and have a supportive shank and good tread. "Cowboy" style boots, unless they meet all above requirements for safety footwear, are not allowed.

Hard hats and safety glasses must also be worn at all times except in administrative areas or while riding in vehicles. In general, safety equipment must be worn where hazards exist or as the job task or conditions require (e.g.: hard hats, safety glasses or face shields, gloves, respiratory protection, hearing protection, fall protection, etc.).

Failure to practice 100% tie-off fall protection when working at heights of 6 feet or more is basis for disciplinary action up to and including immediate termination.

Safety goggles (secured with a strap) must be worn when working on or near any pressurized (hydraulic) system or with or near any pressurized (hydraulic) tool such as the Hytorc or ITH.

All personal jewelry (i.e. metal rings, earrings, watches, necklaces, etc.) should be removed before working on or around energized electrical or mechanical equipment or tools.

All climbing and lifting equipment must be inspected daily before use and defective equipment removed from service immediately.

Speed limits (unless otherwise posted): County Roads (paved) 55 mph - Township Roads 35 mph -Site Roads (graded) 15 mph are strictly enforced. Reduce speed to 5 mph on graded roads when workers are present or where visibility or road conditions are impaired in any way.

All site vehicles will provide Right-Of-Way to farm vehicles (harvesting machines) and school busses -DO NOT PASS.

Vehicles shall stay on established roads. Do not park any vehicle where the exhaust system could ignite dry vegetation.

Vehicles must be parked with the hood facing into the wind to prevent vehicle door damage or personal injury.

Seat belts must be worn by all occupants when traveling in vehicles.

Riding in or on any motorized vehicle or piece of equipment anywhere other than where designed for a passenger is prohibited.

Process Owner: Vestas Americas - QSE

Document Name: Vestas Americas - Safety Program Handbook

Doc ID:

AME-HB.HSE.011 Section: *3.5 Page 1 of 2 !Date: 26-Sep-2005

Rev:100

SF #1091673 vl

General Safety

Site Safety Rules - Field and Service Personnel

To ensure a safe and healthful workplace for all employees, site guests and visitors, use of tobacco products is prohibited inside any administrative building, in company vehicles, or in WTGs. Smoking is restricted to designated outdoor areas only. Spent tobacco materials (cigarette butts, matches, chew) must be securely contained (disposable ashtray or other enclosed containment device) until it can be properly disposed of.

No controlled substances, alcohol, weapons or firearms are permitted on this site. Report any physician prescribed medicines to your site supervisor before you begin work.

All site employees shall be aware of hunting season and the potential presence of hunters - bows and rifles.

Violence/Harassment Free Workplace: No threatening or aggressive behavior toward other site personnel will be tolerated. No roughhousing, horseplay or bravado will be tolerated.

Do not intentionally kill or harass wildlife. Do not feed, lure, trap or capture any creature. Exception: vermin control.

Dead or injured birds of prey must be reported to the Site Supervisor immediately. It may be necessary to secure the scene by putting up a security boundary until proper authorities (i.e. Dept. of Fish & Game) are able to respond.

All equipment operators must be properly trained. Employers must provide training, or verify current and valid records of training, before access to machinery or equipment is assigned.

Wind turbine tower doors must NEVER be locked from the inside or otherwise prevent emergency entry.

High visibility barriers and signage shall be posted around all open excavations and trenches and must be respected.

Where necessary, high visibility traffic control measures will be used when working on or adjacent to the site roads especially when using cranes and excavators, digging trenches or blocking part of the road for any reason.

Fire prevention measures must be followed, including completing a HOT WORK PERMIT prior to performing any hot work such as cutting and welding, or use of open flame torches.

All waste (plastic, cardboard, empty containers, etc.) shall be properly and securely contained until it can be disposed of. Bags of trash must be tied shut - dumpsters shall be kept covered - pallets stacked neatly - oil, solvent, or paint soaked rags must be stored in closed metal containers.

All incidents, including vehicle incidents or near miss events, must be reported to your supervisor as soon as possible so that the reporting and investigation process can begin and so that corrective measures can be taken to prevent recurrence. Post-incident drug tests may be required.

All personnel must attend regularly scheduled site safety meeting with their employers.

All personnel must report any hazardous or unsafe conditions, anonymously if they prefer, to the site supervisor or to the Safety Department (safety@vestas-awt.com).

Know your Site Safety Representative and the correct procedures to follow in emergency situations.

Work requirements of this project may require employees to climb vertically in excess of 250' and access restricted or confined work areas. Failure to do so or have the ability to do so may result in termination.

REPORT ALL SAFETY HAZARDS OR INCIDENTS TO YOUR SUPERVISOR IMMEDIATELY

I acknowledge that I have read and fully understand these rules and agree to comply with them at all times while on this site. I also understand that disregard for these rules can result in disciplinary action up to and including immediate termination. If I do not understand these or any other rules, policies or procedures, it is my responsibility to ask.

Signature

Document Name: Vestas Americas - Safety Program Handbook

Process Owner: Vestas Americas - QSE

General Safety

Site Safety Rules - Field and Service Personnel

Site Name: ____________________________________ Site Location: ________________________

Name (Print Full Name): ____________________________________

Date: ____________________

Site Supervisor: _____________________________ Site Safety Rep:  _________________________

PLEASE NOTE: *The following rules are mandatory. Any person choosing to disregard them may be escorted from this site and prohibited from further work on this site. *A map of the site, Emergency Response Plan and Emergency Contact Lists are available to all site personnel.

1.

If you arrived for work alive, with ten fingers and ten toes, excellent vision and hearing, and free from illness, we expect you to return home the same way, and so does your family.

2.

All employees who drive on this site must maintain a current and valid license to drive and proof of insurance.  Any change in license or insurance coverage status must be reported to your supervisor within 5 workdays.

3.

A personnel record (which contains personal and emergency contact information) for each site employee shall be established and kept current. Any changes should be reported to your supervisor within 5 workdays.

4.

Dress code: Long or short sleeved shirt (no sleeveless or “tank tops”) and trousers (no shorts) without holes, and suitable climate or weather appropriate wear. Clothing made from polyester, nylon, acetate or rayon, unless it has been treated to be flame retardant, is prohibited.

5.

Safety footwear (CSA or ANSI approved) must be worn at all times except in administrative areas or while riding in vehicles. Safety footwear will support the ankles, have steel or composite toes and have a supportive shank and good tread. “Cowboy” style boots, unless they meet all above requirements for safety footwear, are not allowed.

6.

Hard hats and safety glasses must also be worn at all times except in administrative areas or while riding in vehicles. In general, safety equipment must be worn where hazards exist or as the job task or conditions require (e.g.: hard hats, safety glasses or face shields, gloves, respiratory protection, hearing protection, fall protection, etc.).

7.

Failure to practice 100% tie-off fall protection when working at heights of 6 feet or more is basis for disciplinary action up to and including immediate termination.

8.

Safety goggles (secured with a strap) must be worn when working on or near any pressurized (hydraulic) system or with or near any pressurized (hydraulic) tool such as the Hytorc or ITH.

9.

All personal jewelry (i.e. metal rings, earrings, watches, necklaces, etc.) should be removed before working on or around energized electrical or mechanical equipment or tools.

10.

All climbing and lifting equipment must be inspected daily before use and defective equipment removed from service immediately.

11.

Speed limits (unless otherwise posted): County Roads (paved) 55 mph – Township Roads 35 mph – Site Roads (graded) 15 mph are strictly enforced.  Reduce speed to 5 mph on graded roads when workers are present or where visibility or road conditions are impaired in any way.

12.

All site vehicles will provide Right-Of-Way to farm vehicles (harvesting machines) and school busses – DO NOT PASS.

13.

Vehicles shall stay on established roads. Do not park any vehicle where the exhaust system could ignite dry vegetation.

14.

Vehicles must be parked with the hood facing into the wind to prevent vehicle door damage or personal injury.

15.

Seat belts must be worn by all occupants when traveling in vehicles.

16.

Riding in or on any motorized vehicle or piece of equipment anywhere other than where designed for a passenger is prohibited.

17.

To ensure a safe and healthful workplace for all employees, site guests and visitors, use of tobacco products is prohibited inside any administrative building, in company vehicles, or in WTGs. Smoking is restricted to designated outdoor areas only. Spent tobacco materials (cigarette butts, matches, chew) must be securely contained (disposable ashtray or other enclosed containment device) until it can be properly disposed of.

18.

No controlled substances, alcohol, weapons or firearms are permitted on this site. Report any physician prescribed medicines to your site supervisor before you begin work.

19.

All site employees shall be aware of hunting season and the potential presence of hunters – bows and rifles.

20.

Violence/Harassment Free Workplace: No threatening or aggressive behavior toward other site personnel will be tolerated. No roughhousing, horseplay or bravado will be tolerated.

21.

Do not intentionally kill or harass wildlife. Do not feed, lure, trap or capture any creature. Exception: vermin control.

22.

Dead or injured birds of prey must be reported to the Site Supervisor immediately. It may be necessary to secure the scene by putting up a security boundary until proper authorities (i.e. Dept. of Fish & Game) are able to respond.

23.

All equipment operators must be properly trained. Employers must provide training, or verify current and valid records of training, before access to machinery or equipment is assigned.

24.

Wind turbine tower doors must NEVER be locked from the inside or otherwise prevent emergency entry.

25.

High visibility barriers and signage shall be posted around all open excavations and trenches and must be respected.

26.

Where necessary, high visibility traffic control measures will be used when working on or adjacent to the site roads especially when using cranes and excavators, digging trenches or blocking part of the road for any reason.

27.

Fire prevention measures must be followed, including completing a HOT WORK PERMIT prior to performing any hot work such as cutting and welding, or use of open flame torches.

28.

All waste (plastic, cardboard, empty containers, etc.) shall be properly and securely contained until it can be disposed of. Bags of trash must be tied shut - dumpsters shall be kept covered - pallets stacked neatly – oil, solvent, or paint soaked rags must be stored in closed metal containers.

29.

All incidents, including vehicle incidents or near miss events, must be reported to your supervisor as soon as possible so that the reporting and investigation process can begin and so that corrective measures can be taken to prevent recurrence. Post-incident drug tests may be required.

30.

All personnel must attend regularly scheduled site safety meeting with their employers.

31.

All personnel must report any hazardous or unsafe conditions, anonymously if they prefer, to the site supervisor or to the Safety Department (safety@vestas-awt.com).

32.

Know your Site Safety Representative and the correct procedures to follow in emergency situations.

33.

Work requirements of this project may require employees to climb vertically in excess of 250’ and access restricted or confined work areas. Failure to do so or have the ability to do so may result in termination.

REPORT ALL SAFETY HAZARDS OR INCIDENTS TO YOUR SUPERVISOR IMMEDIATELY

I acknowledge that I have read and fully understand these rules and agree to comply with them at all times while on this site. I also understand that disregard for these rules can result in disciplinary action up to and including immediate termination. If I do not understand these or any other rules, policies or procedures, it is my responsibility to ask.

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Signature

Date